Filed with the U.S. Securities and Exchange Commission on October __, 2015

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

CACHET FINANCIAL SOLUTIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-2205650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317

Tel: (952) 698-6980

Fax: (952) 698-6999

 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copies to:

Jeffrey C. Mack

Chief Executive Officer

18671 Lake Drive East

Minneapolis, MN 55317

Tel: (952) 698-6981

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Steven K. Kozachok Alec C. Sherod Briggs and Morgan, P.A. 2200 IDS Center 80 South 8th Street Minneapolis, MN 44502 Tel: (612) 977-8400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common stock, $0.0001 par value	8,016,666	$0.54995	$4,408,765.47	$443.96

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the OTCQB on October 27, 2015, which was $0.54995 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated October __, 2015

Cachet Financial Solutions, Inc.

8,016,666 Shares

Common Stock

This prospectus relates to the offer and sale of up to 8,016,666 shares of common stock, par value $0.0001, of Cachet Financial Solutions, Inc., a Delaware corporation, by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling stockholder.

The shares of common stock being offered by the selling stockholder have been or may be issued pursuant to the purchase agreement dated October 12, 2015 that we entered into with Lincoln Park (the “Purchase Agreement”). See “The Lincoln Park Transaction” for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”. Our common stock is currently quoted on the OTCQB operated by the OTC Markets Group, Inc. under the symbol “CAFN”. On October 27, 2015, the last reported sale price of our common stock on the OTCQB was $0.5399.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 14 to read about the risks you should consider before buying shares of our common stock.

We are an “emerging growth company” under applicable law and will be subject to reduced public company reporting requirements. Please read the disclosures on page 8 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have retained no underwriter in connection with this offering.

The date of this prospectus is October __, 2015

ABOUT THIS PROSPECTUS

Neither we, nor the selling stockholder, have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

The information in this preliminary prospectus is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in this offering, and only the preliminary prospectus dated October __, 2015, is authorized by us to be used in connection with this offering. The preliminary prospectus will only be distributed by us and the selling stockholder and no other person has been authorized by us to use this document to offer or sell any of our securities.

References in this prospectus to “we,” “us,” “our,” the “Company” and “Cachet” refer to Cachet Financial Solutions, Inc. together with its consolidated subsidiaries, unless we specify otherwise or unless the context requires otherwise. Our corporate structure, including our principal subsidiary, is as follows:

This prospectus contains summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto.

The industry and market data used throughout this prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire prospectus, specifically including the section entitled “Risk Factors,” before making a decision to invest in our common stock.

Our Company

General

We are a technology solutions and services provider to the financial services industry. Our solutions and services enable our clients—banks, credit unions and other types of financial institutions or financial service organizations—to provide their customers with remote deposit capture technology and related services. Our clients typically seek these technologies in order to increase customer satisfaction and improve customer retention, attract new customers, develop market leadership, grow deposits in a low-cost manner, reduce their transaction costs and reduce traffic at bricks-and-mortar branches. We describe our current solutions and services below under the “—Our Solutions” caption.

As of December 31, 2014, we had entered into 348 contracts with customers for our cloud-based SaaS products and services, and as of June 30, 2015, we had entered into 437 such contracts. Approximately 312 of those agreements were “active” as of June 30, 2015, meaning that they have implemented the remote deposit capture (“RDC”) software enabling the processing of customer transactions. Our business operations are conducted through our wholly owned subsidiary, Cachet Financial Solutions Inc., a Minnesota corporation.

We became a public company through a reverse merger transaction described in more detail under the caption “—Recent Developments—Reverse Merger Transaction” below. In considering whether to engage in the transaction, our Board of Directors and management was attracted to the ability to raise proceeds for the growth of the business and offer investors some measure of liquidity in their investment. Our board and management also considered the increased ability, as a public company, to grow the business through the use of stock to acquire other businesses and assets and attract and retain highly talented employees. The reverse merger transaction was the fastest means of becoming a public reporting company. The drawbacks of the reverse merger transaction include increased operating and compliance costs as a public reporting company, and the possibility that the public reporting entity we acquired in the reverse merger transaction could have unknown liabilities. Additional costs could be significant, and management estimates that the increased annual professional and consulting fees alone could be as high as $250,000. Other costs, such as the costs of engaging a transfer agent and working with financial printing intermediaries, could add up to another $50,000 on an annual basis. See also, “Risk Factors” page 22 (“Being a public company results in additional expenses and diverts management’s attention . . . .”).

Industry

In its most simple terms, RDC is a service that allows a business or consumer to scan checks and transmit the scanned images to a financial institution for posting and clearing or, in the case of financial service organizations (“FSOs”), cashing and loading remotely to a prepaid debit card. Checks received by the business or consumer can be scanned to create a digital deposit. The digital deposit is then transmitted to the RDC institution or service provider, who accepts the deposit and posts the deposit to their customer’s account. The product eliminates a trip to a financial institution or ATM to deposit the check(s). The basic requirements for an RDC service currently include a PC Windows or Mac computer and a check scanner for business applications, a “smartphone” for consumer applications, an Internet connection, and a service provider such as a bank.

RDC has been called an important development in the banking industry by the Federal Reserve and others. At this time, we believe that most major financial institutions in the United States have either launched the service, or are well on their way to doing so. The commonly viewed benefits of this new service include convenience, better deposit availability, reduced non-sufficient funds (NSFs) and reduced transportation costs and risk. Federal legislation commonly referred to as “Check 21” makes the entire RDC process possible. Passed in 2003 and implemented in October 2004, this legislation allows financial institutions to clear checks based upon images of the original items instead of having to transport the original check all the way back to the paying bank for clearing.

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We also market our cloud-based SaaS solutions to the providers of non-traditional banking services to the unbanked or the underbanked market. This FSO market includes institutions providing prepaid debit cards, check cashing services and payday lending to consumers. The FSO market represents more than 350 million transactions per year, involving approximately $106 billion in various products and services. These FSO products and services generally consist of:

●	$58.3 billion in check cashing transactions;

●	$17.6 billion in money orders sold;

●	$8.3 billion in wire remittances;

●	$13.2 billion in payday advances; and

●	$5.4 billion in sales of prepaid stored-value cards.

Our Solutions

We are a technology solutions and services provider to the financial services industry. The following products and services comprise the main technology solutions we currently offer to our customers:

●	remote deposit capture (RDC) products for businesses and consumers;

●	mobile money management products for consumers; and

●	training and support services for our financial services industry customers.

Our RDC products are composed of various software applications that permit a business or consumer to (i) scan or take a picture of a check by using a smart phone, tablet or other devices (e.g., a desktop computer that includes or is connected to a camera), and then (ii) transmit the resulting image to a bank for posting and clearing. These various software applications are developed to be compatible with both Windows and Mac operating systems, and are marketed with various features and levels of functionality. Our main RDC products are marketed under the name RDC Select Business, which provides a financial institution’s business customers with the ability to scan and deposit checks from their PC or Mac computer, and RDC Select Mobile, which allows a financial organization to offer their customers the ability to scan and deposit checks via a mobile device by taking a picture of the front and back of the endorsed check. In all cases, our RDC software is made available to our customers through a license granting them Internet (“cloud-based”) access. Because we develop, host and maintain the software products that perform the RDC processes and services, our kind of business model is often referred to as a “software-as-a-service” business, or a “SaaS” model.

Our mobile money management product is a software application that permits a consumer with a prepaid debit card to (i) have a paper check directly deposited into the consumer’s prepaid card account using RDC technology similar to that used in our RDC Select Mobile product discussed above, (ii) cash checks by depositing a check into a prepaid card account and then accessing the related cash through an ATM machine, (iii) international remittance (i.e., a transfer of money from an individual working abroad to another person in the transferring individual’s home country), (iv) pay bills through electronic fund transfers from the prepaid card account, and (v) transfer amounts available in the prepaid card account to other participants in the same FSO’s prepaid card program. We market our mobile money management product under the name “Select Mobile Money.” Like our RDC products, we make our Select Mobile Money product available to our customers through an Internet/cloud-based SaaS business model.

The training and support services we offer and provide to our customers include: educational webinars to inform staff of product benefits and how to sell; marketing collateral and product videos to help our clients promote the product to their customers; risk mitigation consulting and documentation; reporting and analytics on customer transactions; and post launch contests and promotions to increase customer adoption and transactions.

As indicated, our products and services (our “solutions”) are marketed and licensed or sold primarily to participants in the financial services industry. In this regard, our RDC products are offered to banks and credit unions in the United States, Canada and Latin America. Our mobile money management products are offered to a wider variety of financial service organizations (FSOs) in the United States, Canada and Latin America. These FSOs include banks and credit unions, but also include prepaid card issuers, check cashers and payday lenders. The banks, credit unions and FSOs purchasing our RDC products or mobile money management solutions generally desire to offer remote and mobile technology-based services to their own retail consumers for competitive reasons such as increasing customer satisfaction and improving customer retention, attracting new customers, developing market leadership, growing deposits in a low-cost manner, reducing their transaction costs and reducing traffic at bricks-and-mortar branches. We do not offer, sell or license our solutions directly to retail consumers.

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In our experience, the FSOs that desire mobile money management solutions typically cater primarily to retail consumers who are “unbanked” (meaning that they have no formal relationship with a traditional banking institution or credit union) or “underbanked” (meaning that they have only a minimal relationship with one or more traditional banking institutions or credit unions, and generally prefer not to grow that relationship due to fee concerns and/or minimum-balance requirements imposed on them by those institutions). In this regard, our Select Mobile Money product provides the unbanked and underbanked end-user customer with a convenient and secure “anywhere and anytime” access to self-service banking services through an easy-to-use mobile application downloaded onto their smart phone or tablet and linked to a prepaid card. We believe that easy and immediate access to money is especially important to the unbanked and underbanked consumer because this demographic often lives “paycheck to paycheck” and requires quicker access to their funds to pay for their everyday living essentials such as food, rent, and the payment of other bills. We believe that the inconvenience and cost of accessing multiple service providers, which are common barriers among underbanked and unbanked consumers, serves as a strong incentive for these consumers to use an aggregated service like Select Mobile Money. We believe that our Select Mobile Money product can address the needs most unbanked or underbanked consumers who have a need or desire for services more complex than simple debit cards and check cashing.

Our typical client implementation process includes integrating our software into the infrastructure of the financial institution, initiating customer training and providing sales and marketing development to support our client’s success when their RDC product is launched. We may offer technical support thereafter.

Our Competitive Strengths

We believe that the following represent our competitive strengths:

●	Premier Technology. Our RDC products represent a premier IT solution that alleviates large capital investments in RDC hardware and software by financial institutions, using a dynamic SaaS and cloud-based platform that ensures the most up-to-date IT offerings for retail and commercial clients.

●	Large Market Potential. We focus our sales efforts in two areas: (i) the 13,000 financial institutions in our target market and (ii) FSOs that serve the approximately 100 million unbanked and underbanked consumers in the United States.

●	Innovation. We occupy what we believe to be a leadership position in innovation for the commercial banking market, evidenced by the fact that we have introduced (i) the industry’s first Apple compatible, patent-pending RDC technology platform, (ii) our CheckReview™ product, which is a patent-pending fraud-prevention solution allowing financial institutions to review a high quality image of a personal check prior to processing that check, (iii) a patent-pending interface for our cloud-based SaaS mobile check capture application (RDC Select Mobile), targeting the growing prepaid card industry, (iv) a patent-pending method for applying fees and business rules to RDC transactions, (v) a patent-pending method for paying back loans through RDC, and (vi) a patent-pending process for accepting RDC transactions that includes the remote destruction of checks.

●	Customer Support. Our offer of marketing support and training to ensure that our customers understand the benefits of RDC and are able to effectively market to their customers and realize their full revenue opportunity from RDC.

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Revenue Sources

Our sources of revenue include:

●

up-front payments associated with our initial implementation of RDC Select (or other product offerings) for our customers, which may include payments for the sale of scanning and related equipment and payments for additional marketing support from our Company;

●	professional services, including implementation services, development of interfaces requested by customers, assistance with integration of the Company’s services with the customers’ applications, dedicated support, and advisory services to customers who choose to develop their own interfaces and applications; and

●	recurring revenue associated with the following:

●	deposit fees, monthly active-user fees, and bill-pay fees; and

●	transaction-processing fees and fees for the ongoing support and maintenance of our software.

Recurring revenue is expected to include fixed monthly service charges to customers for our service, transactional fees for the number items processed, or a combination of both. We believe that this model of recurring revenue will have a positive impact on our cash flow and valuation. Reliance on recurring revenues will mean, however, that transactional volume will likely be a key metric for our ability to scale and generate sufficient revenues to ultimately become profitable.

Our Growth Strategy

Key elements of our growth strategy include:

●	Build our Direct Salesforce and Distribution Partners. We believe there is significant opportunity to accelerate our sales and transaction growth to further penetrate the customer base of small- and mid-sized banks, credit unions and prepaid card programs.

●	Continue to Innovate. We intend to continue to invest in development efforts to introduce new mobile related features and functionality to our customers.

●	Grow Revenue from Existing Customers. We intend to grow our revenues from our existing customers as they add new users and as we provide them with new features and functionality.

●	Pursue Acquisitions. We intend to selectively pursue acquisitions to accelerate the growth in our business through additional product offerings or acquisition of customers. While we intend to generate most of our growth organically, we believe there will be opportunities for us to acquire companies that will bring synergies to our business.

●	Offer our Products Internationally. To date, we have derived most of our revenues from the North American market. We believe that there is an additional growth opportunity for our cloud-based SaaS RDC and mobile wallet solutions in international markets.

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Risks Associated with Our Business and this Offering

Our business faces some significant challenges. These include:

●	Relatively Short Operating History. Our business is subject to all the risks inherent in the establishment of a new enterprise and the uncertainties arising from the absence of a significant operating history. Due in part to our relatively short operating history, we cannot project whether or when we will become profitable.

●

Significant Debt Burden. We have a substantial amount of indebtedness. As of October 19, 2015, we had approximately $4.7 million of debt. Of this amount, $1.0 million is due pursuant to the terms of a note payable to Michael Hanson, a director of the Company. Mr. Hanson has the option to convert the debt at $1.20 per common share and receive 100% warrant coverage through the maturity date of January 31, 2016 when the loan becomes due and payable. On June 3, 2015, the Company issued 2,000 and 3,020 shares of the Series C Convertible Preferred Stock to James L. Davis and Michael J. Hanson, respectively, in exchange for the cancellation of Company debt in the amount of $200,000 and $302,000 held by them. In addition, $2.3 million is due December 2016 and is part of a Loan and Security Agreement with Trooien Capital LLC. Trooien Capital LLC has the option to convert at $1.875 per common share with 100% warrant coverage through the maturity date. Also, $0.5 million is owed to The Margaret De Jonge Trust pursuant to the terms of a Term Note dated December 14, 2012, originally due in December 2014, but later modified whereby $50,000 is due each month commencing May 31, 2015 and continuing through December 31, 2015, when the entire remaining amount of principal and accrued interest are due.

●

Need for Additional Financing. We require additional financing to continue our operations. Management expects that additional capital will be required to support our cash operating expenses after October 2015 and repay debt that is maturing.

●	Going Concern. In its report dated April 14, 2015, our independent registered public accounting firm, Lurie, LLP (formerly known as Lurie Besikof Lapidus & Company, LLP), stated that our financial statements for the fiscal year ended December 31, 2014 were prepared assuming that we would continue as a going concern, and noted that our limited revenues, recurring losses from operations and stockholder deficit raise substantial doubt about our ability to continue as a going concern. We continue to experience limited revenues, operating losses and a stockholder deficit. As a result, it may be more difficult for us to attract investors, secure debt financing or bank loans, or a combination of the foregoing, on favorable terms, if at all. Our future depends upon our ability to obtain financing and upon future profitable operations. In addition, concerns about our financial viability may have an adverse effect on current and potential customers’ willingness to enter into long-term relationships with us.

●	Competitive Market. The market for RDC is highly competitive and we expect the intensity of competition to increase. Most of our actual potential competitors have significantly greater financial, technical and marketing resources than us. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements.

●	Obsolescence. The market for our products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and heavy competition. To effectively compete, we must respond to changing technology and industry standards in a timely and cost-effective manner. Failure to so respond could mean that our current product offerings will have little practical appeal in the marketplace.

●	In-House Technology. On occasion, potential FSO clients have developed their RDC products and services internally. In the future, as RDC and related products gain more and more acceptance, it is possible that FSOs may determine to develop RDC and related capabilities in-house. If this were to occur on a widespread basis, we expect that it will be significantly more difficult to sell our products due to territoriality, bias toward capabilities developed in-house, or concerns about our support availability in comparison to in-house support.

Our business also faces those other risks discussed in the “Risk Factors” section of this prospectus, beginning on page 14.

The inclusion of 8,016,666 shares of our common stock for resale pursuant to this prospectus also presents the risk that investors may perceive that our selling stockholder believes it is appropriate to sell our common stock. This may have the effect of depressing the price at which our common stock may trade following the closing of this offering. See also, “Risk Factors” page 25 (“The sale or issuance of our common stock to Lincoln Park may cause dilution…”).

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Recent Developments

Reverse Merger Transaction

Pursuant to an Agreement and Plan of Merger and Reorganization dated January 14, 2014, as amended on February 11, 2014 (referred to simply as the “Merger Agreement”), we acquired by merger the business of Cachet Financial Solutions Inc., a Minnesota corporation, described in this prospectus. The merger was completed and effective as of the close of business on February 12, 2014, upon the filing of Articles of Merger with the Minnesota Secretary of State.

At the time of the merger and pursuant to the Merger Agreement:

●	each share of common stock of Cachet Financial Solutions (Minnesota) issued and outstanding immediately prior to the merger was converted into the right to receive 10.9532 validly issued, fully paid and non-assessable shares of our common stock, with fractional shares rounded down to the nearest whole number (the “Exchange Ratio”); and

●	all securities convertible into or exercisable for shares of common stock of Cachet Financial Solutions (Minnesota) (including shares of common stock issuable upon exercise of issued and outstanding options and warrants) that were outstanding immediately prior to the merger were converted into securities convertible into or exercisable for that number of shares of our common stock as the holders thereof would have been entitled to receive if such securities of Cachet Financial Solutions (Minnesota) had been converted into or exercised for shares of common stock of Cachet Financial Solutions (Minnesota) immediately prior to the merger, based on the Exchange Ratio. As part of this conversion, the price at which the holders securities convertible into and exercisable for our common stock will be required to pay in connection with their later conversion or exercise is equal to the quotient obtained by dividing (i) the per-share price at which their related options and warrants for the purchase of common stock of Cachet Financial Solutions (Minnesota) were exercisable prior to the merger by (ii) the Exchange Ratio.

In connection with the merger, we changed our corporate name to “Cachet Financial Solutions, Inc.” to reflect our ownership of the business of Cachet Financial Solutions (Minnesota). Prior to the merger, our corporate name was “DE Acquisition 2, Inc.” As a result of the merger, we came to own Cachet Financial Solutions Inc. (Minnesota) and its entire business.

All share figures and share prices contained in this prospectus are presented after giving effect to the capital stock transactions effected as part of the merger. In addition, all share figures and share prices contained in this prospectus are presented after giving effect to a 1-for-10.9532 stock combination (reverse stock split) effected as of March 19, 2014.

Acquisition of Select Mobile Money

In March 2014, we purchased from DeviceFidelity, Inc., a Texas corporation, certain tangible and intangible assets of a business engaged in the development and provision of technology platforms supporting mobile wallet applications. The acquisition provides us with an opportunity to obtain and enlarge strategic relationships with Visa, Mastercard, MoneyGram and Navy Federal Credit Union—the providers of those services to their consumers. We believe this capability complements and supports our RDC and mobile deposit business by adding new features and services for consumers, creating an expanded consumer base and target market, and also expands the scope of our potential partners in the FSO market. In the acquisition, we received rights under a contract with Visa to provide the customers of these institutions with services under the Visa-endorsed mobile platform. We also received rights under a contract with Moneygram to implement that company’s first mobile solution for their customers. We paid an initial purchase price of $1.125 million for these assets, with an additional $1.0 million payable upon the satisfaction of certain performance-related contingencies, of which all has been paid.

We market Select Mobile Money through its existing marketing channels, and provide all corporate support functions through our existing staff. In addition to the assets acquired, we have retained four individuals from the seller who provide the technological and programming skills to develop, market and support these products.

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PIPE Offerings

During 2014, the Company issued 2,229,702 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 2,229,702 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were $3.0 million. Between December 31, 2014 and February 3, 2015, the Company issued (i) 9,000 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 9,000 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share) and (ii) 2,065,891 shares of Series B Convertible Preferred Stock at $1.15 per share and issued five-year warrants to purchase an aggregate of 2,065,891 shares of its common stock at a per-share price of $1.15 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were approximately $2.2 million, including the cancellation of $250,000 in debt held by Michael J. Hanson, one of our directors. None of the investors in these offerings were deemed affiliates of the Company, except for one of our directors, Michael J. Hanson.

Both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock entitled its holders to an 8% per annum dividend, payable quarterly in cash or in kind (or a combination of both) as determined by the Company. Subject to certain customary exceptions, our Series A Convertible Preferred Stock had full-ratchet conversion price protection in the event that the Company issued common stock below the conversion price, as adjusted, until the earlier of (i) 180 days from the closing or (ii) such time as the Company obtained, after the closing, financing aggregating at least $5 million. The warrants issued to purchasers of the Series A Convertible Preferred Stock contain similar full-ratchet exercise price protection in the event that the Company issues common stock below the exercise price, as adjusted, again subject to certain customary exceptions. On February 3, 2015, the Company issued the Series B Convertible Preferred Stock at $1.15 per share, resulting in an adjustment to (i) the conversion price of the Series A Convertible Preferred Stock from $1.50 per share to $1.15 per share and (ii) and the exercise price of the warrants issued therewith, from $2.00 per share to $1.15 per share. Since the Company has now raised an aggregate of more than $5 million, these full-ratchet price protections can no longer be triggered.

The Company was entitled to convert the preferred shares into common stock once the resale of those common shares was registered with the SEC or the shares were otherwise freely tradable, subject to certain other customary conditions. The resale of all of the conversion shares was registered effective February 11, 2015 and the Company converted all of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock on February 27, 2015.

In connection with the offerings described above, the Company paid commissions to placement agents aggregating approximately $427,000 and issued the placement agents five-year warrants for the purchase of up to (i) 100,494 shares of common stock at $2.00 per share and (ii) 109,931 shares of common stock at $1.15 per share (73,940 shares have since adjusted to $0.4816 per share).

On June 3, 2015, the Company sold an aggregate of 44,030 shares of the Company’s Series C Convertible Preferred Stock at $100.00 per share and issued five-year warrants to purchase an aggregate of 10,057,119 shares of its common stock at a per-share price of $0.4816 in a private placement. Total (cash and non-cash) gross proceeds to the Company were $4,403,000. Gross proceeds to the Company in the form of cash were $2,951,000. Gross proceeds to the Company in the form of promissory notes payable within 150 days were $950,000. These promissory notes were provided by James L. Davis and Michael J. Hanson, both of whom are directors of the Company. The Company also issued 2,000 and 3,020 shares of the Series C Convertible Preferred Stock to James L. Davis and Michael J. Hanson, respectively, in exchange for the cancellation of Company debt in the amount of $200,000 and $302,000 held by them.

The Series C Convertible Preferred Stock entitles its holders to a 10% per annum dividend, payable quarterly in cash or in additional shares of Series C Convertible Preferred Stock (or a combination of both) as determined by the Company, and may be converted to Cachet common stock at the option of a holder at an initial conversion price of $0.4378 per share. The Series C Convertible Preferred Stock will automatically convert into common stock upon the occurrence of any of the following: (a) an underwritten public offering of shares of the Company’s common stock providing at least $10 million in gross proceeds, (b) the Company’s common stock closing price being greater than 100% above the conversion price then in effect for at least 40 of 60 consecutive trading days, (c) four years after the closing of the offering of the Series C Convertible Preferred Stock, or (d) the written consent of holders representing 50% of the issued and outstanding Series C Convertible Preferred Stock. The holders of the Series C Convertible Preferred Stock will be entitled to vote their shares on an as-converted basis and will be entitled to a liquidation preference equal to the stated value (i.e., purchase price) of their shares plus any accrued but unpaid dividends thereon. In connection with the issuance of the Series C Convertible Preferred Stock, the Company issued an additional 8,232,630 shares of the Company’s common stock to the former holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, which was the amount they would have received if the conversion price for the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock were the same as the Series C Convertible Preferred Stock conversion price, and adjusted the exercise price for the warrants that were issued along with the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock to $0.4816.

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In connection with the offering of Series C Convertible Preferred Stock, the Company agreed to pay its placement agents, Scarsdale Equities LLC and ROTH Capital Partners commissions of $220,150 and $105,836, respectively, and issued to them five-year warrants for the purchase of up to 703,997 and 241,746 shares of common stock, respectively, at $0.4816 and $0.5254 per share, respectively.

On October 12, 2015, the Company entered into the Purchase Agreement, together with a registration rights agreement, with Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company. Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right to sell to and Lincoln Park is obligated to purchase up to $10.0 million of the Company’s common stock, subject to certain limitations, from time to time, over the 36-month period commencing on the date that a registration statement, which the Company agreed to file with the SEC pursuant to the registration rights agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed. The Company may direct Lincoln Park, at its sole discretion and subject to certain conditions, to purchase up to 50,000 shares of the Company’s common stock on any business day at a price per share based on prevailing market prices of such shares in the time leading up to such sales, provided that at least one business day has passed since the most recent purchase, increasing to up to 200,000 shares, depending upon the closing sale price of the common stock (such purchases, “Regular Purchases”). However, in no event shall a Regular Purchase be more than $500,000. The Company may also direct Lincoln Park at its sole discretion and subject to certain conditions, to purchase up to an additional $100,000 of Common Stock (each, an “Additional Purchase”) on any business day, provided that at least six business days have passed since the most recent Additional Purchase was completed. In addition, the Company may direct Lincoln Park to purchase additional amounts as accelerated purchases (“Accelerated Purchases”) if on the date of a Regular Purchase the closing sale price of the common stock is not below the threshold price as set forth in the Purchase Agreement. Any Additional Purchase or Accelerated Purchases, at a purchase price described in “The Lincoln Park Transaction” section of this prospectus, will be made at a per share price that is based on prevailing market prices of such shares in the time leading up to such sales subject to a 6% discount. The Company’s sales of shares of common stock to Lincoln Park under the Purchase Agreement are limited to no more than the number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of more than 9.99% of the then outstanding shares of the common stock. As discussed in further detail in the risk factor “We may require additional financing…”, the maximum proceeds available to the Company under the Purchase Agreement may be substantially less than $10,000,000. As consideration for entering into the Purchase Agreement, the Company issued to Lincoln Park 416,666 shares of common stock.

Cachet offered and sold the foregoing securities in reliance on the statutory exemption from registration under Section 4(a)(2) of the Securities Act. Neither the offer nor the sale of securities was registered under the Securities Act of 1933, and therefore such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	are exempt from any PCAOB rules relating to mandatory audit firm rotation and any requirement to include an auditor discussion and analysis narrative in our audit report.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act. Please see “Risk Factors,” page 24 (“We are an ‘emerging growth company’ . . . .” ).

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Furthermore, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

Corporate Organization

We were incorporated in Delaware in February 2010. Our corporate headquarters are located at Southwest Tech Center A, 18671 Lake Drive East, Minneapolis, MN 55317. As described above under the caption “Reverse Merger Transaction,” in February 2014, we engaged in a reverse triangular merger through which we acquired the business of Cachet Financial Solutions Inc., a Minnesota corporation, and changed our corporate name to “Cachet Financial Solutions, Inc.” Prior to the merger, our corporate name was “DE Acquisition 2, Inc.” We were formed as a “blank check” company with the sole purpose of acquiring a business seeking to become a public reporting company through a merger transaction. Our telephone number is (952) 698-6980. Our website address is www.cachetfinancial.com. The information on or accessible through our website is not part of this prospectus.

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The Offering

Offering Summary

On October 12, 2015, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to $10,000,000 of our common stock (subject to certain limitations) from time to time over a 36-month period. As discussed in further detail in the risk factor “We may require additional financing…”, the maximum proceeds available to the Company under the Purchase Agreement may be substantially less than $10,000,000. Also on October 12, 2015, we entered into a Registration Rights Agreement, or the Registration Rights Agreement, with Lincoln Park, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Other than 416,666 shares of our common stock that we have already issued to Lincoln Park pursuant to the terms of the Purchase Agreement as consideration for its commitment to purchase additional shares of our common stock under the Purchase Agreement, we do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part. Thereafter, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock in amounts up to 50,000 shares on any single business day so long as at least one business day has passed since the most recent purchase. In addition, we can direct Lincoln Park to purchase $100,000 worth of shares of our common stock on any single business day so long as at least six business days have passed since the most recent $100,000 purchase. We can also accelerate the amount of our common stock to be purchased under certain circumstances up to 200,000 shares or $500,000 per purchase plus an additional “accelerated amount” under certain circumstances. Except as described in this prospectus, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement will be based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of October 19, 2015, there were 31,146,038 shares of our common stock outstanding, of which 24,372,230 shares were held by non-affiliates, excluding the 416,666 shares that we have already issued to Lincoln Park under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, only 8,016,666 shares of our common stock are being offered under this prospectus, which represents (i) 416,666 shares that we issued to Lincoln Park as a commitment fee and (ii) 7,600,000 shares which may sell from time to time in accordance with the Purchase Agreement. If all of the 8,016,666 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent 20.5% of the total number of shares of our common stock outstanding and 24.7% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 8,016,666 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Sales of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of issuances of shares of common stock to Lincoln Park. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

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Securities Offered

Common stock to be offered	8,016,666 shares consisting of:
by the selling stockholder

● 416,666 commitment shares issued to Lincoln Park

● 7,600,000 shares we may issue to Lincoln Park under the Purchase Agreement

Common stock outstanding prior to this offering	31,146,038 shares(1)

Common stock to be outstanding after giving effect to the issuance of 8,016,666 as offered under this Prospectus.	39,162,704 shares

Use of Proceeds	We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. However, we may receive up to $10,000,000 under the Purchase Agreement with Lincoln Park. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Symbol on OTCQB	CAFN

(1)	Excludes 3,818,163 shares issuable upon the exercise of issued and outstanding options, 24,680,870 shares issuable upon the exercise of issued and outstanding warrants, and 2,348,867 shares issuable upon the conversion of issued and outstanding debt. Also excludes 710,121 shares reserved for future issuance under our 2014 Stock Incentive Plan, 387,079 shares reserved for future issuance under our 2014 Associate Stock Purchase Plan and 10,057,119 shares of common stock issuable upon conversion of our Series C Convertible Preferred Stock.

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RISK RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus are or contain forward-looking statements. Forward-looking statements can generally be identified by the use of words like “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties. We have based our forward-looking statements on our current expectations and projections about future events. Nevertheless, these forward-looking statements are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, the following:

●	our significant debt burden;

●	our lack of a significant operating history

●	our need for additional financing and the availability and terms of additional capital;

●	our estimates of future expenses, revenue and profitability;

●	trends affecting our financial condition and results of operations;

●	our ability to gain customer acceptance and obtain customer orders;

●	our ability to develop new products and incorporate developing technology demanded by our customers;

●	our dependence on key suppliers, manufacturers and strategic partners;

●	industry trends and the competitive environment;

●	the impact of losing one or more senior executives or failing to attract additional key personnel; and

●	other factors referenced in this prospectus, including those discussed in “Risk Factors.”

Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Although we believe that the assumptions relating to and underlying the forward-looking statements contained in this prospectus are reasonable, any of these assumptions could prove to be inaccurate. Actual results could differ materially from those anticipated in the forward-looking statements. Consequently, (i) no representation or warranty can be given that the estimates opinions, or assumptions made in or referenced by this prospectus will prove to be accurate, and (ii) we caution you that the forward-looking statements in this prospectus are only estimates and predictions. Given these uncertainties, you should not attribute undue certainty to these forward-looking statements. Also, forward-looking statements represent our estimates and expectations only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information should become available in the future.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus and the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to Our Company and Our Industry

Our operations and business are subject to the risks of an early stage company with little revenue at this time.

Our business will be subject to all the risks inherent in the establishment of a new enterprise and the uncertainties arising from the absence of a significant operating history. We cannot project whether or when we will become profitable because of the significant uncertainties regarding our ability to generate revenues. One of the principal challenges that we face is gaining customer acceptance. We face substantial competition from well-established companies with far greater resources, and our potential customers may be more familiar with our competitors and their capabilities.

Our future success will depend upon many factors and variables facing a new business, including factors which may be beyond our control or which cannot be predicted at this time. We have formulated our business plans and strategies based on certain assumptions regarding the acceptance of our business model and the marketing of our products and services known as “RDC Select.” Nevertheless, our assessments regarding market size, market share, or market acceptance of our products and services or a variety of other factors may prove incorrect. We are a new enterprise and have not previously engaged in the RDC market. Although certain members of our management have consulted with an existing company offering RDC products and services, none of them has managed or operated a business in this field prior to joining us. In sum, we may be unable to successfully implement our business plan and become a profitable business. Any such failure will have a materially adverse effect on our prospects and, likely, the value of any investment you may make in our Company.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

At June 30, 2015, we had a working capital deficit of $2.5 million. The independent auditor’s report for the year ended December 31, 2014, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We have an operating cash flow deficit of $4.5 million for the six months ended June 30, 2015, an operating cash flow deficit of $10.1 million in fiscal year 2014, an operating cash flow deficit of $6.4 million in fiscal 2013 and an operating cash flow deficit of $7.4 million for the year ended December 31, 2012. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

We may direct Lincoln Park to purchase up to $10,000,000 worth of shares of our common stock under the Purchase Agreement over a 36-month period generally in amounts up to 50,000 shares of our common stock on any such business day. However, our proceeds under the Purchase Agreement may be substantially less than $10,000,000 because the purchase price under the Purchase Agreement is based on prevailing market prices for our common stock, and Lincoln Park may not make further purchases of common stock under the Purchase Agreement if such purchases would result in it beneficially owning greater than 9.99% of our shares outstanding. Further, in the future, maximum proceeds to the Company under the Purchase Agreement will be impacted by, among other things, the following factors: (i) the prevailing market price of our common stock at the time various purchases are made under the Purchase Agreement; (ii) whether or not our shares outstanding increases through, for example, the issuance of additional shares of our common stock outside the Purchase Agreement; and (iii) increases or decreases in Lincoln Park’s holdings of our common stock during the term of the Purchase Agreement. If we elect to issue and sell more than the 7,600,000 purchase shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

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The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $10,000,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

We will need additional financing in the future and any such financing may dilute our existing stockholders.

We require additional financing to continue our operations. Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities (including equity-linked or convertible debt securities), loans from banks, loans from affiliates of the Company or other financial institutions. We may not, however, be able to sell any securities or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to us, if at all. If financing is not available, we may be forced to abandon our business plans or our entire business, or discontinue our preparation and filing of public disclosure reports with the SEC. If, on the other hand, we do successfully enter into a financing transaction, then any additional equity or equity-linked financing would be dilutive to our stockholders, and additional debt financing, if available, may involve restrictive covenants.

Our registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

In its report dated April 14, 2015, our independent registered public accounting firm, Lurie, LLP (formerly known as Lurie Besikof Lapidus & Company, LLP), stated that our consolidated financial statements for the fiscal year ended December 31, 2014 were prepared assuming that we would continue as a going concern and noted that our limited revenues, recurring losses from operations and stockholder deficit raise substantial doubt about our ability to continue as a going concern. We continue to experience limited revenues, operating losses and a stockholder deficit. Because we have received an opinion from our auditor that substantial doubt exists as to whether we can continue as a going concern, it may be more difficult for us to attract investors, secure debt financing or bank loans, or a combination of the foregoing, on favorable terms, if at all. If we are unable to generate sufficient revenue, find financing, or adjust our operating expenses so as to maintain positive working capital, then we likely will be forced to cease operations and investors will likely lose their entire investment. We can give no assurance as to our ability to generate adequate revenue, raise sufficient capital, sufficiently reduce operating expenses, or continue as a going concern. In addition, concerns about our financial viability may have an adverse effect on current and potential customers’ willingness to enter into long-term relationships with us.

We have a significant number of shares of our common stock issuable upon conversion of certain outstanding debt obligations and convertible preferred stock, and the issuance of such shares upon conversion will have a dilutive impact on our stockholders.

There are 10,057,119 shares of common stock issuable upon conversion of our Series C Convertible Preferred Stock and 2,348,867 shares of common stock issuable upon the conversion of certain outstanding debt. The issuance of such shares will have a dilutive impact on our stockholders.

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We have a significant amount of secured and unsecured debt, which could limit or eliminate recovery of your investment if we fail to reach profitability.

We have a substantial amount of indebtedness. As of October 19, 2015, our total indebtedness aggregated to $4.7 million, of which $4.0 million was senior secured indebtedness owed to three lenders, and $0.7 million was unsecured indebtedness. In addition, the amount of accrued but unpaid interest as of October 19, 2015 totaled approximately $0.5 million. For more information, please see the risk factor immediately above (“We have a significant number of shares of our common stock issuable upon conversion. .. . . “). We may be unable to satisfy the entirety of our debt owed to our lenders. Any such failure could have a material and adverse effect on our financial condition, business prospects, and our viability.

If we are unable to pay or refinance our senior secured indebtedness when due, or if we are declared bankrupt or insolvent, these junior creditors may not recover the value of their notes. As a matter of state and creditor law, common stock ranks junior to all of our existing and future indebtedness, both secured and unsecured, and to other non-equity claims against our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceedings. Due to the substantial indebtedness of our Company, holders of our common stock face the risk that they may not recover any portion of their investment unless all of the claims of our creditors are satisfied first or unless they are able to sell their stock prior to any such claims are asserted.

Our success critically depends on the continued popularity of RDC technologies in general, and our RDC Select solution in particular, achieving and maintaining widespread acceptance in our targeted markets. If RDC falls out of favor, or if our RDC Select fails to win consumer acceptance, the viability of our business may be threatened.

We expect that our success will depend to a large extent on the continuing broad market acceptance of RDC technologies in general, and on market acceptance of our RDC Select and services among banks and credit unions. Our target customers may not currently use RDC solutions for a number of other reasons, including unfamiliarity with the technology or perceived lack of reliability. We believe that the acceptance of RDC Select and our services by our prospective customers will depend on the following factors:

●	the continued importance of RDC technologies and capabilities among end-user consumers;

●	our ability to demonstrate RDC Select’s economic and other benefits;

●	our customers’ acceptance of us as a service provider; and

●	the reliability of the software and hardware comprising the RDC Select solution.

Even if we are successful in refining, selling and servicing our products and related solutions, the RDC market may slow or not grow fast enough for us to attain profitability in the near future, if ever.

Under our current business model, we rely upon third parties to provide software integration, hardware, fulfillment and support and maintenance services in connection with our RDC solutions.

We do not own outright all of the rights and technologies, including software, that is used in our RDC products. We may develop proprietary software for our RDC solutions by using imaging, mobile solutions or other technologies from various partners. For instance, our RDC platform utilizes software and hardware from multiple third-party vendors such as Mitek Systems Inc., Parascript, LLC, AQ2 Technologies, LLC and Nitro Mobile Solutions, LLC, and we expect that we will continue to rely on multiple third-party vendors to create competitive software offerings for our customers and to provide them with state-of-the-art products.

We also rely on cooperation among our third-party vendors, and if they are unwilling to work with us or one another to perform needed integration services, our ability to provide competitive software offerings may be adversely impacted. The performance of our RDC solutions depends upon the performance and quality of third party products and services, including hardware fulfillment, support and maintenance. If the systems provided by third parties develop technical or operations problems, or cannot be scaled to meet the needs of our customers, or the third parties do not perform required services in a timely manner, our business may be materially and adversely affected. Any such outcome could adversely affect the value or price of our common stock.

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If our products have product defects or we fail to provide agreed upon services to our clients and end users, it could materially damage our reputation, sales and profitability and result in other costs.

The products we provide to our clients and industry partners, including those licensed from third parties and those we develop, are extremely complex and are constantly being modified and improved, and as such, they may contain undetected defects or errors when first introduced or as new versions are released. As a result, we could in the future face loss or delay in recognition of revenues as a result of software errors or defects. Our contracts with users and partners contain provisions that may require us to remedy malfunctions in our products or the services we provide and to pay damages if we breach our contractual obligations.

Despite our reliance on established software vendors and our testing, errors may still be found in our products, resulting in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation, adverse litigation, or service and warranty costs, any of which would have a material adverse effect upon our business, operating results and financial condition. Ultimately, any of these outcomes could adversely affect the value or price of our common stock.

We face risks related to the storage of our customers’ and their end users’ confidential and proprietary information.

Our products are designed to maintain the confidentiality and security of our customers’ and their end users’ confidential and proprietary information that is stored on our systems, which may include sensitive financial data. However, any accidental or willful security breaches or other unauthorized access to this data could expose us to liability for the loss of such information, time-consuming and expensive litigation and other possible liabilities as well as negative publicity. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are difficult to recognize and react to. We may be unable to anticipate these techniques or implement adequate preventative or reactionary measures.

Our industry is characterized by rapid technological change. If we are unable to adapt our products and develop or acquire new technology to keep with these rapid changes, we will not be able to obtain or maintain market share.

The market for our product is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and heavy competition. Furthermore, many of our competitors have greater capabilities and resources to develop and test new technology more rapidly than we do. We must respond to changing technology and industry standards in a timely and cost-effective manner. We may not be successful in acquiring new technologies, developing or acquiring new products or enhancing existing products in a timely and cost-effective manner. These new technologies or enhancements may not achieve market acceptance. Our pursuit of necessary technology may require substantial time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on financially favorable terms. Finally, we may not succeed in adapting our products to new technologies as they emerge.

Our image in the marketplace could be damaged if our RDC services become unavailable due to human error, power or Internet connectivity issues, or if there are security breaches.

It is important that our RDC solutions servers are available for processing to our customers on a 24/7/365 basis. We rely on our ISP to provide consistent service and administration, keep up with technical requirements and innovations, and maintain industry standards of redundancy and recovery. If our ISP does not meet these requirements, our image may suffer in the marketplace and we could lose customers.

Our business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, our products and services. The financial services industry, and in particular banks and those involved in the check-cashing segment, are concerned about the maintenance of customer privacy and compliance with consumer privacy requirements under laws such as the Gramm-Leach-Bliley Act. While we strive to comply with all applicable data protection laws and regulations, as well as our own privacy policies, any failure or perceived failure on our part to comply, and even the failure of a competitor of ours in our industry, may result in proceedings or actions against us by government entities or others, or could cause us to lose users and customers, which could potentially have a material and adverse effect on our business.

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In addition, as nearly all of our products and services are Internet based, the amount of data we store for our users on our servers (including personal information) has been increasing. Any systems failure or compromise of our security, or lapses by competitors in our industry, that results in the release of users’ data could seriously limit the adoption of our products and services, as well as harm our reputation and brand and, therefore, our business. We may also need to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of Internet-based products and services we offer.

Regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning data protection. In addition, the interpretation and application of consumer and data protection laws in the United States, Europe and elsewhere are often uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of users to access our products and services, our products and services may be perceived as not being secure, users and customers may curtail or stop using our products and services, and we may incur significant legal and financial exposure. Our products and services involve the storage and transmission of users’ and customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation, and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, or otherwise, and, as a result, an unauthorized party may obtain access to our data or our users’ or customers’ data. Additionally, outside parties may attempt to fraudulently induce employees, users, or customers to disclose sensitive information in order to gain access to our data or our users’ or customers’ data. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of our products and services that could potentially have an adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose users and customers.

The failure to grow our revenues could adversely affect our ability remain a public reporting company.

We intend to grow our revenues organically, which we expect will require a substantial amount of time, money, and other valuable resources. As we sign contracts with financial institutions, a portion of the revenue we generate is based on the customer acceptance and usage. Therefore, there is no assurance we will be successful in generating transactional revenue from our customers. Also, if we are unable to grow our revenues quickly enough to pay for our infrastructure and administrative costs, the continued added costs associated with being a public company (e.g., additional legal, accounting and professional consulting costs) may outweigh the benefits of being a public reporting company, and we may ultimately determine or be forced to cease filing our periodic reports with the SEC and de-register as a public company.

If we are unable to manage our growth, our business and results of operations could be adversely affected.

Any new and significant sustained growth will likely place a strain on our management systems and operational resources. Our ability to compete effectively and to manage our future growth, if any, will depend on our ability to maintain and improve operational, financial, and management information systems on a timely basis and to expand, train, motivate and manage our work force. If we begin to grow significantly, we cannot be certain that our personnel, systems, procedures and controls will be adequate to support our operations.

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We may be required to expend significant resources to comply with governmental regulations.

We are subject to various laws and regulations. New laws or new interpretations of existing laws will also impact our business. Such laws may include the Dodd-Frank Wall Street Reform and Consumer Protection Act that was signed into law on July 21, 2010. Generally, the Dodd-Frank Act is effective the day after it was signed into law, but different effective dates apply to specific provisions of the Dodd-Frank Act. Uncertainty remains as to the ultimate impact of the Dodd-Frank Act, which could have a material adverse impact either on the financial services industry as a whole, or on our business, results of operations and financial condition.

Because we provide material services to insured depository institutions, we may be subject to certain provisions of the Bank Service Company Act as well as provisions of the Dodd-Frank Act creating the Consumer Financial Protection Bureau (CFPB). The CFPB prohibits service providers from engaging in unfair, deceptive or abusive acts or practices, as defined by the CFPB, and requires them to conform services to the provisions of federal consumer financial laws, as defined in the Dodd-Frank Act, and prohibits them from committing any act or omission in violation of a federal consumer financial law. The CFPB has not yet issued any implementing regulations under the foregoing provisions, and therefore the scope, extent and nature of the CFPB’s regulatory, supervisory and enforcement authority is not yet known. The Dodd-Frank Act provides the CFPB with enforcement powers that include the authority to conduct investigations and adjudication proceedings, and litigation authority, and which authorize the CFPB to, among other things, assess civil money penalties as provided in the Dodd-Frank Act. At this time, we do not expect that as a service provider the activities of the Bureau will have a material adverse impact on our Company and that we will be able to comply with the regulations of the Bureau when they are issued.

In addition, whether or not U.S. laws and regulations that apply to banks and other service providers apply to us, our clients have and may in the future require us to adhere to standards relating to high levels of security, the maintenance of customer privacy and other regulatory areas that they are obligated meet in their compliance with such laws. There can be no assurance that we will be able to meet such requirements. Any such failure could materially and adversely affect our business and its viability, as well as the price of our common stock.

Changes in banking regulations could negatively affect our business.

Our financial institution clients are subject to the supervision of several federal, state and local government regulatory agencies, and we must continually ensure that our products and services work within the extensive and evolving regulatory requirements applicable to our financial institution clients. Regulation of financial institutions such as banks can indirectly affect our business. While the use of our products by financial institutions is either not subject to, or is currently in compliance with, banking regulations, a change in regulations or the creation of new regulations on financial institutions, including modifying a financial institution’s ability to offer products and services similar to ours, could prevent or lessen the use of our products and services by financial institutions, which would have a substantial negative effect on our business and operations.

Our success may depend on retaining key personnel and our ability to attract and retain additional personnel.

Our key personnel currently include:

●	Jeffrey C. Mack, Chief Executive Officer and President

●	Bruce Whitmore, Executive Vice President and Chief Information Officer

●	Lawrence C. Blaney, Executive Vice President of Sales and Marketing

●	Darin McAreavey, Executive Vice President and Chief Financial Officer

●	Christopher F. Ebbert, Executive Vice President, Product Development

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If we fail to retain our key personnel or to attract, retain and motivate additional qualified associates, our ability to maintain and develop our business may be adversely affected. Our future success depends significantly on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy. The loss of the services of our key associates could harm our business, including our loss of these individuals due to death or disability. In this regard, we do not have any key-person insurance on any of the above-identified individuals. We do have written employment agreements with the above-identified individuals, and all of those agreements contain customary non-competition and other restrictive covenants benefitting the Company, but these agreements do not guarantee the services of these individuals for the terms of their agreements or beyond.

In sum, we may be unable to retain our employees (including for reasons beyond our control) or to attract, assimilate and retain other highly qualified employees who could migrate to other employers offering superior compensation packages. If we are unable to hire and retain enough qualified technical, sales and marketing personnel, and management personnel, or if those we hire are not as productive as we expect, we may not be able to achieve our sales plans or maintain our current level of sales. In any such event, our price of our common stock may decline due to failures to meet expectations, need for additional financing to meet our goals, or both.

Our ability to execute our business strategy may depend on our ability to protect our current intellectual property or intellectual property we may develop in the future, and if any third parties make unauthorized use of our intellectual property, or if our intellectual property rights are successfully challenged, our competitive position and business could suffer.

Our success and ability to compete will depend substantially on our ability to develop proprietary technologies. We own no patents, but have filed several applications with the U.S. Patent Office. These include an application filed in October 2010, relating to our Apple OS X Internet deposit application, which has received favorable treatment. We cannot be certain that our intellectual-property rights will not be infringed upon, that others will not develop products in violation of our intellectual-property rights, or that others may assert, rightly or wrongly, that our intellectual-property rights are invalid or unenforceable. In instances where we may rely on trade secrets for the protection of our confidential and proprietary business information, we cannot be certain that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become discovered or, for that matter, independently developed by our competitors. In general, defending intellectual-property rights is expensive and consumes considerable time and attention of management. Our involvement in intellectual-property litigation would likely have a materially and adverse effect on our business and may threaten our viability. Even if we were ultimately successful in defending our intellectual-property rights, the cost of such defense may be crippling to our business and materially and adversely affect our prospects and viability.

In addition, competitors may design around our technology or develop competing technologies. There can be no assurance that we will obtain patents on the inventions disclosed in our provisional application or on any future patent applications, nor can there be any assurance that the scope of any future patent will be sufficiently broad to offer us meaningful protection. Finally, intellectual property rights may be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Companies may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling our products.

Other persons may bring claims against us alleging that we have infringed on their intellectual property rights or claims that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our business or require us to make changes to our products and services. In addition, we may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, may result in substantial costs and a diversion of our resources.

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An entity named Cachet Banq contacted us in December 2010 relative to their U.S. Trademark Registration No. 2,857,465 (registered on June 29, 2004) for the standard character mark CACHET covering “financial services, namely automated clearing house processing services for the payroll service industry.” Cachet Banq has alleged that our use of “CACHET” infringes on their federal trademark registration. On March 4, 2013, Cachet Banq filed a trademark infringement lawsuit against the Company in the United States District Court for the Central District of California. The parties have filed cross motions for summary judgment. The initial brief was filed on May 30, 2014, replies were filed on June 26, 2014 and the court took these motions under advisement on July 8, 2014. We have denied that our use of the character mark CACHET infringes on Cachet Banq’s purported rights in their mark, and we will vigorously defend this and any future claims made by Cachet Banq. On September 21, 2015, the Court issued an Order (1) granting Cachet Banq’s motion for summary judgment, (2) denying our motion for summary judgment, and (3) ordering the parties to submit memoranda regarding remedies. The last of those memoranda were submitted on October 12, 2015. The parties are currently awaiting the Court’s decision on remedies. In any event, the Company believes that the Court’s order granting Cachet Banq’s motion for summary judgment was in error, and plans to appeal its decision.

We compete with other companies that are well established and have more resources, and we may also compete against technologies developed in-house by some of our clients or potential clients, all of which puts us at a competitive disadvantage.

The market for remote deposit capture is highly competitive and we expect competition to increase. Most of our competitors or potential competitors have significantly greater financial, technical and marketing resources than us. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They are also able to devote greater resources to the development, promotion and sale of their products than we do. On occasion, we may also have potential clients who have developed their RDC products and services internally, and so our competition may come from within the clients themselves, sometimes making it more difficult to consummate a transaction due to territoriality, bias toward in-house developed capabilities, or concerns about our support availability in comparison to in-house support.

We expect competitors to continue to improve the performance of their products and to introduce new products, services and technologies. Successful new product introductions or enhancements by our competitors could affect our sales and the market acceptance of our products, cause intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. If we do not have sufficient resources to make these investments or are unable to make the technological advances necessary to be competitive, our competitive position will suffer. Our failure to compete successfully against current or future competitors could seriously harm our business.

Financial institutions are subject to industry consolidation, and we may lose clients with little notice, which could adversely affect our revenues.

The financial institution industry is prone to consolidations that result from mergers and acquisitions. Other financial institutions that do not use our products and services may acquire our existing clients and then convert them to competing products and services. Most of our contracts provide for a charge to the client for early termination of the contract without cause, but these charges are insufficient to replace the recurring revenues that we would have received if the financial institution had continued as a client.

If we fail to maintain adequate internal controls over financial reporting, then our business and operating results could be harmed.

Internal controls over financial reporting are processes designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Failure to maintain effective internal controls over financial reporting in the future could cause us to fail to meet our reporting obligations, cause our financial statements to contain material misstatements, and harm our business and operating results. Even if we do not experience material weaknesses, our internal controls may not prevent all potential errors, because any control system, regardless of its design, can provide only reasonable, and not absolute, assurance that the objectives of the control system will be achieved. In 2014, the Company engaged with an outside consulting firm to assist us in completing management’s self-assessment of our internal controls. As a result of this review, our Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by our Annual report for the year ended December 31, 2014. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the Evaluation Date, our disclosure controls and procedures were not effective as of December 31, 2014. We are in the process of reviewing our internal controls to remediate the deficiencies identified in our internal controls over financial reporting and putting in processes to ensure our internal controls are adequate.

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We do not anticipate paying any dividends on our common stock in the foreseeable future.

In the foreseeable future, we do not expect to declare or pay any cash or other dividends on our common stock. In part, this is because our current debt agreements restrict us from paying dividends. Moreover, any future borrowing arrangements may similarly prevent us from paying dividends on our common stock during such time as we are subject to those terms. Regardless, we anticipate that we would re-investment our earnings into the business for purposes of growth. This means that the sole means of our stockholders making a profit on a purchase of our common stock must occur through appreciation in the price of our common stock on the market. As indicated elsewhere, our Company, business and industry, and an investment in our common stock is subject to numerous risks. Stockholders may be unable to sell their stock at times and at prices that they believe are reflective of the true value of their shares, if at all.

Provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

Our Amended and Restated Certificate of Incorporation, our corporate bylaws, and Delaware law contain provisions that could make it more difficult for a third party to obtain control of us. For example, Delaware law contains a control share acquisition statute and a business combination statute. The anti-takeover effect of these laws could discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our Amended and Restated Certificate of Incorporation and bylaws make the acquisition of our Company more difficult, including the following:

●	only our Chairman or a majority of our directors will be authorized to call a special meeting of our stockholders;

●	advance notice procedures will apply for stockholders to nominate candidates for election as directors; and

●	our Amended and Restated Certificate of Incorporation authorizes undesignated preferred stock, the terms of which may be established, and shares of which may be issued, by our Board of Directors without any stockholder approval.

Because these provisions and laws could discourage takeover attempts, even when a change of control would be beneficial to a stockholder, these provisions and laws could adversely affect the price of our common stock.

Being a public company results in additional expenses and diverts management’s attention, and could also adversely affect our ability to attract and retain qualified directors.

As a public reporting company, we are subject to the reporting requirements of the Securities Exchange Act of 1934. These requirements generate significant accounting, legal and financial compliance costs, and make some activities more difficult, time consuming or costly, and may place significant strain on our personnel and resources. As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted. This fact is significant inasmuch as the Company is actively seeking to add qualified and independent directors to its board.

In addition, investors should understand that certain of our historical financial statements contained in this prospectus do not include or reflect the costs or strains of being a public reporting company. As a consequence, an investor should understand that our general and administrative expenses have increased as a result of our becoming a public reporting company.

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The protection provided by the federal securities laws relating to forward-looking statements does not apply to us. The lack of this protection could harm us in the event of an adverse outcome in a legal proceeding relating to forward-looking statements made by us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not have their equity traded on a recognized national securities exchange. Our common stock does not trade on any recognized national securities exchange. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. The lack of this protection in a contested proceeding could harm our financial condition and, ultimately, the value of our common stock.

Our officers and directors possess controlling voting power with respect to our common stock, which will limit your influence on corporate matters.

Our officers and directors collectively possess beneficial ownership of approximately 47.6% of our voting stock as of October 19, 2015. As a result, our insiders have the ability to out rightly control our management and affairs through the election and removal of our Board of Directors and all other matters requiring stockholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders. Furthermore, this concentrated control will limit the practical effect of your participation in Company matters, through stockholder votes and otherwise. Any of these effects could depress the price or value of our common stock.

Our Amended and Restated Certificate of Incorporation grants our Board of Directors the power to issue additional shares of common and preferred stock and to designate other classes of preferred stock, all without stockholder approval.

Our authorized capital consists of 520 million shares of capital stock. Our Board of Directors, without any action by our stockholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Delaware law.

The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks to our investors may exist since we became public through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage of our Company since, because we became public through a reverse merger, there is no incentive to brokerage firms to recommend the purchase of our common stock. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about newly public businesses, there are many people in the securities industry and business in general who view reverse merger transactions with suspicion. Without brokerage firm and analyst coverage, there may be fewer people aware of us and our business, resulting in fewer potential buyers of our securities, less liquidity, and lower stock prices for our investors than would be the case if we had become a public reporting company in a more traditional manner.

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Our common stock presently is listed for trading on the OTCQB.

Our common stock presently is listed for trading on the OTC Market’s OTCQB service.

A listing on the OTC Markets is generally understood to be a less active, and therefore less liquid, trading market than other types of markets such as a stock exchange. Compared to a listing on a stock exchange, a listing on the OTC Markets can be expected to have an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us and our common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock. In addition, we have had small trading volume in our common stock, which makes it difficult for our stockholders to sell their shares as and when they choose. Small trading volumes generally depress market prices. As a result, we believe that you may not be able to resell shares of our common stock publicly, if at all, at times and prices that you feel are fair or appropriate.

Our common stock is a “penny stock,” which may make it difficult to sell shares of our common stock.

Our common stock is categorized as a “penny stock” subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2 million if we have been operating for at least three years or $5 million if we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6 million for each of the last three years.

The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock in a public broker’s transaction, if at all, at the times and prices that you feel are fair or appropriate.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of exemptions from certain reporting requirements available to “emerging growth companies” under that Act, including but not limited to not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (relating to the effectiveness of our internal control over financial reporting), reduced disclosure obligations regarding executive compensation in our periodic reports and any proxy statements we may be required to file, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would apply to private companies.

We have elected to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies that are not “emerging growth companies.” Consequently, our consolidated financial statements may not be comparable to the financial statements of other public companies. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” In this regard, we will remain an “emerging growth company” for up to five years after the first sale of our common equity securities under an effective registration statement, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the next following December 31.

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We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, our stock price may be adversely affected.

Risks Related to this Offering

The price of our common stock may be subject to wide fluctuations.

Even though we have our shares quoted on the OTCQB, consistently active trading market for our common stock may not exist. You may not be able to sell your shares quickly or at the current market price if trading in our stock is not active. You may lose all or a part of your investment. The market price of our common stock may be highly volatile and subject to wide fluctuations in response to a variety of factors and risks, many of which are beyond our control. In addition to the risks noted elsewhere in this prospectus, some of the other factors affecting our stock price may include:

●	variations in our operating results;

●	the level and quality of securities analysts’ coverage of our common stock;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	announcements by third parties of significant claims or proceedings against us; and

●	future sales of our common stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against the public company. Regardless of its outcome, this type of litigation could result in substantial costs to us and a likely diversion of our management’s attention. You may not receive a positive return on your investment when you sell your shares and you may lose the entire amount of your investment.

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On October 12, 2015, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $10,000,000 of our common stock. Concurrently with the execution of the Purchase Agreement, we issued 416,666 shares of our common stock to Lincoln Park as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement. The Company’s sales of shares of common stock under the Purchase Agreement are limited to no more than the number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of more than 9.99% of the then outstanding shares of common stock. The purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. Lincoln Park may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. However, we may receive gross proceeds of up to $10,000,000 under the Purchase Agreement, less fees and expenses related to the Purchase Agreement. Our right to receive proceeds under the Purchase Agreement may be limited. See “The Lincoln Park Transaction” and “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement to fund our operations and also for the purpose of acquiring the necessary computer equipment to ensure we are able to process the growing number of transactions for our customers.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. In any event, our payment of cash dividends on account of our common stock is presently prohibited by our borrowing agreements with several senior secured lenders. Any future determination to pay dividends on our common stock will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

DILUTION

See “Risk Factors” page 25 (“The sale or issuance of our common stock to Lincoln Park may cause dilution…”).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the consolidated financial statements and accompanying notes and the information contained in other sections of this prospectus, particularly under the headings “Risk Factors” and “Business.” This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. The statements in this discussion and analysis concerning expectations regarding our future performance, liquidity and capital resources, as well as other non-historical statements in this discussion and analysis, are forward-looking statements. See “Risk Relating to Forward-Looking Statements” above. These forward-looking statements are subject to numerous risks and uncertainties, including those described under “Risk Factors.” Our actual results could differ materially from those suggested or implied by any forward-looking statements.

Overview

Reverse Merger Transaction

Pursuant to an Agreement and Plan of Merger and Reorganization dated January 14, 2014, as amended on February 11, 2014 (referred to simply as the “Merger Agreement”), we acquired by merger the business of Cachet Financial Solutions Inc., a Minnesota corporation, described in this prospectus. The merger was completed and effective as of the close of business on February 12, 2014, upon the filing of Articles of Merger with the Minnesota Secretary of State.

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At the time of the merger and pursuant to the Merger Agreement:

●	each share of common stock of Cachet Financial Solutions (Minnesota) issued and outstanding immediately prior to the merger was converted into the right to receive 10.9532 validly issued, fully paid and non-assessable shares of our common stock, with fractional shares rounded down to the nearest whole number (the “Exchange Ratio”); and

●

all securities convertible into or exercisable for shares of common stock of Cachet Financial Solutions (Minnesota) (including shares of common stock issuable upon exercise of issued and outstanding options and warrants) that were outstanding immediately prior to the merger were converted into securities convertible into or exercisable for that number of shares of our common stock as the holders thereof would have been entitled to receive if such securities of Cachet Financial Solutions (Minnesota) had been converted into or exercised for shares of common stock of Cachet Financial Solutions (Minnesota) immediately prior to the merger, based on the Exchange Ratio. As part of this conversion, the price at which the holders securities convertible into and exercisable for our common stock will be required to pay in connection with their later conversion or exercise is equal to the quotient obtained by dividing (i) the per-share price at which their related options and warrants for the purchase of common stock of Cachet Financial Solutions (Minnesota) were exercisable prior to the merger by (ii) the Exchange Ratio.

In connection with the merger, we changed our corporate name to “Cachet Financial Solutions, Inc.” to reflect our ownership of the business of Cachet Financial Solutions Inc. (Minnesota). Prior to the merger, our corporate name was “DE Acquisition 2, Inc.” As a result of the merger, we came to own Cachet Financial Solutions Inc. (Minnesota) and its entire business.

All share figures and share prices contained in this prospectus are presented after giving effect to the capital stock transactions effected as part of the merger. In addition, all share figures and share prices contained in this prospectus are presented after giving effect to a 1-for-10.9532 stock combination (reverse stock split) effected as of March 20, 2014.

Business and Development of Business

We provide cloud-based Software-as-a-Service (“SaaS”) remote deposit capture (RDC) solutions targeting specific financial institution markets and financial service organizations, including but not limited to banks, credit unions, card issuers, check cashers and payday lenders throughout the United States, Canada and Latin America. Our service offering, marketed as RDC Select, is a cloud-based and fully hosted SaaS platform, developed to run on both Windows and Mac operating systems, eliminating the need for institutions to manage their own RDC operations by having to install an RDC infrastructure that requires staffing for implementation, support and data management. Further, we offer a cloud-based SaaS RDC Select Mobile product designed to allow the user to remotely take a picture of the front and back of the check and deposit to their account at their financial institution remotely. The mobile product is also available to customers of financial service organizations, allowing the user to take a picture of the front and back of the check, submit to their FSO for their approval and, subject to the approval communicated via the user’s smartphone in real time, loading the funds from the check onto a prepaid debit card. In addition, we generally provide marketing, sales and training support to assist the institutions with their sales efforts of RDC to their customers.

Cachet Financial Solutions Inc. (Minnesota) was formed in 2010 to develop and deploy the RDC capability to a broad base of small- to mid-sized financial institutions. Since formation, operations have principally consisted of (1) the build-out of the necessary capabilities to deliver the RDC technology to clients, (2) the development of the sales and marketing function to grow the client base, and (3) the development of corporate and administrative support functions to support planned growth.

In 2012, we began to increase our client base, adding clients that are expected to generate the transaction volume-based revenue that our business model is based upon. As of December 31, 2014, we had grown the number of agreements we had entered into with various federal credit unions and other FSO to provide our cloud-based SaaS RDC services by 123% to 348. As of June 30, 2015, we had entered into 437 such contracts. Approximately 312 of those agreements were “active” as of June 30, 2015, meaning that they have implemented the RDC software enabling the processing of customer transactions. A 2012 Celent survey (“State of Consumer RDC 2012) reports that 80% of United States financial institutions were planning to offer or considering offering mobile RDC. Based on current industry trends which indicate rapid adoption of RDC technology and growing demand by consumers, we believe we will continue to be successful in signing up additional FSO at a similar rate in the future. As more and more of our customers “go-live” and consumer adoption of our cloud-based SaaS RDC technology increases, we believe we will experience an overall increase to our revenues as a portion of our revenue is generated on a per transaction fee basis. While we expect our revenues to continue to increase, revenues from transaction volume has not yet grown to the level needed to support our current cost structure. As a result, we have incurred operating losses since inception. The operating losses, combined with the financing and interest costs, have resulted in cumulative losses since inception of $63.9 million through June 30, 2015. Our continued operation critically depends on obtaining suitable financing.

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For the six months ended June 30, 2015, personnel and related costs, and marketing and travel costs, comprise approximately 76% and 7%, respectively, of our cash operating costs. With the exception of a portion of marketing and travel costs, most of these costs are relatively fixed in nature.

Our sources of revenue include:

●	up-front payments associated with our initial implementation of RDC Select (or other product offerings) for our customers, which may include payments for the sale of scanning and related equipment and payments for additional marketing support from our Company;

●	professional services, including implementation services, development of interfaces requested by customers, assistance with integration of the Company’s services with the customers’ applications, dedicated support, and advisory services to customers who choose to develop their own interfaces and applications; and

●	recurring revenue associated with the following:

●	deposit fees, monthly active-user fees, and bill-pay fees; and

●	transaction-processing fees and fees for the ongoing support and maintenance of our software.

Recurring revenue is expected to include fixed monthly service charges to customers for our service, transactional fees for the number items processed, or a combination of both. We believe that this model of recurring revenue will have a positive impact on our cash flow and valuation. Reliance on recurring revenues will mean, however, that transactional volume will likely be a key metric for our ability to scale and generate sufficient revenues to ultimately become profitable.

Critical Accounting Policies

Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows.

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Cachet Financial Solutions Inc. as of June 30, 2015 and December 31, 2014, and for the sixth months ended June 30, 2015. The subsidiary does not have any operational activity and therefore no intercompany transactions exist with the subsidiary which would need to be eliminated. The Company has prepared condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The condensed consolidated financial statements included herein, without audit, are pursuant to the rules and regulations of the United States (“U.S.”) Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to ensure the information presented is not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended December 31, 2014 and 2013, which are included herein.

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The Company believes that all necessary adjustments, which consist only of normal recurring items, have been included in the accompanying condensed consolidated financial statements to present fairly the results of the interim periods. The results of operations for the interim periods presented are not necessarily indicative of the operating results to be expected for any subsequent interim period or for the year ending December 31, 2015.

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. From inception to June 30, 2015, the Company has cumulative operating losses of approximately $63.9 million, and as of June 30, 2015, our current liabilities exceeded our current assets by approximately $2.5 million. In 2015, we expect to continue to grow our client base and increase our revenues through higher RDC transaction volumes and monthly active user fees (“MAUs”) from our Select Mobile Money offering. Nevertheless, the Company expects to continue to incur operating losses through December 31, 2015. The Company engaged an investment firm to assist in raising additional capital through the issuance of debt and equity. The Company’s ability to continue as a going concern is dependent on raising additional capital to support operations and refinance maturing debt. In addition, the Company has a note payable due December 31, 2015, with a principal and accrued interest balance as of June 30, 2015 of approximately $500,000, and has an outstanding balance including accrued interest of approximately $1.1 million on a line of credit with one of its directors, Michael J. Hanson. In May 2015, the Company entered into an amendment of the note under which approximately $500,000 was owed as of June 30, 2015 to extend the maturity date of the note from April 30, 2015 to December 31, 2015. Under the amended note, the Company is required to make monthly payments of $50,000 beginning May 31, 2015 and continuing to December 31, 2015, at which time any remaining principal and unpaid accrued interest become due. The Company also owes Mr. Hanson approximately $381,000 of principal and interest as of June 30, 2015 under the financing commitment letter due January 31, 2016. The line of credit was payable upon the earlier of the Company completing financings with gross proceeds of $10 million or July 31, 2015, which has been amended to extend the maturity date to January 31, 2016, while all other terms remained the same.

There is no assurance we will be successful in raising the needed capital to fund our operations to December 31, 2015. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

On July 30, 2014, the Company entered into an agreement with two directors to lend the Company up to $2.5 million, bearing interest at 10%, and due January 31, 2016. On February 3, 2015, Michael Hanson, one of our directors, converted $250,000 of the commitment amount into 217,391 shares of Series B Convertible Preferred Stock. As of October 19, 2015, the Company has an outstanding principal balance against the line of credit of $348,000. In addition, as of October 19, 2015, the Company was not in compliance with a note payable to a non-related party which totaled approximately $467,000. The Company has failed to make the required $50,000 installments since August 2015 and is currently working to renegotiate the terms of the note. The Company is in compliance with the terms of all other debt outstanding as of October 19, 2015.

During 2014, the Company issued 2,229,702 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 2,229,702 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were $3.0 million. Between December 31, 2014 and February 3, 2015, the Company issued (i) 9,000 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 9,000 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share) and (ii) 2,065,891 shares of Series B Convertible Preferred Stock at $1.15 per share and issued five-year warrants to purchase an aggregate of 2,065,891 shares of its common stock at a per-share price of $1.15 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were approximately $2.2 million, including the cancellation of $250,000 in debt held by Michael J. Hanson, one of our directors. None of the investors in these offerings were deemed affiliates of the Company, except for one of our directors, Michael J. Hanson.

In connection with the offerings described above, the Company paid commissions to placement agents aggregating approximately $427,000 and issued the placement agents five-year warrants for the purchase of up to (i) 100,494 shares of common stock at $2.00 per share and (ii) 109,931 shares of common stock at $1.15 per share (73,940 shares have since adjusted to $0.4816 per share).

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On June 3, 2015, the Company issued an aggregate of 44,030 shares of Series C Convertible Preferred Stock at $100.00 per share and issued five-year warrants to purchase an aggregate of 10,057,119 shares of its common stock at a per-share price of $0.4816 in a private placement. Total (cash and non-cash) gross proceeds to the Company were $4,403,000. Gross proceeds to the Company in the form of cash were $2,951,000. Gross proceeds to the Company in the form of promissory notes payable within 150 days were $950,000. These promissory notes were provided by James L. Davis and Michael J. Hanson, both of whom are directors of the Company. The Company also issued 2,000 and 3,020 shares of the Series C Convertible Preferred Stock to James L. Davis and Michael J. Hanson, respectively, in exchange for the cancellation of Company debt in the amount of $200,000 and $302,000 held by them.

In connection with the offering of Series C Convertible Preferred Stock, the Company agreed to pay its placement agents, Scarsdale Equities LLC and ROTH Capital Partners commissions of $220,150 and $105,836, respectively, and issued to them five-year warrants for the purchase of up to 703,997 and 241,746 shares of common stock, respectively, at $0.4816 and $0.5254 per share, respectively.

The Company will require additional funds to continue operations beyond October 2015. As of October 19, 2015, the Company had received $950,000 from two of its directors as part of the $950,000 of stock subscription receivable related to the Series C Convertible Preferred Stock offering. Absent of receiving additional proceeds from the exercising of warrants, issuance of securities or other forms of short-term financing, we will require additional funds to continue our operations beyond October 2015. There is no assurance the Company will be successful in raising the needed capital to fund its operations beyond October 2015 or obtain similar financing arrangements with other investors or lenders. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Revenue Recognition

The Company generates revenue from the following sources: (1) subscription and support fees (2) transaction volume fees, (3) active monthly user fees for mobile wallet offering (4) fees related to the implementation of RDC and mobile wallet software for clients, and (5) professional services such as client specific software customization and other products and services.

The Company’s arrangements do not contain general rights of return. The Company’s subscription arrangements do not provide customers with the right to take possession of the SaaS technology platform and, as a result, are accounted for as service arrangements. The Company records revenue net of any sales or excise taxes.

The Company commences revenue recognition for its SaaS technology platform and professional services when all of the following criteria are met:

●	there is persuasive evidence of an arrangement;

●	the service has been or is being provided to the customer;

●	collection of the fees is reasonably assured; and

●	the amount of fees to be paid by the customer is fixed or determinable

Subscription and Support Revenue

Subscription and support revenue is primarily derived from customers accessing the SaaS technology platform and includes subscription, support, transaction volume fees and active user fees for mobile wallet offering. Subscription and support revenue is recognized ratably over the contracted term of each respective subscription agreement, commencing on the date the service is provisioned to the customer, provided the four revenue recognition criteria have been satisfied. Transaction volume fees are recognized as transactions are processed and monthly services performed and active user fees for mobile wallet offering revenue is recognized on a monthly basis as earned provided the four revenue recognition criteria have been satisfied.

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Professional Services and Other Revenue

Professional services include implementation services, development of interfaces requested by customers, assistance with integration of the Company’s services with the customers’ applications, dedicated support, and advisory services to customers who choose to develop their own interfaces and applications. Professional services are typically performed within three to six months of entering into an arrangement with the customer. Professional services are typically sold on a fixed-fee basis, but are offered on a time-and-material basis as well. Revenue for time-and-material arrangements is recognized as the services are performed. Revenue for fixed-fee arrangements are recognized under the proportional performance method of accounting as the Company has developed a history of accurately estimating activity. The Company uses labor hours incurred to the end of each reporting period compared to the total estimated labor hours as an input based measure of performance under customer arrangements. The Company believes labor hours incurred is materially representative of the value delivered to the customer at any point in time during the performance of the service. Professional services are not considered essential to the functionality of the SaaS offering.

The implementation fees are recognized over the term of the contract or expected life of the contract where no contractual term exists. Generally, client agreements are entered into for 12 to 36 months. A majority of the implementation service component of the arrangement with customers is performed within 120 days of entering into a contract with the customer.

Multiple Element Arrangements

The Company enters into multiple element arrangements in which a customer may purchase a subscription and professional services. For arrangements with multiple deliverables, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple element arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables does not have standalone value upon delivery, the deliverables that do not have standalone value are combined with the final deliverable within the arrangement and treated as a single unit of accounting.

Subscription and support contracts have standalone value as the Company sells subscriptions and support separately. In determining whether professional services can be accounted for separately from subscription and support services, the Company considers the availability of the professional services from other vendors, the nature of its professional services and whether the Company sells its applications to new customers without professional services. Based on these considerations the Company assessed that its professional services have standalone value.

The Company determines the selling price for each element based on the selling price hierarchy of: (i) vendor-specific objective evidence (“VSOE”) of fair value, (ii) third-party evidence (“TPE”), and (iii) estimated selling price (“ESP”). The Company is unable to establish VSOE for any of its services, as the Company has not historically priced its services with sufficient consistency. The Company is also unable to establish TPE, as the Company does not have sufficient information regarding pricing of third-party subscription and professional services similar to its offerings. As a result, the Company has developed estimates of selling prices based on margins established by senior management as the targets in the Company’s selling and pricing strategies after considering the nature of the services, the economic and competitive environment, and the nature and magnitude of the costs incurred. The amount of arrangement fee allocated is limited by contingent revenue, if any.

Deferred Revenue

Deferred revenue consists of billings and payments received in advance of revenue recognition from the Company’s subscription and support offerings as described above and is recognized as the revenue recognition criteria are met. For subscription agreements, the Company typically invoices its customers in monthly or annual fixed installments. Accordingly, the deferred revenue balance does not represent the total contract value of these multi-year subscription agreements. Deferred revenue also includes certain deferred professional services fees, which are recognized in accordance with the Company’s revenue recognition policy. The portion of deferred revenue the Company expects to recognize during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent.

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Cost of Revenue

Cost of revenue primarily consists of costs related to hosting the Company’s cloud-based application, providing customer support, data communications expense, salaries and benefits of operations and support personnel, software development fees, software license fees, amortization expense associated with acquired developed technology assets, and property and equipment depreciation.

Cash and Cash Equivalents. For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at one financial institution and, at times, balances may exceed federally insured limits. We have never experienced any losses related to these balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable. Accounts receivable represent amounts due from customers. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The allowance for doubtful accounts was approximately $15,000 and $25,000 as of June 30, 2015 and December 31, 2014, respectively. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up our customer base, thus spreading the credit risk.

Property and Equipment. Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Item	Estimated Life
Computer and data center equipment	3 years
Purchased software	3 years
Leasehold improvements	3-5 years, or lease term if less
Furniture and fixtures	7 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported.

Goodwill. Goodwill represents the excess purchase price over the appraised value of the portion of identifiable assets that were acquired from the Device Fidelity Inc. acquisition completed in March 2014. Goodwill is not amortized but is reviewed at least annually for impairment, or between annual dates if circumstances change that would more likely than not cause impairment. Management performs its annual impairment test at the close of each fiscal year, and considers several factors in evaluating goodwill for impairment, including the Company’s current financial position and results, general economic and industry conditions and legal and regulatory conditions.

Impairment of Long-lived Assets, Including License Agreements. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

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Deferred Financing Costs. Deferred financing costs are capitalized and amortized over the lives of the related debt agreements. The costs are amortized to interest expense using the effective interest method. In the event debt is converted or paid prior to maturity, any unamortized issuance costs are charged to expense.

Deferred Commissions. We capitalize commission costs that are incremental and directly related to the acquisition of customer contracts. Commission costs are capitalized and amortized over the term of the related customer contract.

Net Loss Per Common Share. Basic and diluted net loss per common share for all periods presented is computed by dividing the net loss available to common stockholders by the weighted average common shares outstanding and common stock equivalents, when dilutive. Potentially dilutive common stock equivalents include common shares issued pursuant to stock warrants, stock options, convertible preferred stock and convertible note agreements. Common stock equivalents were not included in determining the fully diluted loss per share as they were antidilutive.

On February 12, 2014, Cachet Financial Solutions (Minnesota) completed a merger transaction (the “Merger”) with DE Acquisition 2, Inc. (“DE2”), a Delaware corporation and public company with no operations. Pursuant to the terms of the Merger, each share of common stock of Cachet Financial Solutions (Minnesota) that was issued and outstanding at such time was cancelled and converted into 10.9532 (the “exchange ratio”) shares of DE2’s common stock. Subsequently DE2 changed its name to Cachet Financial Solutions, Inc.

On March 18, 2014, the Company completed a reverse stock split of its issued and outstanding common stock on a 1-for-10.9532 basis. The Company’s authorized capital shares previous to this transaction consisted of 22,500,000 shares of $.01 par value common stock and 2,500,000 shares of preferred stock. As a result of the DE 2 transaction, the Company’s new authorized capital consists of 500,000,000 shares of $.0001 par value common stock and 20,000,000 shares of preferred stock.

All amounts in the accompanying financial statements and notes related to shares, share prices and loss per share reflect retrospective presentation of the reverse split.

The following table reflects the amounts used in determining loss per share:

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net loss attributable to common shareholders	$(8,921,084)	$(4,246,802)	$(12,085,571)	$(7,118,685)
Weighted average common shares outstanding	24,464,979	6,536,602	21,627,532	6,328,419
Net loss per common share – basic and diluted	$(0.36)	$(0.65)	$(0.56)	$(1.12)

The following potential common shares were excluded from the calculation of diluted loss per share from continuing operations and diluted net loss per share attributable to common stockholders because their effect would have been anti-dilutive for the periods presented:

	As of
	June 30, 2015	June 30, 2014
Series C Convertible Preferred Stock	10,057,119	-
Stock Options	2,723,250	862,167
Warrants	24,234,251	1,259,462
	37,014,620	2,121,629

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Fair Value of Financial Instruments. We use fair value measurements to record fair value adjustments for certain financial instruments and to determine fair value disclosures. Warrants issued with price protection features are recorded at fair value on a recurring basis. The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximated fair value due to the short maturity of those instruments. With respect to determination of fair values of financial instruments there are the following three levels of inputs:

●	Level 1 Inputs—Quoted prices for identical instruments in active markets.

●	Level 2 Inputs—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

●	Level 3 Inputs—Instruments with primarily unobservable value drivers.

The warrants that are carried at fair value are valued using Level 3 inputs utilizing a Black-Scholes-Merton option pricing model under probability weighted estimated outcomes.

Use of Estimates. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the consolidated financial statements. Actual results could differ from those estimates. Significant estimates include the Company’s ability to continue as a going concern, allowance for doubtful accounts, assumptions used to value stock options and warrants, conversion incentive and share purchase price adjustment, and the value of shares of common stock issued for services.

Stock-Based Compensation. We account for stock-based compensation using the estimated fair values of warrants and stock options. For purposes of determining the estimated fair values, we use the Black-Scholes option-pricing model. For the periods prior to our common stock being traded, we estimated the volatility of our common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded; for later periods, we include our actual common stock trading to compute volatility. We determine the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. We use the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Compensation expense for all share-based payment awards is recognized using the straight-line amortization method over the vesting period. The fair values of stock award grants are determined based on the number of shares granted and estimated fair value of our common stock on the date of grant.

Research and Development Costs. We consider those costs incurred in developing new processes and solutions to be research and development costs and they are expensed as incurred.

Inception-to-June 30, 2015 Operating Results

Our cumulative losses through June 30, 2015 are $63.9 million. The operating losses are the result of our early stage of development whereby only minimal revenues have been generated. The cost structure, both technology and personnel to support the RDC application, and the selling, general and administrative functions of the expected business in the future, has been built in advance of the revenue growth. As we add clients and the customers of those clients begin to generate the transaction volume based revenue contemplated by our business model, operating performance is expected to improve.

Costs related to interest costs including the accretion of discount on debt issued contributed $12.3 million of the cumulative loss through June 30, 2015. Those costs were driven by the borrowings need to support our cost structure in the absence of significant revenue and working capital needs, as well as the high cost of debt due to our early stage of development. Through June 30, 2015, a significant portion of debt and related interest has been converted to equity and the cost of debt service has been reduced. In addition to the cost of debt, we completed several transactions to facilitate the conversion of debt and warrants to equity through the exchange of securities. The charges for those exchanges totaled $3.1 million in 2013 and $0.4 million in 2014.

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Results of Operations: Years Ended December 31, 2014 and 2013

Revenues

Revenues for the year ended December 31, 2014 increased 125% or $1,468,505 to $2,648,108, when compared to the prior year. The increase was primarily due to an overall increase in RDC transactions processed which totaled 3,510,547 for the year ended December 31, 2014, representing an increase of 119% or 1,910,356 from the prior year. The increase was attributable to an overall increase in the number of banks and credit unions which were “active” customers, meaning that they have implemented the RDC software enabling the processing of customer transactions. As of December 31, 2014, we had entered into agreements to provide our RDC technology with approximately 348 banks and credit unions, of which 252 were active, meaning that they have implemented the RDC software enabling the processing of customer transactions. This compares to a total of 230 signed agreements, of which 130 were active as of December 31, 2013. In addition, we generated approximately $412,000 of revenue for the year ended December 31, 2014 for professional services. During the year ended December 31, 2014, approximately 70% of our revenue was generated from transactional volume fees, monthly active user fees and other recurring support services. Approximately 16% represents revenue from professional services primarily related to integration development work performed as part of implementing our mobile money product offering, while the remaining 14% was from implementation fees that are recognized over the lives of our contracts with financial institutions. As expected, as more clients have implemented our SaaS cloud based technologies they are starting to process more significant transactional and monthly active user fees and therefore, the mix of revenues continues to shift towards a higher percentage that are recurring in nature versus one-time implementation fees.

Since the March 2014 acquisition of Select Mobile Money from DeviceFidelity, we entered into several significant contracts, including Navy Federal Credit Union (“NFCU”), which is the world’s largest credit union. Our technology is part of a program designed to offer their members a money management tool geared towards students called Visa Buxx. Our Mobile Money application allows student card holders to view balances, request money from their parents through SMS, email or in-app notification, and use the locator feature to easily locate the nearest branch or ATM. In addition, the parents will also have the ability to monitor their teens’ transactions, current balances, transfer funds directly from their Navy Federal debit and credit card, and have the ability to suspend the card. Based on the success of this program, we received an additional order from NFCU during the third quarter of 2014 to provide the same mobile technology for their General Reloadable Purpose Card (“GRPC”). In December 2014, NFCU launched this prepaid card program labeled “Go Prepaid” making it available to all of its six million members. We also received an order from USBank, who has partnered with Kroger, one of the largest grocery retailers in the world in a joint effort to offer its supermarket customers a prepaid card. Our prepaid mobile application now offers Kroger’s supermarket customers a full suite of convenient mobile account services. Our application allows prepaid card users to view balances and transaction detail, reload money, including check-to-card loads with “instant good funds,” and transfer funds from inside the app. Powerful back-end analytics and messaging capabilities allows the supermarket to segment cardholder behavior and send relevant marketing messages to keep its customers engaged in using the mobile application. USBank/Kroger went live with this program at the end of December 2014.

Since a significant portion of the revenue we expect to generate from these programs will depend on the number of active users as well as fees earned through the reloading of the prepaid cards, ATM withdrawals and the transfer of money, we are currently unable to determine the overall impact these programs will have on our future revenues until we see the overall level of consumer adoption now that these programs are live.

Cost of Revenues

Cost of revenues for the year ended December 31, 2014 was $2,747,343, an increase of 12% or $285,256, compared to the prior year. The increase was primarily due to an increase in amortization expense associated with the intangible assets acquired as part of the Select Mobile Money acquisition in March 2014. During the year ended December 31, 2014, we recognized amortization expense of approximately $480,000. Partially offsetting these increases was an overall decrease in contract resources incurred to support our data center operation of $168,533 when comparing the year ended December 31, 2014 to the prior year. Our overall support costs for our data center for the year ended December 31, 2014 totaled $2,049,356 compared to $2,061,369 for the prior year.

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Cost of revenue consists primarily of our costs of deploying and supporting the RDC capability, along with contract developers dedicated to our mobile money prepaid offering. We believe that as our RDC services revenue continues to grow, our cost of revenue will remain relatively fixed as part of providing these services. As a result of our investment in fixed costs to support current and expected future operations, and the relatively early stage of recurring revenue generation, the reported gross loss may not be representative of our operating model. Similar to our revenue expectations, the dollar amount of our variable component of our cost of revenue is expected to increase as transaction volume increases and we pay volume-based costs. We also expect to continue to gain leverage on the fixed portion of our cost of operations as more clients are brought online and generating revenue through RDC transactions. Our mobile money white label offering requires significant upfront customization and integration effort, which requires us to contract with software developers, which yields a lower gross margin compared to what we are able to achieve from our transactional revenue stream. Since our mobile money offering is also a hosted application, we believe once the programs referenced above are live, we will be able to gain similar leverage on the fixed portion of our cost of operations as our RDC offering.

Operating Expenses

Our operating expenses increased 41% or $2,759,028 to $9,516,678 for the year ended December 31, 2014 compared to the prior year.

Sales and Marketing

Sales and marketing expenses include the salaries, employee benefits, commissions, stock compensation expense, travel and overhead costs of our sales and marketing personnel, as well as tradeshow activities and other marketing costs. Total sales and marketing expenses increased 29% or $646,270 to $2,854,959 for the year ended December 31, 2014 compared to the prior year. The increase was primarily due to an overall increase in expenses incurred for tradeshows and other marketing programs of $280,244 when comparing the year ended December 2014 to the prior year. Also, our employee compensation for sales and marketing expense, excluding stock compensation expense, had increased by $275,497 when comparing fiscal year 2014 to 2013. Employee related travel expenses were also higher by $83,420 for fiscal year 2014 when compared to the prior year as result of an increase in sales personnel. Sales and marketing headcount as of December 31, 2014 was 17, an increase of 5, when compared to the prior year. We continue to focus our efforts to maximize return on investment by attending many of the leading industry tradeshows, as we believe our presence is necessary to attract and retain new customers. We traditionally incur higher levels of tradeshow expenditures during the first and fourth quarters of our fiscal year compared to the second and third. Stock compensation expense was $51,803 and $67,697 for the years ended December 31, 2014 and 2013. We currently anticipate our sales and marketing costs will be higher for 2015 compared to 2014 as we hired new sales employees during the second half of 2014 in an effort to increase our revenues for both our RDC business as well as promoting our new prepaid mobile wallet offering as part of the Select Mobile Money acquisition. We may also see an increase in sales and marketing costs as a result of higher levels of commission expense resulting from an increase in our revenue.

Research and Development

Research and development expenses include salaries, employee benefits, stock-based compensation expense, related overhead costs and consulting fees associated with product development, enhancements, upgrades, testing, quality assurance and documentation. Total research and development expenses for the year ended December 31, 2014 increased 171% or $1,680,716 to $2,663,633 when compared to the prior year. The increase was primarily due to an overall increase in the number of software developers who were either employees of the Company or full-time contractors all focused on continuing to develop new features and solutions to help differentiate our service offerings in the marketplace. During 2014 we released our new Select Business platform designed specifically for providing our RDC technology to banks and credit unions’ merchant customers. Excluding stock compensation expense, our employee compensation, contractor costs and related expenses increased $1,513,310 when comparing the year ended December 31, 2014 to the prior year. As of December 31, 2014, we had a total of 25 research and development employees and full-time contractors, compared to 7 as of December 31, 2013. Of the increase, 9 employees and full-time contractors were added as part of the Select Mobile Money acquisition on March 4, 2014. Expenses associated with software licenses and support increased $144,967 when comparing fiscal year 2014 to the prior year. Included in research and development expense was stock compensation expense of $41,365 and $48,609 for years ended December 31, 2014 and 2013, respectively. We believe our research and development expenses will be higher for the year ended December 31, 2015 compared to 2014 as a result of the additional employees and full-time contractors we added as part of the Select Mobile Money acquisition.

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General and Administrative

General and administrative expenses include the salaries, employee benefits, stock-based compensation expense and related overhead cost of our finance, information technology, human resources and administrative employees, as well as legal and accounting expenses, consulting and contractor fees and bad debt expense. Total general and administrative expenses increased 12% or $432,042 to $3,998,086 for the year ended December 31, 2014, when compared to the prior year. The increase when comparing fiscal year 2014 to 2013 was primarily due to an overall increase in professional fees of $331,160 incurred primarily associated with completing the reverse merger and public company expenses. Excluding stock compensation expense, our employee compensation and related costs also increased $202,614 when comparing fiscal 2014 to 2013 as a result of an increase in headcount. Travel and insurance expenses were also higher by $124,310 and $83,643, respectively, for the year ended December 31, 2014 when compared to the prior year primarily as result of becoming a public company. Partially offsetting these increases was a decline in stock compensation of $381,339 as a result of a higher number of shares granted in 2013 with immediate vesting, as well as the compensation cost attributable to the reduction in the exercise price of certain previously granted options. Included in general and administrative expense was stock compensation expense for the year ended December 31, 2014 of $201,255 compared to $582,594 for the prior year. We believe our general and administrative costs will be higher for 2015 relative to 2014 as we anticipate incurring additional professional fees related to the ongoing requirements of a public company and also the anticipated costs associated with completing capital raises.

Interest Expense

Interest expense for the year ended December 31, 2014 was $5,704,533 compared to $2,804,594 for 2013. The increase was primarily driven an overall increase in the level of indebtedness through our IPO date July 14, 2014 when compared the prior year. Prior to July 14, 2014, our total principal and accrued interest outstanding was $14.9 million compared to approximately $9.9 million at the end of June 2013. On July 14, 2014, as part of completing our IPO, a total of $6.3 million of principal and accrued interest converted into 5.1 million shares of common stock. In addition, we repaid a total of $3.2 million of principal and accrued interest outstanding in July 2014. Of this amount, $1.7 million was associated with a loan we entered into with one of our directors, whereby we agreed to issue common stock equal to 12.5% of the principal amount on the issuance date and 3.125% of the principal amount each successive fifth business day thereafter so long as any portion of the principal was outstanding. In addition, the initial interest rate of 24% increased to 48% in April 2014 until the loan was repaid in full in July 2014. Interest expense associated with this note for year ended totaled $1,122,405 of which $890,624 related to the fair value of common stock to be issued in April 2014 as part of the agreement. Also included in interest expense for the year ended December 31, 2014 was $1,000,000 associated with agreeing to issue 666,667 shares of our common stock as part of being granted an extension of our senior secured note to May 12, 2014. We amortized the $1 million of cost as interest expense through the new maturity date of the note. In addition, during the year ended December 31, 2014, we recorded approximately $2.7 million of interest expense associated with the amortization of a beneficial conversion feature for $3.3 million of principal debt outstanding, of which $1.0 million is held by a director. Approximately $6.0 million of debt automatically converted upon the IPO in July 2014.

We also recorded a fair value adjustment related to the outstanding warrants issued to our senior debt holder resulting in a $70,546 decrease in interest expense when comparing fiscal 2014 to 2013. In addition, we recorded the fair value related to the outstanding warrants issued to the holders of the convertible preferred stock during fiscal year 2014 of $163,570.

Other Non-Operating Expense (income)

Other non-operating income for the year ended December 31, 2014 totaled $389,336 compared to $3.1 million in 2013. In 2014, we recognized $424,335 of expense related to warrants provided as an inducement to convert debt into common stock. Approximately $40,000 of other income was recognized during fiscal 2014 relating to the forgiveness of debt in exchange us agreeing to repay the outstanding balance owed. In 2013, we recorded $3.07 in charges for the excess of the fair value of common stock issued in the conversion of debt and warrants into common stock. Specifically these non-cash charges include, (a) $674,000 related to shares issued as consideration to incent noteholders to convert their debt to equity, (b) in conjunction with that conversion, $1.71 million related to the issuance of shares to adjust the conversion rate of previously converted debt, and (c) $681,000 related to the issuance of shares in exchange for the cancellation of outstanding common stock purchase warrants. Approximately $53,000 of non-operating expense was recognized as finance costs.

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Income Taxes

Effective January 1, 2014 the Company’s S Corporation election terminated and the Company became subject to Federal and state income taxes. Prior to 2014 the Company did not pay corporate income taxes on its taxable income, as the stockholders were liable for income taxes on their respective share of the Company’s taxable income. Therefore, no current or deferred tax provision was recorded prior to January 1, 2014. In connection with the reverse merger transaction on February 12, 2014, the public “shell company” changed its tax year end to December from its previous February year end.

The Company utilizes the asset and liability method of accounting for income taxes. The Company recognizes deferred tax liabilities or assets for the expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities. We regularly assess the likelihood that our deferred tax assets will be recovered from future taxable income. We consider projected future taxable income and ongoing tax planning strategies in assessing the amount of the valuation allowance necessary to offset our deferred tax assets that will not be recoverable. We have recorded and continue to carry a full valuation allowance against our gross deferred tax assets that will not reverse against deferred tax liabilities within the scheduled reversal period. We expect to provide a full valuation allowance on our future tax benefits until we can sustain a level of profitability that demonstrates our ability to realize these assets. At December 31, 2014, we carried a valuation allowance of $4.9 million against our net deferred tax assets.

Results of Operations: Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

The following table sets forth, for the periods indicated, certain unaudited consolidated statements of operations information:

	Six Months Ended
	June 30, 2015	% of total Revenue	June 30, 2014	% of total revenue	$ Increase (Decrease)	% Increase (Decrease)
Revenue	$2,006,690	100.0%	$1,085,399	100.0%	$921,291	84.9%
Cost of revenue	1,868,193	93.1%	1,335,294	123.0%	532,899	39.9%
Gross loss	138,497	7%	(249,895)	(23)%	388,392	(155.4)%
Sales and marketing expenses	1,755,799	87.5%	1,192,148	109.8%	563,651	47.3%
Research and development expenses	1,646,229	82.0%	1,010,806	93.1%	635,423	62.9%
General and administrative expenses	1,999,428	99.6%	2,156,228	198.7%	(156,800)	(7.3)%
Total operating expenses	5,401,456	269.2%	4,359,182	401.6%	1,042,274	23.9%
Operating loss	(5,262,959)	(262.3)%	(4,609,077)	(424.6)%	(653,882)	14.2%
Interest expense	3,170,214	158%	2,496,701	230%	673,513	27.0%
Share price conversion adjustment	3,604,245	179.6%	—	—%	3,604,245	100.0%
Inducement to convert debt and warrants	—	—%	7,906	0.7%	(7,906)	(100.0)%
Other expense	14,375	0.7%	5,001	0.5%	9,374	187.4%
Net loss	$(12,051,793)	(600.6)%	$(7,118,685)	(655.9)%	$(4,933,108)	69.3%

Revenues

Revenues during the first half of 2015 totaled $2,006,690, representing an increase of 85% or $921,291, when compared to the same period in the prior year. The increase was primarily due to an overall increase in our overall transactions, which totaled approximately 2.9 million during the first half of 2015, compared to 1.5 million for the same period in the prior year. The primary reason for the increase in transactions is the overall increase in the number of active products that were implemented as of June 30, 2015, which totaled 312, compared to 185 at June 30, 2014. As of June 30, 2015, we had entered into agreements to provide a total 436 of our products to approximately 408 banks and credit unions, of which 312 products were deployed, meaning that they have implemented the RDC software enabling the processing of customer transactions. This compares to a total of 348 signed agreements with 312 banks and credit unions, of which 252 were active as of December 31, 2014. In addition, we generated approximately $194,000 of revenue for the six months ended June 30, 2015 for professional services, compared to $91,000 for the same period in the prior year. During the six months ended June 30, 2015, approximately 74% of our revenue was generated from transactional volume fees, monthly active user fees and other recurring support services. Approximately 10% represents revenue from professional services primarily related to integration development work performed as part of implementing our mobile money product offering, while the remaining 16% was from implementation fees that are recognized over the lives of our contracts with financial institutions. As expected, as more clients have implemented our SaaS cloud based technologies they are starting to process more significant transactional and monthly active user fees and therefore, the mix of revenues continues to shift towards a higher percentage that are recurring in nature versus one-time implementation fees.

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Since the March 2014 acquisition of Select Mobile Money from DeviceFidelity, we entered into several significant contracts, including Navy Federal Credit Union (“NFCU”), which is the world’s largest credit union. Our technology is part of a program designed to offer their members a money management tool geared towards students called Visa Buxx. Our Mobile Money application allows student card holders to view balances, request money from their parents through SMS, email or in-app notification, and use the locator feature to easily locate the nearest branch or ATM. In addition, the parents will also have the ability to monitor their teens’ transactions, current balances, transfer funds directly from their Navy Federal debit and credit card, and have the ability to suspend the card. Based on the success of this program, we received an additional order from NFCU during the third quarter of 2014 to provide the same mobile technology for their General Reloadable Purpose Card (“GRPC”). In December 2014, NFCU launched this prepaid card program labeled “Go Prepaid” making it available to all of its six million members. We also received an order from USBank in 2014, who has partnered with Kroger, one of the largest grocery retailers in the world in a joint effort to offer its supermarket customers a prepaid card. Our prepaid mobile application now offers Kroger’s supermarket customers a full suite of convenient mobile account services. Our application allows prepaid card users to view balances and transaction detail, reload money, including check-to-card loads with “instant good funds,” and transfer funds from inside the app. Powerful back-end analytics and messaging capabilities allows the supermarket to segment cardholder behavior and send relevant marketing messages to keep its customers engaged in using the mobile application. USBank/Kroger went live with this program at the end of December 2014. In March 31, 2015, we received four additional orders from USBank to further expand the existing program and also add additional grocery stores within the Kroger family, including Fred Meyer and Ralph’s.

During the six months ended June 30, 2015, we recognized a total of approximately $126,000 of transactional revenue related to the various prepaid mobile programs that were live during the period. This compares to $19,000 for the same period in the prior year. Since a significant portion of the revenue we expect to generate from these programs will depend on the number of active users as well as fees earned through the reloading of the prepaid cards, ATM withdrawals and the transfer of money, we are currently unable to determine the overall impact these programs will have on our future revenues until we see the overall level of consumer adoption now that these programs are live.

Cost of Revenues

Cost of revenues for the first half of 2015 was $1,868,193, representing an increase of 40% or 532,899, when compared to the same period in the prior year. The primary reason for the increase was an overall increase in personnel costs for our data center and client support group, which totaled approximately $227,000 when comparing the two periods as a result of the overall increase in products deployed. Also, our overall costs to third-party vendors increased approximately $134,000 when comparing the first half of 2015 to 2014 as a result of the increase in transactions and reseller fees. Lastly, our amortization expense for the intangible assets related to the March 2014 Device Fidelity acquisition increased approximately $121,000 when comparing the first half of 2015 to 2014.

Cost of revenue consists primarily of our costs of deploying and supporting the RDC capability, along with contract developers dedicated to our mobile money prepaid offering. We believe that as our RDC services revenue continues to grow, our cost of revenue will remain relatively fixed as part of providing these services. As a result of our investment in fixed costs to support current and expected future operations, and the relatively early stage of recurring revenue generation, the reported gross loss may not be representative of our operating model. Similar to our revenue expectations, the dollar amount of our variable component of our cost of revenue is expected to increase as transaction volume increases and we pay volume-based costs. We also expect to continue to gain leverage on the fixed portion of our cost of operations as more clients are brought online and generating revenue through RDC transactions. Our mobile money white label offering requires significant upfront customization and integration effort, which requires us to contract with software developers, which yields a lower gross margin compared to what we are able to achieve from our transactional revenue stream. Since our mobile money offering is also a hosted application, we believe once the programs referenced above are live, we will be able to gain similar leverage on the fixed portion of our cost of operations as our RDC offering.

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Operating Expenses

Our operating expenses for the first half of 2015 totaled $5,401,456 representing an increase of 24% or $1,042,274 when compared to the first half of 2014. The primary reason for the increase was our acquisition of Select Mobile Money in March of 2014, along with the additional professional fees incurred as part of the reverse merger and increased costs associated with being a public company.

Sales and Marketing

Total sales and marketing expenses in the first half of 2015 increased approximately $564,000 when comparing to the first half of 2014. The primary reason for the increase was again due to the increase in our employee compensation for sales and marketing. Excluding stock compensation expense, compensation expense had increased by approximately $459,000. In addition, expenses incurred for tradeshows and other marketing programs increased approximately $46,000 when comparing the first half of 2015 to the same period in the prior year. Our referral fees to our partners and resellers increased approximately $30,000 when comparing the first half of 2015 to the same period in 2014 as result of higher revenue generated off existing customers as well as new customer acquisitions for the periods presented. Employee related travel expenses were also higher by approximately $14,000 for the first half of 2015 compared to the first half of 2014. We continue to focus our efforts to maximize return on investment by attending many of the leading industry tradeshows, as we believe our presence is necessary to attract and retain new customers. We traditionally incur higher levels of tradeshow expenditures during the first and fourth quarters of our fiscal year compared to the second and third. Stock compensation expense was $31,106 for the six months ended June 30, 2015, compared to $4,047 for the same period in the prior year. We currently anticipate our sales and marketing costs will be higher for 2015 compared to 2014 as we hired new sales employees during the second half of 2014 in an effort to increase our revenues for both our RDC business as well as promoting our new prepaid mobile wallet offering as part of the Select Mobile Money acquisition. We may also see an increase in sales and marketing costs as a result of higher levels of commission expense resulting from an increase in our revenue.

Research and Development

Research and development expenses include salaries, employee benefits, stock-based compensation expense, related overhead costs and consulting fees associated with product development, enhancements, upgrades, testing, quality assurance and documentation. During 2014 we released our new Select Business platform designed specifically for providing our RDC technology to banks and credit unions’ merchant customers. We continued to add additional features to the product since initially launching back in 2014 through the first half of 2015. Total research and development expenses during the first half of 2015 increased approximately 63% or $635,000 when comparing to the first half of 2014.

Excluding stock compensation expense, our employee compensation, contractor costs and related expenses increased approximately $363,000 when comparing the first half of 2015 to the same period in the prior year. We reduced our overall level of contractors towards the end of June 2015 as we completed development on the core functionality of our new Select Business Application. As of June 30, 2015, we had a total of 23 research and development employees and full-time contractors, compared to 25as of June 30, 2014. The majority of the increase in developers was added in the second quarter of 2014. Employee related expenses, including recruiting fees increased by approximately $173,000 when comparing the first half of 2015 to the first half of 2014 primarily the result of new hires. Expenses associated with software licenses and support increased approximately $50,000 when comparing the first half of 2015 to the same period in the prior year. Included in research and development expense was stock compensation expense of $39,141 for six months ended June 30, 2015, respectively, compared to $3,379 for the same period in the prior year. We believe our research and development expenses will be higher for the year ended December 31, 2015 compared to 2014 as a result of the additional employees and full-time contractors we added as part of the Select Mobile Money acquisition.

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General and Administrative

General and administrative expenses include the salaries, employee benefits, stock-based compensation expense and related overhead cost of our finance, information technology, human resources and administrative employees, as well as legal and accounting expenses, consulting and contractor fees and bad debt expense. Our professional fees for the first half of 2015 totaled approximately $373,000, representing a decrease of $325,000 or 46% when compared to the same period in the prior year. Partially offsetting the decrease in professional fees was an increase in compensation costs. Excluding stock compensation expense, our compensation expense increased approximately $77,000 when comparing the first half of 2015 to the same period in 2014. In addition, other general business expenses, including corporate insurance and other business licenses and permits increased approximately $73,000 when comparing the first half of 2015 to 2014. Included in general and administrative expense was stock compensation expense for the six months ended June 30, 2015 of $67,668, compared to $74,067 for the same period in the prior year. We believe our general and administrative costs will be higher for 2015 relative to 2014 as we anticipate incurring additional professional fees related to the ongoing requirements of a public company and also the anticipated costs associated with completing capital raises.

Interest Expense and Non-Cash Financing Charges

Interest expense and non-cash financing charges for the six months ended June 30, 2015 was $3,069,776 compared to $2,496,701 for the same period in 2014, representing an increase of $573,075. The increase was primarily driven from recognizing $989,741 of expense associated with the issuance of warrants as part of the PIPE offering. In addition, we recorded a mark to market adjustment related to all the outstanding warrants which contain anti-dilution provisions during the six months ended June 30, 2015 of approximately $1,585,000. This compares to the Company recognizing a reduction of interest expense for the decline in fair value to the outstanding warrants of $100,000 for the six months ended June 30, 2014. Offsetting the warrant expenses was an overall decrease in interest expense associated with an overall decrease of $8.4 million in outstanding debt when comparing the end of June 30, 2015 to June 30, 2014. Of the outstanding debt as of June 30, 2014, $1.5 million related to the acquisition of Select Mobile Money in March 2014. As part of this loan we entered into with one of our directors, we agreed to issue common stock equal to 12.5% of the principal amount on the issuance date and 3.125% of the principal amount each successive fifth business day so long as any portion of the principal is outstanding. In addition, the initial interest rate of 24% increased to 48% in April 2014 as the loan was outstanding. Interest expense associated with this note for the six months ended June 30, 2014 totaled $1,001,039 of which $796,875 related to the fair value of the common stock issued in April as part of the agreement. This note was repaid in full in July 2014. In addition, we recognized $1,000,000 for the six months ended June 30, 2014 of interest expense associated with agreeing to issue $1.0 million of our common stock as part of being granted an extension of our senior secured note to May 12, 2014. We amortized the $1.0 million of costs as interest expense through the new maturity date of the note.

Share Price Conversion Adjustment

In connection with the offer and sale of the Series C Preferred, the Company issued additional shares of the Company’s common stock totaling 8,232,628 to former holders of the Company’s series A and B preferred stock (all of which has been converted to common stock), such that following the issuance of such shares, such holders will have received the same number of shares of the Company’s common stock in total as they would have received upon conversion of the series A and B preferred stock if the conversion price for the series A and B preferred stock had been the same as the initial conversion price under the Series C Preferred. The Company granted the recipients of these shares the same registration rights as are provided in Series C Preferred holders. As a result, the Company recognized expense totaling $3,704,683 during the six months ended June 30, 2015.

Other Non-Operating Expense

Other non-operating expense for the six months ended June 30, 2015 totaled $14,375 compared to $100,001 for the same period in the prior year. During the six months ended June 30, 2015, we recognized approximately $14,000 as finance costs, compared to $5,000 of finance costs for the same period in the prior year.

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Income Taxes

Effective January 1, 2014 the Company’s S Corporation election terminated and the Company became subject to Federal and state income taxes. Prior to 2014 the Company did not pay corporate income taxes on its taxable income, as the stockholders were liable for income taxes on their respective share of the Company’s taxable income. Therefore, no current or deferred tax provision was recorded prior to January 1, 2014. In connection with the reverse merger transaction on February 12, 2014, the public “shell company” changed its tax year end to December from its previous February year end.

The Company utilizes the asset and liability method of accounting for income taxes. The Company recognizes deferred tax liabilities or assets for the expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities. We regularly assess the likelihood that our deferred tax assets will be recovered from future taxable income. We consider projected future taxable income and ongoing tax planning strategies in assessing the amount of the valuation allowance necessary to offset our deferred tax assets that will not be recoverable. We have recorded and continue to carry a full valuation allowance against our gross deferred tax assets that will not reverse against deferred tax liabilities within the scheduled reversal period. We expect to provide a full valuation allowance on our future tax benefits until we can sustain a level of profitability that demonstrates our ability to realize these assets. At December 31, 2014, we carried a valuation allowance of $4.9 million against our net deferred tax assets. Any changes to our net deferred tax asset balance during the six months ended June 30, 2015 would still require a full-valuation due to the continued net losses recognized during the period.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity and Capital Resources: Years Ended December 31, 2014 and 2013

Financial Condition. At December 31, 2014 and 2013 we had approximately $112,000 and $151,000 in cash and cash equivalents. Our cash and cash equivalent balances consist of cash. Our financial condition and prospects critically depend on our access to financing in order to continue funding operations. During the year ended December 31, 2014, the cash used in operating activities was approximately $10.0 million, an increase of $3.6 million from the prior year. Much of our cost structure arises from personnel and related costs and therefore is not presently subject to significant variability. Prior to our IPO, we had historically utilized borrowings from accredited investors, including affiliates, to fund our working capital needs. Through July 14, 2014, we increased our net borrowings by approximately $6.0 million to fund our operations and complete the acquisition of Select Mobile Money. In July 2014 we completed an IPO in which a total of 4.5 million shares of common stock were issued at $1.50 resulting in gross proceeds of $6.8 million. The proceeds net from the offering were approximately $5.5 million, after deducting commissions and approximately $600,000 in offering costs. As part of the offering, we converted approximately $6.3 million of existing indebtedness into 5.1 million shares of common stock and issued 3.3 million warrants with an exercise price of $1.875 and a life of five-years. After the repayment of the debt related to our acquisition of Select Mobile Money and other short-term borrowings that became due upon completion of the IPO, our available cash for operations as of July 14, 2014 totaled $2.2 million. After paying existing trade payables owed as of that date, we had approximately $1.0 million for working capital. In December 2014, we issued two of our directors warrants to purchase an additional 1.0 million shares of common stock with an exercise price of $2.00 and a life of five-years as part of the debt converted upon the completion of our IPO.

On July 30, 2014, the Company entered into a financing commitment letter agreement with two directors to lend the Company up to $2.5 million through December 31, 2014, bearing interest at 10%, and due January 31, 2015. If any portion of the notes issued under the commitment letter was outstanding beyond January 31, 2015, the default interest rate would be adjusted to 18%. On February 3, 2015, Michael Hanson, one of our directors, converted $250,000 of the amount owned into 217,391 shares of Series B Convertible Preferred Stock (which Series B Convertible Preferred Stock was converted into common stock on February 27, 2015). In March 2015, the Company amended the terms of the commitment letter agreement to extend the repayment date for the principal amount outstanding of $450,000 and related accrued interest at 10% to January 31, 2016. As part of the amendment, the directors did not renew the remaining amount available under the original terms of the financing commitment letter.

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During 2014, the Company issued 2,229,702 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 2,229,702 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were $3.0 million.

We will require additional funds to continue our operations beyond October 2015.

Cash Flow

Operating Activities

Net cash used in operating activities for the year ended December 31, 2014 was approximately $10.0 million compared to approximately $6.4 million for the prior year. Our net loss in fiscal year 2014 was approximately $15.7 million or approximately $1.7 million more when compared to the same period in 2013, although when adjusted for non-cash charges in our statement of operations, our cash flow from operations before changes in working capital decreased approximately $900,000 comparing the two periods. Changes in working capital included an increase in deferred commissions during fiscal years 2014 and 2013 of $119,865 and $199,538, respectively as a result of an overall increase in our revenues during these periods. Our accounts receivable decreased by $14,814 for the year ended December 31, 2014, compared to an increase of $169,731 for 2013. The significant increase in accounts receivable during 2013 was due to billing a reseller $200,000 in advance for us providing our RDC technology to their future customers. Prepaid expenses decreased $85,619 and $77,741 during the years ended December 31, 2014 and 2013, respectively, as a result of expensing annual software and hardware support contracts over the period the services are provided and the amortization of prepaid software licenses. Other changes in working capital included an increase in deferred revenue to $247,255 for the year ended December 31, 2014 as compared to $687,140 for 2013. The increases in both periods were primarily due to receipt of implementation and prepaid transaction fees associated with new clients for both periods presented. Accrued expenses also increased during the fiscal years ended 2014 and 2013 by $12,507 and $54,677, respectively, primarily as a result of an increase in accruals for various related operating costs incurred but unpaid at the end of both periods presented. Accrued interest expense declined during the year ended December 31, 2014 by $608,529 compared to an increase of $1,508,880 for the prior year. The decrease in accrued interest for the year ended December 31, 2014 was primarily due to the payoff of accrued interest owed to our senior debt lender, as well as additional debt converted or repaid following the IPO. The increase in accrued interest expense during the year ended December 31, 2013 was primarily due to the accrual of a payoff premium of $750,000 provided to our senior debt lender, along with an increase in accrued expense recognized on our other debt that remained outstanding. Accounts payable balance decreased during the year ended December 31, 2014 by $190,645 compared to an increase of $150,889 for the same period in the prior year. The primary reason for the decrease in accounts payable during the year ended December 31, 2014 was due to a significant amount of payments made in July 2014 following the completion of our IPO for professional service fees incurred through this date. These services included completing the reverse merger, our annual audit, providing legal defense regarding a potential trademark infringement as well as costs associated with completing our IPO. The primary reason for the increase in accounts payable for the year ended December 31, 2013, was due to recording a payable for the above mentioned fees.

Investing Activities

Purchases of fixed assets during the years ended December 31, 2014 and 2013 totaled $153,000 and $80,379, respectively. These purchases were primarily part of hardware and software upgrades to our data centers where we host our SaaS cloud based platforms for our customers. We made a significant investment in our data centers during fiscal year 2012 and in order to accommodate the overall increase in transactions in 2015, we have procured an additional $0.5 million of IT equipment through a capital lease. Based on future growth, we may be required to make additional investments in our data centers. Additional cash used in investing activities for the year ended December 31, 2014, included $2.125 million related to the acquisition of Select Mobile Money.

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Financing Activities

Net of debt issuance costs, our borrowings during the years ended December 31, 2014 and 2013 totaled approximately $8.4 million and $6.7 million, respectively. Of this amount, $1.35 million was used to fund our acquisition of Select Mobile Money and $375,000 was used for working capital. During the year ended December 31, 2014, we repaid $1.6 million of principal owed under our senior secured financing arrangement and $300,000 owed under the secured convertible notes outstanding. The remaining borrowings were used to fund our operations in 2014. We also repaid $1.5 million of principal owed to a director for the loan associated with our acquisition of DeviceFidelity’s Select Mobile Money, along with $0.5 million of principal short-term debt owed to the same director. We also repaid approximately $0.9 million of principal owed for various short-term notes in July 2014. In addition, in March 2014, we repaid the entire outstanding installment note balance of $137,383 owed to Central Bank and the bank issued a new note for a total of $330,020. During the year ended December 31, 2014, we made additional principal payments against this loan totaling $215,160 compared to $91,537 during the prior year. We also paid debt issuance fees totaling $88,098 and $253,252 during the years ended December 31, 2014 and 2013, respectively. During fiscal year 2014, we issued shares of common stock and received net proceeds of $5,576,210 and $1,197,550. Proceeds from these debt and equity financings were used to fund cash used in operating activities as well as repay certain debt. Also during fiscal 2014, we issued a total of 2,229,702 shares of Series A Convertible Preferred Stock at $1.50 per share, and issued five-year warrants to purchase 2,229,702 shares of our common stock at a per-share price of $2.00 (since adjusted to $0.4816). The net proceeds received from this offering net of issuance costs totaled approximately $3.0 million.

Debt and Capital Resources. Since inception in February 2010, we have raised capital to support operating losses incurred in development of our RDC capability infrastructure, the marketing expenses to increase our client base and the general and administrative functions to support our planned growth. Our net losses from inception through December 31, 2014 of $51.7 million have been funded primarily through the issuance of equity, debt, warrants and borrowings under our senior secured financing agreement.

Additionally, we entered into a borrowing arrangement with Trooien Capital LLC which allows us to request additional advances under to fund the refinancing of senior debt due and owing to Michaelson Capital Partners LLC. During fiscal year 2014, we repaid Michaelson Capital Partners LLC a total of $2.8 million of principal and accrued interest through advances from Trooien Capital. As of December 31, 2014, the total principal amount of advances made against the $4.0 million facility we have with Trooien Capital was $3.3 million, of which $1.0 million was converted into equity in July 2014 as part of a conversion agreement dated June 17, 2014 leaving $2.3 million outstanding as of December 31, 2014. In addition, we borrowed against the entire $1.5 million line-of-credit provided by one of our directors in May 2014, of which $0.5 million was converted into equity in July 2014 as part of this same conversion agreement. We also have a loan with a commercial bank that is due on demand or if no demand is made, requires monthly installments.

On July 14, 2014, we completed an IPO in which a total of 4,500,000 shares of common stock were issued at $1.50 resulting in gross proceeds of $6,750,000. The net proceeds from the offering were approximately $5.5 million, after deducting commissions and approximately $600,000 in offering costs. As part of the offering, we converted approximately $6.3 million of existing indebtedness into 5,139,169 shares of common stock and issued warrants to purchase 3,563,545 shares of common stock with an exercise price of $1.875 and a life of five-years. After the repayment of the debt related to our acquisition of Select Mobile Money and other short-term borrowings that became due upon completion of the IPO, our available cash for operations as of July 14, 2014 totaled $2.3 million. After paying existing trade payables owed as of that date, we had approximately $1.0 million for working capital.

During 2014, the Company issued 2,229,702 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 2,229,702 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were $3.0 million. Between December 31, 2014 and February 3, 2015, the Company issued (i) 9,000 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 9,000 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share) and (ii) 2,065,891 shares of Series B Convertible Preferred Stock at $1.15 per share and issued five-year warrants to purchase an aggregate of 2,065,891 shares of its common stock at a per-share price of $1.15 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were approximately $2.2 million, including the cancellation of $250,000 in debt held by Michael J. Hanson, one of our directors. None of the investors in these offerings were deemed affiliates of the Company, except for one of our directors, Michael J. Hanson.

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The Company plans to raise additional capital in order to support the ongoing cash needs of operations including both working capital and future debt obligations. The Company has entered into an agreement with an investment banking firm to assist in an equity offering of its securities. The timing and success of completing such an offering cannot be assured. Therefore, we may not be able to sell any securities or obtain any additional financing needed, or do so on terms and conditions acceptable or favorable to the Company, if at all. If financing is not available, we may be forced to abandon our business plan or our entire business. If we successfully enter into a financing transaction, any additional equity-linked financing would be dilutive to our stockholders, and additional debt financing, if any, may involve restrictive covenants. Currently the Company has enough funds for operations through October 2015.

OFF BALANCE SHEET ARRANGEMENTS

We had no off balance sheet arrangements as of December 31, 2014 or 2013.

CONTRACTUAL OBLIGATIONS

Operating and Capital Leases

At December 31, 2014, our leases consisted primarily of real estate and equipment, furniture and fixtures. We conduct our U.S. operations from a 22,000 square foot office space located in Chanhassen, Minnesota. The lease commenced on May 1, 2012 and extends through August 31, 2016. We also lease a total of 1,812 square feet of office space in Dallas, Texas related to the employees retained as part of the acquisition of Select Mobile Money in March 2014. The lease commenced on May 1, 2014 and extends through June 30, 2017. In addition to the office space, we lease certain office furniture and equipment under operating leases through November 2016.

In February 2015, we secured approximately $0.5 million of additional IT equipment for our data centers through a three-year capital lease to support the overall increase in transactions and ensure we are able to meet the service level agreements we have with our customers. If we continue to experience significant growth in the number of transactions we process, we anticipate we will need to make additional investments in our data centers of approximately $0.5 million by the end of 2015.

Debt Obligations

At December 31, 2014, we had total outstanding debt including principal and accrued interest of $5.0 million, of which $3.5 million is convertible into our common stock at the option of the holder.

The following table summarizes our obligations under contractual agreements as of December 31, 2014 and the time frame within which payments on such obligations are due:

	Payment Due by Period
Contractual Obligations	Total	Less Than 1 year	1-3 Years	3-5 Years	More Than 5 Years

Operating Lease Obligations	$677,000	$374,000	$303,000	$—	$—
Debt Obligations	5,125,315	2,398,236	2,535,079	—	192,000

	$5,802,315	$2,772,236	$2,838,079	$—	$192,000

We will need additional working capital to meet our current obligations beyond October 2015.

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Liquidity and Capital Resources: Six Months Ended June 30, 2015 and 2014

Going Concern

Financial Condition. At June 30, 2015 and December 31, 2014 we had approximately $651,000 and $112,000 in cash and cash equivalents. Our cash and cash equivalent balances consist of cash. Our financial condition and prospects critically depend on our access to financing in order to continue funding operations. During the six months ended June 30, 2015, the cash used in operating activities was approximately $4.5 million, a decrease of $0.2 million from the same period in the prior year. Much of our cost structure arises from personnel and related costs and therefore is not presently subject to significant variability. Prior to our July 2014 IPO, we had historically utilized borrowings from accredited investors, including affiliates, to fund our working capital needs. Since our July IPO to June 30, 2015, we completed three convertible preferred stock offerings, with total net proceeds of $10.1 million discussed below.

During 2014, the Company issued 2,229,702 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 2,229,702 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share). Net proceeds to the Company after offerings costs were $3.0 million. During the first three months of 2015, the Company issued (i) 9,000 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 9,000 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share) and (ii) 2,065,891 shares of Series B Convertible Preferred Stock at $1.15 per share and issued five-year warrants to purchase an aggregate of 2,065,891 shares of its common stock at a per-share price of $1.15 (since adjusted to $0.4816). The Series A preferred shares totaling 2,238,702 converted into 2,920,039 shares of the Company’s common stock, whereas the Series B preferred shares totaling 2,065,891 converted into 2,065,891 shares of the Company’s common stock. In addition, the Company issued 74,765 shares of common stock to the Series A and B convertible preferred holders related to the accrued 8% dividend accrued through the conversion date. Net proceeds to the Company after offering costs were approximately $5.3 million, including debt reduction of $250,000 held by one of our directors, Michael J. Hanson.

As part of the Series C Preferred offering, two of our directors invested $950,000 in the form of a stock subscription receivable. Since June 30, 2015, we have received advancement against the stock subscription receivable of $950,000. Absent of receiving additional proceeds from the exercising of warrants, issuance of securities or other form of short-term financing, we will require additional funds to continue our operations beyond October 2015. There can be no assurance the Company will be able to obtain new financing or additional financing from its directors.

Cash Flow

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2015 was approximately $4.5 million compared to approximately $4.7 million for the prior year. Our net loss in six months ended June 30, 2015 was approximately $12.1 million or approximately $4.9 million more when compared to the same period in 2014, although when adjusted for non-cash charges in our statement of operations, our cash flow used in operations before changes in working capital increased approximately $31,000 comparing the two periods. Changes in working capital included an increase in deferred commissions during the six months ended June 30, 2015 and 2014 of $26,076 and $68,866, respectively as a result of an overall increase in our revenues during these periods. Our accounts receivable increased by $314,220 for the six months ended June 30, 2015, compared to a decrease of $17,548 for 2014. The significant increase in accounts receivable during the first six months of 2015 was due to an overall increase in our revenues and billings from the fourth quarter of 2014 to the second quarter of 2015. Also, we sold approximately $320,000 of prepaid remote deposit capture transactions during the second quarter of 2015 of which $150,000 was included in accounts receivable as of June 30, 2015. Prepaid expenses decreased $85,995 for the first half of 2015 compared to an increase of $111,196 during the first half of 2014. The decrease was primarily as a result of expensing annual software and hardware support contracts over the period the services are provided and the amortization of prepaid software licenses. The increase for the first half of 2014 was the result of the costs incurred leading up to the IPO completed in July 2014. Other changes in working capital included an increase in deferred revenue to $110,837 and $66,452 for the first half of 2015 and 2014, respectively. The increase in deferred revenue for the first half of 2015 was primarily due to the prepaid licenses for our mobile remote deposit capture offering, which totaled $320,000 during the second quarter of 2015. The increase in deferred revenue during the first half of 2014 was due to receipt of implementations and prepaid transaction fees associated with new clients. Accrued expenses also increased during the first half of 2015 and 2014 by $2,356 and $41,669, respectively, primarily as a result of an increase in accruals for various related operating costs incurred but unpaid at the end of both periods presented. Accrued interest expense increased during the first half of 2015 by $93,985 compared to a decrease of $487,778 for the prior year. The increase in accrued interest for the first half of 2015 was primarily due to an increase in accrued expense associated with the $4.7 million of principal balance outstanding on notes payable as of June 30, 2015. The decrease in accrued interest expense of $487,778 during the first half of 2014 was primarily due to the payoff of accrued interest owed to our senior debt lender. The amount of accrued interest paid to our senior debt lender during the first half of 2014 totaled $1.2 million, which was partially offset by the increase in accrued interest owed on the $1.5 million loan used to purchase Select Mobile Money and other short-term borrowings. Accounts payable balance increased during the first half of 2015 and 2014 by $418,696 and $700,662, respectively. The primary reason for the increase in accounts payable during the first half of 2015 was that we incurred significant fees related to completing our equity offerings. The reason for the increase in accounts payable for the first half of 2014 was due to the overall increase in the level of invoices owed to our outside legal and accounting firms. These services included completing the reverse merger, our annual audit, and providing legal defense regarding a potential trademark infringement.

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Investing Activities

Cash used in investing activities during the first half of 2015 and 2014 totaled $43,049 and $1,412,457, respectively. Total equipment purchases for the first half of 2015 and 2014 totaled $43,049 and $37,457, which were primarily part of hardware and software upgrades to our data centers where we host our SaaS cloud based platforms for our customers. We made a significant investment in our data centers during fiscal year 2012 and in order to accommodate the overall increase in transactions; we have procured an additional $0.5 million of computer equipment for our data center through a capital lease through the first half of 2015 (See Note 8 “Commitments and Contingencies”). Based on future growth, we may be required to make additional investments in our data centers. Additional cash used in investing activities for the first half of 2014 included $1.375 million related to the acquisition of Select Mobile Money.

Financing Activities

Net of debt issuance costs, our borrowings during the first half of 2015 and 2014 totaled approximately $750,000 and $7.8 million, respectively. The funds received during the first half of 2015 from two of our directors were primarily used for working capital purposes. Of the approximately $8.2 million borrowed during the first half of 2014, $1.5 million of the funds were used to fund our acquisition of Select Mobile Money and $375,000 was used for working capital. During the first half of 2015 we made $114,217 in principal payments related to installment payments made against an outstanding note payable. During the first half of 2014, we repaid $1.6 million of principal owed under our senior secured financing arrangement and $300,000 owed under the secured convertible notes outstanding. In addition, during six months ended June 30, 2015 and 2014, we repaid the entire outstanding installment note balance of approximately $216,000 and $137,000 and the bank issued new notes totaling approximately $330,000. During the first six months of 2015, we have made additional principal payments against this loan totaling approximately $53,000 compared to approximately $26,000 during the same period in the prior year. During the first half of 2015, we made principal payments against for capital leases totaling approximately $49,000. We also paid debt issuance fees totaling approximately $86,000 during the first half of 2014.

During the first half of 2015, the Company issued (i) 9,000 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 9,000 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share) and (ii) 2,065,891 shares of Series B Convertible Preferred Stock at $1.15 per share and issued five-year warrants to purchase an aggregate of 2,065,891 shares of its common stock at a per-share price of $1.15 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were approximately $2.2 million, including the cancellation of $250,000 in debt held by Michael J. Hanson, one of the Company’s directors.

Also during the first half of 2015, the Company issued an aggregate of 44,030 shares of Series C Convertible Preferred Stock at $100.00 per share and issued five-year warrants to purchase an aggregate of 10,057,119 shares of its common stock at a per-share price of $0.4816 in a private placement. Total (cash and non-cash) gross proceeds to the Company were approximately $4.4 million. Gross proceeds to the Company in the form of cash were approximately $3.0 million. Gross proceeds to the Company in the form of promissory notes payable within 150 days were $950,000. These promissory notes were provided by James L. Davis and Michael J. Hanson, both of whom are directors of the Company. The Company also issued 2,000 and 3,020 shares of the Series C Preferred to James L. Davis and Michael J. Hanson, respectively, in exchange for the cancellation of Company debt in the amount of $200,000 and $302,000 held by them.

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Debt and Capital Resources. Since inception in February 2010, we have raised capital to support operating losses incurred in development of our RDC capability infrastructure, the marketing expenses to increase our client base and the general and administrative functions to support our planned growth. Our net losses from inception through June 30, 2015 of $63.9 million have been funded primarily through the issuance of equity, debt, and warrants.

The Company will be evaluating its plans to raise additional capital in order to support the ongoing cash needs of operations including both working capital and future debt obligations. In connection with completing the Series C Preferred offering, the Company entered into an agreement with an investment banking firm to assist with completing the offering. If the Company determines it is necessary to raise additional capital in the future, the timing and success of completing such an offering cannot be assured. Therefore, we may not be able to sell any securities or obtain any additional financing needed, or do so on terms and conditions acceptable or favorable to the Company, if at all. If financing is not available, we may be forced to abandon our business plan or our entire business. If we successfully enter into an additional financing transaction, any additional equity-linked financing would be dilutive to our stockholders, and additional debt financing, if any, may involve restrictive covenants. As of October 19, 2015, the Company had received $950,000 against the $950,000 stock subscription receivables outstanding with two of its directors. Absent obtaining additional proceeds from the exercising of warrants, issuance of securities or other form of short-term financing, the Company does not have enough funds for operations beyond October 2015.

OFF BALANCE SHEET ARRANGEMENTS

We had no off balance sheet arrangements as of June 30, 2015 or December 31, 2014.

CONTRACTUAL OBLIGATIONS

Operating and Capital Leases

At June 30, 2015, our leases consisted primarily of real estate and equipment, furniture and fixtures. We conduct our U.S. operations primarily from a 22,000 square foot office space located in Chanhassen, Minnesota. The lease commenced on May 1, 2012 and extends through August 31, 2016. We also lease a total of 1,812 square feet of office space in Dallas, Texas related to the employees retained as part of the acquisition of Select Mobile Money in March 2014. The lease commenced on May 1, 2014 and extends through June 30, 2017. In addition to the office space, we lease certain office furniture and equipment under operating leases through November 2016.

During the first six months of 2015, we secured approximately $0.5 million of additional computer equipment for our data centers through a three-year capital lease with a director to support the overall increase in transactions and ensure we are able to meet the service level agreements we have with our customers. If we continue to experience significant growth in the number of transactions we process, we anticipate we will need to make additional investments in our data centers of approximately $0.4 million by the end of 2015. In addition, the Company entered into additional capital leases during the first half of 2015 totaling approximately $0.3 million related to prepaid license transactions for third-party technology and other software licenses which both are integrated into our overall remote deposit capture solutions.

Debt Obligations

At June 30, 2015, we had total outstanding debt including principal and accrued interest of $5.1 million, of which $3.7 million is convertible into our common stock at the option of the holder.

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The following table summarizes our obligations under contractual agreements as of June 30, 2015 and the time frame within which payments on such obligations are due:

	Payment Due by Period
Contractual Obligations	Total	Less Than 1 year	1-3 Years	3-5 Years	More Than 5 Years
Operating Lease Obligations	$586,674	$408,341	$178,333	$—	$—
Capital Lease Obligations	844,726	369,906	474,820	—	—
Debt Obligations	4,706,258	2,139,772	2,374,486	—	192,000
	$6,137,658	$2,918,019	$3,027,639	$—	$192,000

We will need additional working capital to meet our current obligations beyond October 2015.

BUSINESS

General

We provide cloud-based Software-as-a-Service (“SaaS”) remote deposit capture (“RDC”) and mobile wallet solutions for customers of banks, credit unions, prepaid card programs, check cashing services and payday lenders. Our cloud-based SaaS RDC solutions enable our clients to provide their customers with the ability to scan checks remotely through their smart phones or other devices and transmit the scanned, industry compliant images to a bank for posting and clearing. Our cloud-based mobile wallet is a virtual account for customers that do not have a bank account and is focused on the prepaid card market. Through our mobile wallet offering we provide consumers the ability to deposit and withdraw funds, transfer funds, and pay bills with their mobile phone or tablet. As of December 31, 2014, we had entered into 348 contracts with customers for our cloud-based SaaS products and services, and as of June 30, 2015, we had entered into 437 such contracts. Approximately 312 of those agreements were “active” as of June 30, 2015, meaning that they have implemented the RDC software enabling the processing of customer transactions Our business operations are conducted through our wholly owned subsidiary, Cachet Financial Solutions Inc., a Minnesota corporation.

In its most simple terms, RDC is a service that allows a business or consumer to scan checks and transmit the scanned images to a financial institution for posting and clearing or, in the case of FSO’s, cashing and loading remotely to a prepaid debit card. Checks received by the business or consumer can be scanned to create a digital deposit. The digital deposit is then transmitted to the RDC institution or service provider, who accepts the deposit and posts the deposit to their customer’s account. The product eliminates a trip to a financial institution or ATM to deposit the check(s). The basic requirements for an RDC service currently include a PC Windows or Mac computer and a check scanner for business applications, a “smartphone” for consumer applications, an Internet connection, and a service provider such as a bank.

RDC has been called an important development the banking industry has seen in years by the Federal Reserve and others. At this time, we believe that most major financial institutions in the United States have either launched the service, or are well on their way to doing so. The commonly viewed benefits of this new service include convenience, better deposit availability, reduced non-sufficient funds (NSFs) and reduced transportation costs and risk. Federal legislation commonly referred to as “Check 21” makes the entire RDC process possible. Passed in 2003 and implemented in October 2004, this legislation allows financial institutions to clear checks based upon images of the original items instead of having to transport the original check all the way back to the paying bank for clearing.

The providers of non-traditional banking services to the unbanked or the underbanked market represent another significant market opportunity for cloud-based SaaS RDC technology. This financial service organization (FSO) market includes institutions providing prepaid debit cards, check cashing services and payday lending to consumers. The FSO market represents more than 350 million transactions per year, involving approximately $106 billion in various products and services. These FSO products and services generally consist of:

●	$58.3 billion in check cashing transactions;

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●	$17.6 billion in money orders sold;

●	$8.3 billion in wire remittances;

●	$13.2 billion in payday advances; and

●	$5.4 billion in sales of prepaid stored-value cards.

Our Solutions

We are a technology solutions and services provider to the financial services industry. The following products and services comprise the main technology solutions we currently offer to our customers:

●	remote deposit capture (RDC) products for businesses and consumers;

●	mobile money management products for consumers; and

●	training and support services for our financial services industry customers.

Our RDC products are composed of various software applications that permit a business or consumer to (i) scan or take a picture of a check by using a smart phone, tablet or other devices (e.g., a desktop computer that includes or is connected to a camera), and then (ii) transmit the resulting image to a bank for posting and clearing. These various software applications are developed to be compatible with both Windows and Mac operating systems, and are marketed with various features and levels of functionality. Our main RDC products are marketed under the name RDC Select Business, which provides a financial institution’s business customers with the ability to scan and deposit checks from their PC or Mac computer, and RDC Select Mobile, which allows a financial organization to offer their customers the ability to scan and deposit checks via a mobile device by taking a picture of the front and back of the endorsed check. In all cases, our RDC software is made available to our customers through a license granting them Internet (“cloud-based”) access. Because we develop, host and maintain the software products that perform the RDC processes and services, our kind of business model is often referred to as a “software-as-a-service” business, or a “SaaS” model.

Our mobile money management product is a software application that permits a consumer with a prepaid debit card to (i) have a paper check directly deposited into the consumer’s prepaid card account using RDC technology similar to that used in our RDC Select Mobile product discussed above, (ii) cash checks by depositing a check into a prepaid card account and then accessing the related cash through an ATM machine, (iii) international remittance (i.e., a transfer of money from an individual working abroad to another person in the transferring individual’s home country), (iv) pay bills through electronic fund transfers from the prepaid card account, and (v) transfer amounts available in the prepaid card account to other participants in the same FSO’s prepaid card program. We market our mobile money management product under the name “Select Mobile Money.” Like our RDC products, we make our Select Mobile Money product available to our customers through an Internet/cloud-based SaaS business model.

The training and support services we offer and provide to our customers include: educational webinars to inform staff of product benefits and how to sell; marketing collateral and product videos to help our clients promote the product to their customers; risk mitigation consulting and documentation; reporting and analytics on customer transactions; post launch contests and promotions to increase customer adoption and transactions.

As indicated, our products and services (our “solutions”) are marketed and licensed or sold primarily to participants in the financial services industry. In this regard, our RDC products are offered to banks and credit unions in the United States, Canada and Latin America. Our mobile money management products are offered to a wider variety of financial service organizations (FSOs) in the United States, Canada and Latin America. These FSOs include banks and credit unions, but also include prepaid card issuers, check cashers and payday lenders. The banks, credit unions and FSOs purchasing our RDC products or mobile money management solutions generally desire to offer remote and mobile technology-based services to their own retail consumers for competitive reasons such as increasing customer satisfaction and improving customer retention, attracting new customers, developing market leadership, growing deposits in a low-cost manner, reducing their transaction costs and reducing traffic at bricks-and-mortar branches. We do not offer, sell or license our solutions directly to retail consumers.

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In our experience, the FSOs that desire mobile money management solutions typically cater primarily to retail consumers who are “unbanked” (meaning that they have no formal relationship with a traditional banking institution or credit union) or “underbanked” (meaning that they have only a minimal relationship with one or more traditional banking institutions or credit unions, and generally prefer not to grow that relationship due to fee concerns and/or minimum-balance requirements imposed on them by those institutions). In this regard, our Select Mobile Money product provides the unbanked and underbanked end-user customer with a convenient and secure “anywhere and anytime” access to self-service banking services through an easy-to-use mobile application downloaded onto their smart phone or tablet and linked to a prepaid card. We believe that easy and immediate access to money is especially important to the unbanked and underbanked consumer because this demographic often lives “paycheck to paycheck” and requires quicker access to their funds to pay for their everyday living essentials such as food, rent, and the payment of other bills. We believe that the inconvenience and cost of accessing multiple service providers, which are common barriers among underbanked and unbanked consumers, serves as a strong incentive for these consumers to use an aggregated service like Select Mobile Money. We believe that our Select Mobile Money product can address the needs most unbanked or underbanked consumers who have a need or desire for services more complex than simple debit cards and check cashing.

Our typical client implementation process includes integrating our software into the infrastructure of the financial institution, initiating customer training and providing sales and marketing development to support our client’s success when their RDC product is launched. We may offer technical support thereafter.

Our Development

In August 2010, we launched our cloud-based SaaS RDC Select platform, followed by the offering of our smartphone applications and our Apple OS X operating platform in September and October. In 2011, we launched CheckReview, a cloud-based SaaS proprietary technology that helps financial institutions better identify potential check fraud with the ability to view and validate the digital image of the check in real time. In 2011, we also introduced the industry’s first cloud-based SaaS mobile check capture solution tailored specifically to the FSO market, allowing a user to scan a check and transmit a high quality image using our Patent Pending Check Review for approval. The solution also provides real-time communication with the user to secure their acceptance of fees and terms (using our patent-pending check and load feature) via their smartphone to ultimately have the funds from a cashed check remotely loaded onto their prepaid debit card. In 2012, we introduced advanced business rules and support for home-based printer-scanner devices. In 2013, we introduced our cloud-based enterprise risk SaaS platform, CheckRiskPro.

In March 2014, we purchased from DeviceFidelity, Inc., a Texas corporation, certain tangible and intangible assets of a business engaged in the development and provision of technology platforms supporting mobile wallet applications. We believe our mobile wallet platform, marketed under the name “Select Mobile Money,” can provide all of the functionality of a mobile banking platform to the approximately 100 million unbanked and underbanked consumers. The acquisition provides us with an opportunity to obtain and enlarge strategic relationships with Visa, Mastercard, MoneyGram and Navy Federal Credit Union—the providers of those services to their consumers. We believe this capability complements and supports our RDC and mobile deposit business by adding new features and services for consumers, creating an expanded consumer base and target market, and also expands the scope of our potential partners in the FSO market. In the acquisition, we received rights under a contract with Visa to provide the customers of these institutions with services under the Visa-endorsed mobile platform. We also received rights under a contract with Moneygram to implement that company’s first mobile solution for their customers. We paid an initial purchase price of $1.125 million for these assets, with an additional $1.0 million payable upon the satisfaction of certain performance-related contingencies, of which all has since been paid.

We intend to market Select Mobile Money through its existing marketing channels using our sales force, and to provide all corporate support functions through our existing staff. In addition to the assets acquired, we have retained four individuals from the seller who will provide the technological and programming skills to develop, market and support these products.

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Our Competitive Strengths

We believe that the following represent our competitive strengths:

●	Premier Technology. Our RDC products represent a premier IT solution that alleviates large capital investments in RDC hardware and software by financial institutions, using a dynamic SaaS and cloud-based platform that ensures the most up-to-date IT offerings for retail and commercial clients.

●	Large Market Potential. We focus our sales efforts in two areas: (i) there are 13,000 financial institutions in our target market and (ii) FSOs that serve the approximately 100 million unbanked and underbanked consumers in the United States.

●	Innovation. We occupy what we believe to be a leadership position in innovation for the commercial banking market, evidenced by the fact that we have introduced (i) the industry’s first Apple compatible, patent-pending RDC technology platform, (ii) our CheckReview™ product, which is a patent-pending fraud-prevention solution allowing financial institutions to review a high quality image of a personal check prior to processing that check, (iii) a patent-pending interface for our mobile check capture application (RDC Select Mobile), targeting the growing prepaid card industry, (iv) a patent-pending method for applying fees and business rules to RDC transactions, (v) a patent-pending method for paying back loans through RDC, and (vi) a patent-pending process for accepting RDC transactions that includes the remote destruction of checks.

●	Customer Support. Our offer of marketing support and training to ensure that our customers understand the benefits of RDC and are able to effectively market to their customers and realize their full revenue opportunity from RDC.

Revenue Sources

Our sources of revenue include:

●	up-front payments associated with our initial implementation of RDC Select (or other product offerings) for our customers, which may include payments for the sale of scanning and related equipment and payments for additional marketing support from our Company;

●	recurring revenue associated with the following:

●	deposit fees, monthly active-user fees, and bill-pay fees; and

●	transaction-processing fees and fees for the ongoing support and maintenance of our software.

Recurring revenue is expected to include fixed monthly service charges to customers for our service, transactional fees for the number items processed, or a combination of both. We believe that this model of recurring revenue will have a positive impact on our cash flow and valuation. Reliance on recurring revenues will mean, however, that transactional volume will likely be a key metric for our ability to scale and generate sufficient revenues to ultimately become profitable.

Our Growth Strategy

To compete effectively, we believe we will need to grow our business. Key elements of our growth strategy include:

●	Build our Direct Salesforce and Distribution Partners. We believe there is significant opportunity to accelerate our sales and transaction growth to further penetrate the customer base of small- and mid-sized banks, credit unions and prepaid card programs.

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●	Continue to Innovate. We intend to continue to invest in development efforts to introduce new mobile related features and functionality to our customers.

●	Grow Revenue from Existing Customers. We intend to grow our revenues from our existing customers as they add new users and as we provide them with new features and functionality.

●	Pursue Acquisitions. We intend to selectively pursue acquisitions to accelerate the growth in our business through additional product offerings or acquisition of customers. While we intend to generate most of our growth organically, we believe there will be opportunities for us to acquire companies that will bring synergies to our business.

●	Offer our Products Internationally. To date, we have derived most of our revenues from the North American market. We believe that there is an additional growth opportunity for our RDC and mobile wallet solutions in international markets.

Risks Associated with Our Business and this Offering

Our business faces some significant challenges. These include:

●	Relatively Short Operating History. Our business is subject to all the risks inherent in the establishment of a new enterprise and the uncertainties arising from the absence of a significant operating history. Due in part to our relatively short operating history, we cannot project whether or when we will become profitable.

●

Significant Debt Burden. We have a substantial amount of indebtedness. As of October 19, 2015, we had approximately $4.7 million of debt. Of this amount, $1.0 million is due pursuant to the terms of a note payable to Michael Hanson, a director of the Company. Mr. Hanson has the option to convert the debt at $1.20 per common share and receive 100% warrant coverage through the maturity date of January 31, 2016 when the note becomes due and payable. On June 3, 2015, the Company issued 2,000 and 3,020 shares of the Series C Convertible Preferred Stock to James L. Davis and Michael J. Hanson, respectively, in exchange for the cancellation of Company debt in the amount of $200,000 and $302,000 held by them. In addition, $2.3 million is due December 2016 and is part of a Loan and Security Agreement with Trooien Capital LLC. Trooien Capital LLC has the option to convert at $1.875 per common share with 100% warrant coverage through the maturity date. Also, $0.5 million is owed to The Margaret De Jonge Trust pursuant to the terms of a Term Note dated December 14, 2012, originally due in December 2014, but later modified whereby $50,000 is due each month commencing May 31, 2015 and continuing through December 31, 2015, when the entire remaining amount of principal and accrued interest are due.

●	Need for Additional Financing. We require additional financing to continue our operations. Management expects that additional capital will be required to support our cash operating expenses after October 2015 and repay debt that is maturing.

●	Going Concern. In its report dated April 14, 2015, our independent registered public accounting firm, Lurie, LLP (formerly known as Lurie Besikof Lapidus & Company, LLP), stated that our financial statements for the fiscal year ended December 31, 2014 were prepared assuming that we would continue as a going concern, and noted that our limited revenues, recurring losses from operations and stockholder deficit raise substantial doubt about our ability to continue as a going concern. We continue to experience limited revenues, operating losses and a stockholder deficit. As a result, it may be more difficult for us to attract investors, secure debt financing or bank loans, or a combination of the foregoing, on favorable terms, if at all. Our future depends upon our ability to obtain financing and upon future profitable operations. In addition, concerns about our financial viability may have an adverse effect on current and potential customers’ willingness to enter into long-term relationships with us.

●	Competitive Market. The market for RDC is highly competitive and we expect the intensity of competition to increase. Most of our actual potential competitors have significantly greater financial, technical and marketing resources than us. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements.

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●	Obsolescence. The market for our products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and heavy competition. To effectively compete, we must respond to changing technology and industry standards in a timely and cost-effective manner. Failure to so respond could mean that our current product offerings will have little practical appeal in the marketplace.

●	In-House Technology. On occasion, potential FSO clients have developed their RDC products and services internally. In the future, as RDC and related products gain more and more acceptance, it is possible that FSOs may determine to develop RDC and related capabilities in-house. If this were to occur on a widespread basis, we expect that it will be significantly more difficult to sell our products due to territoriality, bias toward capabilities developed in-house, or concerns about our support availability in comparison to in-house support.

Our business also faces those other risks discussed in the “Risk Factors” section of this prospectus, beginning on page 14.

The inclusion of 8,016,666 shares of our common stock for resale pursuant to this prospectus also presents the risk that investors may perceive that our selling stockholder believes it is appropriate to sell our common stock. This may have the effect of depressing the price at which our common stock may trade following the closing of this offering. See also, “Risk Factors” page 25 (“The sale or issuance of common stock to Lincoln Park may cause dilution…”).

Industry Background

According to a Markets & Markets study, the commercial RDC market in the United States is still relatively untapped, and is expected to comprise a market with over seven million capture points by 2014. The estimated value presented by RDC to market participants, including hardware and software providers, transaction processors and banks (including cost savings), has been estimated by remotedepositcapture.com and its founder John Leekley to exceed $8 billion. According to a recent Celent report, “State of Remote Deposit Capture 2012: A Replacement Market Emerges,” there has been an industry-wide gain of approximately 150,000 RDC clients (merchants), representing a 16% increase, over the years 2011-2012. According to Celent, this growth has resulted from increased commercial client adoption, and Celent expects continued growth of deployed scanners to commercial locations through at least 2015.

While most United States financial institutions are now equipped with commercial RDC capability, according to Celent, a replacement market (i.e., a market in which clients are seeking to upgrade or replace their existing RDC infrastructure or capabilities) is emerging with up to 1,800 institutions in play. In this regard, Celent reports that nearly 20% of surveyed institutions have plans or are considering switching RDC vendors, with a higher number expected among larger banking institutions.

In a February 2008 publication, Architecture/Infrastructure has taken the position, and we believe, that RDC has quickly become one of the most important differentiators in commercial banking today and that it can be a formidable marketing tool. That report further states that RDC has the potential to do for business customers what ATMs and debit cards have done for retail customers through self-service and convenient access on a 24/7 basis. As a result, the study states that progressive banking institutions have embraced RDC to acquire new customers, expand their service-area footprint, gain low-cost deposits, and grow fee and net interest income—all while reducing their internal check-processing costs. The report also notes that the keys to success with RDC include proactive marketing to those largest check depositors and customers of a bank who have difficulty getting to a branch to make deposits, and that there are strong first-mover advantages—so deploying an RDC system at key check-deposit locations is a marketing imperative.

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We believe that consumers are increasingly adopting a mobile lifestyle and are quickly embracing mobile RDC—the ability for consumers to take a picture of their check with their mobile phone and deposit that check electronically, without visiting a branch or using an ATM. According to AlixPartners, mobile deposit is the number one mobile feature sought by all smartphone and tablet owners who would switch banks for mobile banking. AlixPartners also report that 15% of all smartphone and tablet owners have already adopted mobile RDC as part of their banking habits. In addition, the Aite Group projects that mobile deposit will expand to 30% of smartphone users by 2016.

In response to high and growing consumer demand, the percentage of the largest financial institutions offering mobile RDC has nearly tripled over the past two years. In fact, according to Javelin Strategy & Research, among the largest 25 retail banks, mobile RDC offerings have increased from 22% in 2011 to 48% in 2012 and 64% in 2013. Based on these numbers and trends, we believe that mobile RDC appears destined for mainstream consumer adoption in the near term. A 2012 Celent survey (“State of Consumer RDC 2012) reports that 80% of United States financial institutions were planning to offer or considering offering mobile RDC. Celent expects the number of financial institutions offering mobile RDC to double over the next year to nearly 1,000 banks and credit unions.

In addition to meeting customers’ needs for mobility and convenience, mobile deposit is also a way for financial institutions to drive cost efficiencies. Mitek reports that major banks report saving $3.88 with each mobile check deposit compared to a teller deposit, with banks having saved up to an estimated $100 million in transactions costs as a result.

Business Strategy

Our objective is to be the premier provider of RDC solutions designed to meet the specific requirements for our targeted customers in the financial institutions and FSO marketplace. We expect that the majority of RDC revenue will be recurring in nature, which will provide us with predictable cash flows in what we believe and are predicted to be a high growth market. To achieve this objective, we are pursuing the following strategies:

●	Focus on targeted markets;

●	Market and brand our products and services effectively;

●	Where economically feasible, outsource certain functions;

●	Develop new products and enhancements to existing products; and

●	Strive to grow our Company consistent with our growth strategy outlined above.

Focus on Targeted Markets

Using a direct sales force, we focus on banks and credit unions of $500 million to $30 billion in asset size, as well as FSOs, that primarily serve the unbanked, underbanked and underserved consumers. We believe these institutions represent the best opportunity for acceptance and growth of RDC because they generally have multiple branches and a significant commercial and consumer customer base that would be typical users of RDC technologies. Many of these institutions often do not have internal marketing capabilities to effectively take advantage of the opportunity that RDC presents, as do the larger money-center financial institutions. We offer a retail RDC solution for financial institutions to offer to their customers. Our solution is currently also available for the three major current smartphone operating systems—iPhone, Blackberry and Android. We believe the consumer market will have particular appeal to credit unions, which have historically had a much larger consumer customer base than a commercial base. As with the commercial markets, we believe the consumer market is a significant opportunity with high growth potential.

We provide technology, sales, training and marketing support to promote the RDC initiatives to financial institutions. We believe that this element of our business model is a key competitive differentiator for our company. We believe that with this support, financial institutions will understand the RDC benefits for their institutions and, even more importantly, the benefits for their customers, providing for a successful RDC initiative within their institution.

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Market and Brand our Products and Services Effectively

Our branding and positioning strategy is based on our understanding of our target market needs and the desire to create value for our clients while differentiating Cachet in the marketplace. For example, we have determined that many small to mid-sized financial institutions do not have internal IT or marketing capabilities to manage new business initiatives outside of their core competencies. Our technology offering is a hosted solution that is fully managed by our company, thereby eliminating any significant internal changes to the financial institutions’ IT infrastructure, minimizing our clients’ cost and time to develop and deploy an RDC solution.

In addition, we provide technology, sales, training and marketing support to our clients. We believe that with this support, financial institutions will better understand the benefits that RDC provides their institution as well as their customers, thereby facilitating a successful RDC initiative within their institution. We believe this element of our business model to be a key differentiator for us.

Our market and brand strategy illuminates these differences while building awareness for Cachet through a strong presence at national banking, credit union and FSO tradeshows, securing speaking opportunities, conducting webinars, and executing other social media and target marketing activities.

Outsourced Functions

We were previously party to a license agreement with Jaguar Software, Inc. under which Jaguar provided our RDC software platform. Our licensed software resides in our data center in Minneapolis, Minnesota, with a redundant backup in St. Paul, Minnesota. We offer support for our customers once they have installed our software. In December 2013, our relationship with Jaguar came to an end. We have developed our own business RDC platform that thoroughly integrates with our mobile offering and our back-end processing. The development of this platform has seamless system-wide integration to our mobile and home systems. Additionally, mobile and tablet applications will provide business customers with applications that tie directly into the RDC Select Business back-end and offer productivity enhancements such as multi-check deposits and remote enterprise management. The initial release of this product was in the third quarter of 2014, with plans to add functionality through the first quarter of 2015. Customer migrations to the new platform are expected to be completed over a six-month timeframe. Our total internal development cost was approximately $1.2 million. As a result, and assuming we are able to complete the related customer migration on the anticipated schedule, we do not believe that the end of our relationship with Jaguar poses a material risk to our operations or business.

We are party to a license agreement with Mitek Systems, Inc. under which Mitek provides us with mobile application and server software for our RDC software platform for smartphones, which we call Select Mobile. The software includes a back-end image verification server and mobile applications for iPhone, Blackberry and Android smartphones. The server software for these applications also resides in our data centers, is integrated with our RDC software platform and is managed by us.

New Products & Product Enhancements

It is our plan to develop new products to enhance our core suite of RDC and related tools. We intend to continue to listen to our customers, analyze the competitive landscape, and improve our products and service offering. Future planned enhancements include:

●	single sign-on application for our mobile, home and business applications;

●	risk mitigation tools that include system-wide duplicate detection;

●	core integration with our back-end processes (this has been released on a limited basis);

●	integration into external accounting and billing packages.

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Marketing Strategy

As noted previously, our market focus is banks and credit unions, as well as FSOs that serve the unbanked and underserved segment of the population. Within these industries our marketing strategy has revolved around strengthening brand awareness, building thought leadership, and developing and executing targeted lead generation programs promoting Cachet’s key differentiators and innovative products and services.

●	Brand Awareness: Since Cachet’s inception, we have focused on building and maintaining a strong presence at national banking, credit union and FSO trade shows where we believe there is opportunity for significant exposure through exhibitions, conference sponsorships, speaking opportunities and pre-show, onsite and post-show communications.

●	Thought Leadership: We focus on establishing relationships with key industry media publications and industry associations, which has led to important conference speaking opportunities, as well as interviews and mention in key print and online publications. We further distinguish Cachet as a trusted partner and industry leader by leveraging Cachet blog posts, social media, press releases, white papers, webinars and case studies.

●	Lead Generation: We employ a targeted, integrated and content-driven approach to lead generation. We segment our markets based on specific criteria that represent the best opportunity and fit with our capabilities for specific product offerings, and then target these groups with strategic campaigns that include content offers designed to generate interest and leads.

●	Positioning Statement: Cachet helps our financial industry clients achieve their business objectives and increase competitive advantage through our industry-leading suite of PC, Mac and Mobile-based remote deposit capture solutions. With our unique technology platform, customer-centric approach and unprecedented client marketing, we simplify development and minimize cost, helping clients to accelerate speed-to-market and return on investment.

Competition

Since RDC incorporates both software and hardware solutions, companies involved with these platforms may be considered competitors if they offer a complete solution to their customers. Non-hardware or software companies also offer RDC solutions. These companies typically sell directly to their commercial customers. Pitney Bowes and Eastman Kodak are two companies we are aware of which offer an RDC solution directly to their customers. Software companies offering RDC solutions include, but are not limited to, Bluepoint Solutions, Fiserv, ProfitStars, Net Deposit, Vsoft, Wausau and Fidelity Information Services.

Nearly all of these competitors are larger, have more resources, including marketing and sales resources, and have proven viability in the RDC and many other related businesses. Competing against these firms presents us with significant challenges and highlights our need to provide excellent and innovative products and service.

Intellectual Property

Like most of our competitors, we generally rely on a combination of patent, copyright, trademark and trade secret laws, internal security practices and employee and third-party confidentiality agreements to protect our various intellectual properties. We believe that we possess all proprietary rights necessary to conduct our business.

Our ability to enforce our intellectual-property rights is subject to general litigation risks and costs (see “Legal Proceedings” and “Risk Factors” – Companies may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expense or prevent us from selling our products). Typically, when a party seeks to enforce its intellectual-property rights, it is often subjected to claims that the intellectual-property right is invalid, or is licensed to the party against whom the claim is being asserted. We cannot be certain that our intellectual-property rights will not be infringed upon, that others will not develop products in violation of our intellectual-property rights, or that others may assert, rightly or wrongly, that our intellectual-property rights are invalid or unenforceable. In instances where we may rely on trade secrets for the protection of our confidential and proprietary business information, we cannot be certain that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become discovered or, for that matter, independently developed by our competitors. In general, defending intellectual-property rights is expensive and consumes considerable time and attention of management. Our involvement in intellectual-property litigation would likely have a materially and adverse effect on our business and may threaten our viability. Even if we were ultimately successful in defending our intellectual-property rights, the cost of such defense may be crippling to our business and materially and adversely affect our prospects and viability.

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We have applied for patents with regard to how our software is used on the Apple OS X platform and various tablet devices. We have also applied for patents with regard to certain aspects of the functionality of our software, including check deposit review, approval and fraud-prevention processes, fees and billing processes used by FSO and banks, as well as other capabilities. While these functions are important features of our RDC product offering, we presently believe that none of them are critical to our overall ability to provide RDC services. Nevertheless, our management does believe that these patents, if ultimately obtained, provide us with a competitive advantage in the marketplace for RDC services.

Governmental Regulation

We are subject to regulation by federal, state and local governments that affect the products and services we provide. Generally, these regulations are designed to protect consumers who deal with us and not to protect our stockholders. As a provider of services to financial institutions, our operations are examined on a regular basis by state regulatory authorities and representatives of the federal Financial Institutions Examination Council, which is a formal inter-agency body empowered to prescribe uniform principles, standards and report forms for the federal examination of financial institutions and to make recommendations to promote uniformity in the supervision of financial institutions. In addition, independent auditors may periodically review many of our operations to provide internal control evaluations for our clients, auditors and regulators.

In 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted. The Dodd-Frank Act introduced substantial reforms to the supervision and operation of the financial services industry, including introducing changes that:

●	affected the oversight and supervision of financial institutions;

●	provided for a new resolution procedure for large financial companies;

●	introduced more stringent regulatory capital requirements;

●	implemented changes to corporate governance and executive compensation practices; and

●	required significant rule-making.

The Dodd-Frank Act also established a new federal inter-agency council called the Financial Stability Oversight Council (FSOC) and a new federal bureau called the Consumer Financial Protection Bureau (CFPB). The FSOC monitors and assesses “systemic risk” to the safety of the United States financial system and coordinates the actions of the various regulatory agencies on those issues. The CFPB is empowered to conduct rulemaking and supervision related to, and enforcement of, federal consumer financial protection laws. The Dodd-Frank Act has generated, and is expected to continue to generate, numerous new regulations that will impact the financial industry. It is not possible to predict with any specificity the extent to which the Dodd-Frank Act, the FSOC, the CFPB, or the resulting regulations will impact our business or the businesses of our current and potential clients over the long term.

As a result of the banking capabilities we expect to offer our customers as a result of our acquisition of the Select Mobile Money assets, we will be required to comply with certain regulations under Gramm-Leach-Bliley Act of 1999, as well as PCI compliance regulations and certain state regulations relating to financial institutions or the business they conduct. Those regulations are designed to establish, implement and maintain such physical, electronic and procedural safeguards to maintain the security and confidentiality to protect consumer data privacy. We intend to invest the resources required to become compliant with these regulations. Presently, we estimate this effort will cost us approximately $150,000.

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Employees

We refer to our employees as our associates. At, October 19, 2015, we had approximately 54 full-time associates, 2 part-time associates and 4 full-time contractors, including those added in connection with our acquisition of the Premier Mobile Money Select assets (see “Prospectus Summary—Recent Developments”). Our associates are involved in administration, sales/marketing, technology, engineering and support.

Property

We lease approximately 22,212 square feet of space at 18671 Lake Drive East, Minneapolis, Minnesota 55317, pursuant to a lease terminating on August 31, 2016 at an average rental rate of $22,212 per month.

Legal Proceedings

An entity named Cachet Banq contacted us in December 2010 relative to their U.S. Trademark Registration No. 2,857,465 (registered on June 29, 2004) for the standard character mark CACHET covering “financial services, namely automated clearing house processing services for the payroll service industry.” Cachet Banq has alleged that our use of “CACHET” infringes on their federal trademark registration. On March 4, 2013, Cachet Banq filed a trademark infringement lawsuit against the Company in the United States District Court for the Central District of California. The parties have filed cross motions for summary judgment. The initial brief was filed on May 30, 2014, replies were filed on June 26, 2014 and the court took these motions under advisement on July 8, 2014. We have denied that our use of the character mark CACHET infringes on Cachet Banq’s purported rights in their mark, and we will vigorously defend this and any future claims made by Cachet Banq. On September 21, 2015, the Court issued an Order (1) granting Cachet Banq’s motion for summary judgment, (2) denying our motion for summary judgment, and (3) ordering the parties to submit memoranda regarding remedies. The last of those memoranda were submitted on October 12, 2015. The parties are currently awaiting the Court’s decision on remedies. In any event, the Company believes that the Court’s order granting Cachet Banq’s motion for summary judgment was in error, and plans to appeal its decision. We are not currently involved in any other material legal proceedings.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on October 12, 2015 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold or may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of October 19, 2015. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. As used in this prospectus, the term “selling stockholder” includes Lincoln Park and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from Lincoln Park as a gift, pledge or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 31,146,038 shares of our common stock actually outstanding as of October 19, 2015.

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Selling Stockholder	Shares Beneficially Owned Before Offering (1)		Percentage of Outstanding Shares Beneficially Owned Before this Offering		Shares to be Sold in this Offering Assuming the Company Issues the Maximum Number of Purchase Shares Registered		Percentage of Outstanding Shares Beneficially Owned After this Offering (2)
Lincoln Park Capital Fund, LLC(3)	1,554,185	(4)	4.99	%(4)(5)	8,016,666	(2)	4.1%

*	Represents less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of October 19, 2015.

(2)	Assumes that all of the registered shares of common stock are sold in this offering, and that the selling stockholder does not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

(3)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(4)	Represents: (i) 179,666 shares of our common stock previously purchased by Lincoln Park and not registered hereby and(ii) 416,666 shares of our common stock, which are registered hereby, issued to Lincoln Park on October 12, 2015, as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement and the following positions, that are not registered hereby and are subject to blocker provisions which restrict the exercise of such instrument if, as a result of such exercise, Lincoln Park, the holder, together with its affiliates and any other person whose beneficial ownership of common stock would be aggregated with Lincoln Park for purposes of Section 13(d) of the Exchange Act, would cause Lincoln Park to beneficially own in excess of 4.99% of our then issued and outstanding shares of common stock (including the shares of common stock issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of each warrant or preferred shares, (i) warrant issued October 22, 2014 and held by Lincoln Park to acquire 50,000 common shares, (ii) warrant issued February 3, 2015 and held by Lincoln Park to acquire 43,500 shares of our common stock, (iii) warrant issued June 3, 2015 and held by Lincoln Park to acquire 456,830 shares of our common stock and (iv) 2,000 preferred shares issued June 3, 2015, and held by Lincoln Park to acquire 456,830 shares of our common stock. Any warrant or preferred that is not currently exercisable because of a blocker are not deemed to be beneficially owned by Lincoln Park. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.

(5)	Although we may at our discretion elect to issue to Lincoln Park up to an aggregate amount of $10,000,000 of our common stock under the Purchase Agreement, other than the shares described in the immediately preceding sentence, such shares are not included in determining the percentage of shares beneficially owned before this offering.

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The Lincoln Park Transaction

General

On October 12, 2015, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $10,000,000 of our common stock (subject to certain limitations) from time to time over a 36-month period. As discussed in further detail in the risk factor “We may require additional financing…”, the maximum proceeds available to the Company under the Purchase Agreement may be substantially less than $10,000,000. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Concurrently with the execution of the Purchase Agreement on October 12, 2015, we issued to Lincoln Park 416,666 shares of our common stock as a fee for its commitment to purchase additional shares of our common stock under the Purchase Agreement. Other than the shares of our common stock that we have already issued to Lincoln Park as described above, we do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part. Thereafter we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock in amounts up to 50,000 shares on any single business day so long as at least one business day has passed since the most recent purchase. We can also accelerate the amount of our common stock to be purchased under certain circumstances to up to 200,000 shares or $500,000 per purchase plus an additional “accelerated amount” under certain circumstances. In addition, we may direct Lincoln Park to purchase up to $100,000 worth of shares on any single business day so long as six business days have passed since the last such purchase. The purchase price per share is based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us, we may direct Lincoln Park to purchase up to 50,000 shares of our common stock on any such business day so long as one business day has passed since the last purchase. On any day that the closing sale price of our common stock is not below $1.00 the purchase amount may be increased, at our sole discretion, to up to 75,000 shares of our common stock per purchase; on any day that the closing sale price of our common stock is not below $1.50 the purchase amount may be increased, at our sole discretion, to up to 100,000 shares of our common stock per purchase and on any day that the closing sale price of our common stock is not below $2.50 the purchase amount may be increased, at our sole discretion, to up to 200,000 shares of our common stock per purchase. The purchase price per share for each such Regular Purchase will be equal to the lower of:

●	the lowest sale price for our common stock on the purchase date of such shares; or

●	the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

Under the Purchase Agreement, on any business day selected by us, we may additionally direct Lincoln Park to purchase up to $100,000 worth of shares of our common stock on any such business day so long as six business days have passed since the last purchase. The purchase price per share for each such Additional Purchase will be equal to 94% of the lower of:

●	the lowest sale price for our common stock on the purchase date of such shares; or

●	the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

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In addition to Regular Purchases and Additional Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice, and provided that the closing price of our stock is not below $1.00, to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

●	30% of the aggregate shares of our common stock traded during normal trading hours on the purchase date; and

●	3 times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

●	94% of the volume weighted average price during (i) the entire trading day on the purchase date, if the volume of shares of our common stock traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Purchase Agreement, or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of our common stock traded has exceeded such volume maximum; or

●	the closing sale price of our common stock on the purchase date.

In the case of both Regular Purchases, Additional Purchases and Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading for a period of three consecutive business days;

●	the de-listing of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, the NYSE Amex or the OTC Bulletin Board (or nationally recognized successor thereto);

●	the transfer agent’s failure to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement within three business days;

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●	any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreement which has or which could have a material adverse effect on us subject to a cure period of five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

●	if at any time we are not eligible to transfer our common stock electronically or a material adverse change in our business, financial condition, operations or prospects has occurred.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, shares of our common stock cannot be sold by us or purchased by Lincoln Park under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 8,016,666 shares registered in this offering which may be sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36 months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Lincoln Park may ultimately purchase all, some or none of the 7,600,000 shares of common stock registered in this offering. If we sell these shares to Lincoln Park, Lincoln Park may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $10,000,000 of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park, we may be authorized to issue and sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we choose to sell to Lincoln Park under the Purchase Agreement.

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The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase (1)(2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (3)	Proceeds from the Sale of Shares to Lincoln Park Under the $10M Purchase Agreement
$0.25		7,600,000	24.4%	$1,900,000
$0.6197	(4)	7,600,000	24.4%	$4,709,720
$0.75	(5)	7,600,000	24.4%	$5,700,000
$1.25		7,600,000	24.4%	$9,500,000
$1.75		5,714,286	18.35%	$10,000,000

(1)	Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, we are only registering 8,016,666 shares under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.

(2)	The number of registered shares to be issued excludes the 416,666 commitment shares because no proceeds will be attributable to such commitment shares.

(3)	The denominator is based on 31,146,038 shares outstanding as of October 19, 2015, which includes the 416,666 shares previously issued to Lincoln Park under the Purchase Agreement and the number of shares set forth in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column. The number of shares in such column does not include shares that may be issued to Lincoln Park under the Purchase Agreement which are not registered in this offering.

(4)	The closing sale price of our shares on October 19, 2015.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

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Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is quoted on the OTCQB under the symbol “CAFN”.

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Shares Eligible For Future Sale

It is generally understood that the selling activities of management and significant stockholders of an issuer have a depressive effect on the price of the securities of that issuer. In our case, there are an aggregate of 8,016,666 shares of our common stock being offered for sale under this prospectus by the selling stockholder, who may be deemed to be a significant stockholder. The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers, employees or significant stockholders.

Upon completion of this offering, there will be approximately 39,162,704 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act of 1933, except for any shares purchased by an “affiliate” of our Company (as defined under the Securities Act of 1933).

Our currently outstanding shares that were issued in reliance upon the private placement exemptions under the Securities Act of 1933 not being registered hereunder are deemed “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933. Restricted securities may not be sold unless they are registered under the Securities Act of 1933 or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least six months from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our Company. After one year has elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, persons who are not affiliates under the rule may sell such securities without any limitation.

DETERMINATION OF OFFERING PRICE

The selling stockholder will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. As of October 27, 2015, the closing bid price for our common stock as reported on the OTCQB was $0.5399 per share.

DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

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The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of Cachet Financial Solutions, Inc. in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of Cachet Financial Solutions, Inc. in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our Certificate of Incorporation, as amended, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to Cachet Financial Solutions, Inc. to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised by its counsel that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

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MANAGEMENT

Directors and Executive Officers

The name, age and positions of our current executive officers and directors are as follows:

Name	Age	Positions
Jeffrey C. Mack	62	Chief Executive Officer and President, Chairman of the Board
Bruce Whitmore	53	Executive Vice President and Chief Information Officer
Christopher F. Ebbert	49	Executive Vice President, Product Development
Lawrence C. Blaney	57	Executive Vice President of Sales
Darin McAreavey	48	Executive Vice President and Chief Financial Officer
Michael J. Hanson	56	Director
James L. Davis	71	Director
Rod Jardine	44	Director

The biographies of the above-identified individuals are set forth below.

Jeffrey C. Mack is our Chief Executive Officer, President and Director (Chairman), and has served in identical capacities at Cachet Financial Solutions Inc. (Minnesota) since inception. Mr. Mack has significant experience building and managing companies of all sizes and across a variety of industries. Prior to Cachet, Mr. Mack served as a consultant to multiple small businesses, including a business engaged in the sale of banking technology and related services. Previously, Mr. Mack served from January 2003 to September 2008 as Chairman, CEO and President of Wireless Ronin Technologies, Inc., a leader in dynamic digital signage. In January 1990, Mr. Mack founded and became Chairman, CEO and President of Arcadia Financial Ltd. (formerly known as Olympic Financial Ltd.), one of the largest independent providers of automobile financing in the United States. Prior to founding Arcadia Financial, Mr. Mack served as an executive in the commercial banking industry for 17 years. Mr. Mack became our Chief Executive Officer and President on February 12, 2014, and became a director of our Company on March 19, 2014.

Bruce Whitmore is our Executive Vice President and Chief Information Officer, and has served in such capacities since January 2015. Mr. Whitmore served as Chief Technology Officer at SkyBridge Americas from June 2013 to January 2015. Prior to working for SkyBridge Americas, Mr. Whitmore served as Head of Information Technology and Executive Consultant for KDV Ltd January 2011 to June 2013. From January 2008 to January 2011, Mr. Whitmore held various IT roles at Carlson Companies From 1992 to 1997, Mr. Whitmore also held various IT roles within United Health Care Group Corporation. Mr. Whitmore earned a Bachelor of Science, Strategic Management of Information Technology Cardinal Stritch University.

Christopher F. Ebbert is currently our Executive Vice President, Product Development, and has served in similar capacities at Cachet Financial Solutions Inc. (Minnesota) since inception. Mr. Ebbert was our Executive Vice President and Chief Information Officer from February 2014 to January 2015. He is a strong technology leader with over 20 years’ experience driving IT development. Prior to Cachet, Mr. Ebbert served as a consultant to small businesses across a variety of industries, including 3D animation and software development, technical translation services and banking technology. Formerly, Mr. Ebbert was the Executive Vice President and Chief Technology Officer for Wireless Ronin Technologies, Inc. Prior to joining Wireless Ronin in 2000, Mr. Ebbert was a Senior Software Engineer for Digital Content, a 3D Interactive gaming business. Previously, he served as Technical Director for Windlight Studios, a commercial 3D animation company. From December 1994 to February 1998, Mr. Ebbert was the Senior Software Engineer for Earth Watch Communications, a broadcast weather technologies company.

Lawrence C. Blaney is our Executive Vice President of Sales for Cachet Financial Solutions, and has served in identical capacities at Cachet Financial Solutions Inc. (Minnesota) since June 2010. He has a successful track record of building high-performance global sales and marketing organizations. Prior to joining Cachet, Mr. Blaney served as Senior Vice President of Development at Wireless Ronin Technologies, Inc. From 1998 to 2008, Mr. Blaney was the Vice President of Sales and Marketing at Richardson Electronics, a global custom solutions company. During his tenure at Richardson, he helped realign the sales force by creating a vertical market strategy focusing on financial institutions. Richardson Electronics saw a growth in sales from $35 million to $95 million under his management. In 1990, Mr. Blaney formed a startup systems integration company focusing on selling hardware and software to large financial institutions, which included major U.S. exchanges and international banks. Mr. Blaney sold his company to Richardson Electronics in 1998. Mr. Blaney became our Executive Vice President of Sales on February 12, 2014.

Darin McAreavey serves as our Chief Financial Officer and Executive Vice President effective as of April 3, 2014. Prior to that, Mr. McAreavey served as the Senior Vice President and Chief Financial Officer at Wireless Ronin Technologies, Inc. since March 2009. Prior to working for Wireless, Mr. McAreavey served as Chief Financial Officer for Xiotech Corporation from September 2007 to March 2009. From February 2007 to September 2007, Mr. McAreavey worked for Global Capacity Group as its Chief Financial Officer. In addition, Mr. McAreavey worked for Stellent, Inc. as the Chief Financial Officer, Executive Vice President and Treasurer from May 2006 to February 2007 and as the Corporate Controller from September 2004 to May 2006. Mr. McAreavey held several management level finance positions, including Director of Finance, at Computer Network Technology from August 1995 to September 2004. From November 1993 to August 1995, Mr. McAreavey was a Supervising Senior for KPMG LLP. Mr. McAreavey began his professional career as a Senior Accountant at Eide Helmeke & Co. from July 1991 to November 1993 and earned a Master of Business Administration degree in 1998 from the University of Saint Thomas.

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Michael J. Hanson is a director of our Company. Mr. Hanson has served as President and Chief Executive Officer of Hunt Electric Corporation since 1996. He began his career at Hunt in 1985 as an Assistant Project Manager and worked his way up through various senior and executive roles until he was promoted to his current position. He became Hunt Electric’s majority stockholder in 2001. Mr. Hanson serves as the Governor of the St. Paul Chapter of the National Electrical Contractors Association. He is also a Representative and President of the Federated Electrical Contractors. He currently serves as a Trustee for Dunwoody College of Technology. Mr. Hanson has served as a director of Cachet Financial Solutions Inc. (Minnesota) since inception. Mr. Hanson became a director of our Company on March 19, 2014.

James L. Davis is a director of our Company. Mr. Davis is the President of Davis & Associates, Inc., which he founded more than 30 years ago. Davis & Associates represents the leading edge lighting and controls manufacturer, providing lighting and controls solutions for customers in the upper Midwest. Mr. Davis is also a private investor and has served as a director on both private and public company boards for more than 20 years. He is currently a director of ProUroCare Medical Inc., a publicly held medical device manufacturer. Mr. Davis has served as a director of Cachet Financial Solutions Inc. (Minnesota) since our inception. Mr. Davis became a director of our Company on March 19, 2014.

Rod Jardine is a director of our Company. Mr. Jardine is currently founder and president of Agile CxO, an information technology (IT) management consulting practice. From November 2014 to June 2015, Mr. Jardine served as senior vice president and chief information officer of TMG Health, a leading provider of solutions for government sponsored health plans and subsidiary of Health Care Services Corporation. Prior to TMG Health, he held executive leadership roles at UnitedHealth Group (UHG), where he led the development of myCustomHealth, a highly successful private Medicare exchange for retirees. Mr. Jardine was also responsible for UHG’s health services web/consumer engagement strategy and was the chief architect for its $10 billion health services division, OptumHeath, where he guided the development and implementation of the division’s IT enterprise systems. Mr. Jardine became a director of our Company on February 12, 2015.

The members of the Board of Directors serve until the next annual meeting of stockholders, or until their successors have been elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director. With regard to Mr. Mack, the Board of Directors considered his significant experience, expertise and background with regard to the Company’s business and his prior experience as a chief executive for other business enterprises. With regard to Mr. Davis, the Board of Directors considered his background and experience as an investor in many different businesses, together with his prior experience serving on the boards of public companies. With regard to Mr. Hanson, the Board of Directors considered his extensive experience with the business of the Company since its inception.

Director Independence and Corporate Governance Matters

Our Board of Directors will periodically review relationships that directors have with the Company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from the Company, are not an affiliated person of the Company or its subsidiaries (e.g., an officer or a greater-than-ten-percent stockholder) and are independent within the meaning of applicable laws, regulations and the Nasdaq listing rules. In this latter regard, the Board of Directors will use the Nasdaq listing rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of its directors are independent, solely in order to comply with applicable SEC disclosure rules. However, this is for disclosure purposes only. It should be understood that, as a corporation whose shares are not listed for trading on any securities exchange, our Company is not required to have any independent directors at all on its Board of Directors, or any independent directors serving on any particular committees of the Board of Directors.

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As of the date of this prospectus, the Board of Directors has determined that none of its current directors are independent within the meaning of the Nasdaq listing rule cited above.

Our Board of Directors does presently not have any committees formed. As independent directors are added to our board, we intend to form a formal Audit Committee and Compensation Committee and adopt appropriate written charters for such committees. Presently, however, there are no plans to appoint certain directors to specific committees. Until such time as an Audit Committee and Compensation Committee is formed, the full Board of Directors fulfills the functions normally undertaken by committees of that sort. If the Company had its shares listed for trading on the Nasdaq Stock Market, the composition of its Board of Directors would not presently meet the Nasdaq requirement that a majority of its directors be independent, and would not have met such requirement at any time during fiscal 2013 or 2014.

Compensation Committee Interlocks and Insider Participation

As explained above, we do not have any formally constituted Compensation Committee. In the past, deliberations and decisions about the executive compensation of Cachet executives have been undertaken by Cachet’s full Board of Directors except in circumstances where the compensation of a particular executive poses a direct conflict of interest (e.g., compensation deliberations and decisions respecting our Chief Executive Officer and Chairman).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of our Company during the year ended December 31, 2014; and (ii) each other individual that served as an executive officer of Cachet Financial Solutions Inc. (Minnesota), our wholly owned operating subsidiary, at the conclusion of the year ended December 31, 2014 and who received more than $100,000 in the form of salary and bonus during such fiscal year. For purposes of this prospectus, these individuals are collectively the “named executives” of the Company.

The table below omits Messrs. Dennis Nguyen and Terril H. Peterson, each of whom served as the principal executive officer of our Company prior to the consummation of the merger transaction on February 12, 2014, in which we acquired the business of Cachet Financial Solutions (Minnesota). Mr. Nguyen served as our principal executive officer from January 19, 2011 through October 10, 2012, and Mr. Peterson served as our principal executive officer from October 10, 2012 through February 12, 2014. Neither Mr. Nguyen nor Mr. Peterson earned any compensation during the years covered by the table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Jeffrey C. Mack
Chairman of the Board of Directors	2014	$262,917	—	$75,634	(2)	$13,200	(3)	$351,751
and Chief Executive Officer	2013	$240,000	$8,000	$163,547	(4)	$13,100	(3)	$424,647
	2012	$240,000	$15,000	—		$13,200	(3)	$268,200

Darin P. McAreavey(5)
Executive Vice President and	2014	$163,449	—	$124,954	(6)	—		$288,403
Chief Financial Officer	2013	—	—	—		—		—
	2012	—	—	—		—		—

Brian S. Anderson (7)
Chief Financial Officer and	2014	$40,525	—	—		$141,325	(8)	$181,850
Executive Vice President	2013	$175,000	—	$47,093	(9)	$6,000	(3)	$228,093
	2012	$173,333	—	—		$6,000	(3)	$179,333

Lawrence C. Blaney
Executive Vice President of	2014	$188,750	—	$28,146	(10)	$7,800	(3)	$224,696
Sales & Marketing	2013	$175,000	—	$62,929	(11)	$7,800	(3)	$245,729
	2012	$175,000	—	—		$7,800	(3)	$182,800

Christopher Ebbert
Executive Vice President -	2014	$188,750	—	$28,571	(12)	$11,400	(3)	$228,721
Product Development	2013	$175,000	—	$47,093	(13)	$11,400	(3)	$233,493
	2012	$175,000	—	—		$11,400	(3)	$186,400

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(1)	The amounts in this column represent the aggregate grant date fair value with respect to stock options granted in the years indicated, including the incremental grant date fair value of any stock options repriced during the years indicated. The fair value was calculated in accordance with stock-based accounting rules (ASC 718). The assumptions used to determine the fair value are described in Note 13 of the financial statements included in this prospectus for the year ended December 31, 2014.

(2)	Includes the aggregate grant date fair value of $60,403 with respect to stock options granted to Mr. Mack, and the incremental grant date fair value of $15,232 with respect to stock options that were repriced.

(3)	Amount represents car allowance.

(4)	Includes the aggregate grant date fair value of $101,806 with respect to stock options granted to Mr. Mack, and the incremental grant date fair value of $61,741 with respect to stock options that were repriced.

(5)	Mr. McAreavey became our Executive Vice President and Chief Financial Officer effective April 3, 2014.

(6)	Includes the aggregate grant date fair value of $111,025 with respect to stock options granted to Mr. McAreavey, and the incremental grant date fair value of $13,929 with respect to stock options that were repriced.

(7)	Mr. Anderson resigned his positions as Chief Financial Officer and Executive Vice President effective as of March 19, 2014.

(8)	Amount represents $1,500 car allowance, $6,395 paid time off and $115,500 consulting work through June 19, 2014 and $17,930 for health insurance through December 31, 2014.

(9)	Includes the aggregate grant date fair value of $36,198 with respect to stock options granted to Mr. Anderson, and the incremental grant date fair value of $10,895 with respect to stock options that were repriced.

(10)	Includes the aggregate grant date fair value of $23,475 with respect to stock options granted to Mr. Blaney, and the incremental grant date fair value of $4,671 with respect to stock options that were repriced.

(11)	Includes the aggregate grant date fair value of $52,034 with respect to stock options granted to Mr. Blaney, and the incremental grant date fair value of $10,895 with respect to stock options that were repriced.

(12)	Includes the aggregate grant date fair value of $25,322 with respect to stock options granted to Mr. Ebbert, and the incremental grant date fair value of $3,249 with respect to stock options that were repriced.

(13)	Includes the aggregate grant date fair value of $36,198 with respect to stock options granted to Mr. Ebbert, and the incremental grant date fair value of $10,895 with respect to stock options that were repriced.

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Employment Agreements and Change-in-Control Provisions

Executive Employment Agreements

We employ Jeffrey C. Mack, our President and Chief Executive Officer, at an annual base salary of $290,000 effective January 1, 2015. We employ Bruce Whitmore, our Executive Vice President and Chief Information Officer, Christopher F. Ebbert, our Executive Vice President, Product Development, Lawrence C. Blaney, our Executive Vice President of Sales and Darin P. McAreavey, our Executive Vice President and Chief Financial Officer at annual base salaries of $197,550, $190,000, $220,000 and $230,000 each, respectively, effective January 1, 2015 or for Bruce Whitmore, the effective hire date of January 5, 2015.

We have employment agreements with each of the above-named executives. Each employment agreement was entered into on February 28, 2013 (except for Mr. Whitmore’s employment agreement which was entered into on January 5, 2015 and has a one-year term that renews automatically unless either party provides the other with at least 60 days prior written notice.) At the discretion of the Board of Directors, the base salary of each executive may be increased, but not decreased. Each employment agreement provides the executive with the right to participate in our benefit plans, policies and programs as those plans, policies and programs are made available to our similarly situated executives. In addition, each employment agreement provides the executive with 22 business days of vacation/paid time off per year.

The employment agreements will terminate upon the death or disability, as defined in the agreement, of the executive. In addition, we can terminate the employment agreement with an executive for cause, as defined in the agreement, and the executive can terminate the employment agreement for good reason, as defined in the agreement.

The employment agreements obligate us to pay severance to the executives in the event that we terminate their agreement without cause or if an executive terminates their agreement with good reason. We will also be obligated to make severance payments if each of the following conditions are met: (i) there is a change in control of our Company, as defined in the agreement, (ii) the executive is employed on a full-time basis at the time of the change in control, and (iii) the executive’s employment is terminated (including the executive’s own termination of employment with good reason) other than as a result of death, disability or cause. The severance payment will be equal to 24 months of base salary at the time of termination, in the case of Mr. Mack, and equal to 12 months of base salary at the time of termination, in the case of all other executives. In addition, if the event giving rise to the severance payment is a change in control or a termination without cause other than one occurring in connection with a change in control, then the executive will be entitled to receive a “severance bonus” in an amount equal to twice the bonus earned by that executive for the prior fiscal year. No such severance bonus is permitted to exceed twice the maximum bonus target for that executive for the prior fiscal year. As a condition to receiving any severance payments or severance bonus, an executive must execute and deliver a full separation agreement and release in form acceptable to Cachet. All severance payments will be made in monthly installments, beginning on the date that is 30 days after the event resulting in the obligation to make severance payments, over the life of non-competition period specified in the executive’s employment agreement. The employment agreements require that severance bonus payments be made in a lump sum within 30 days after the event resulting in the obligation to make severance payments.

The employment agreements contain customary inventions-assignment provisions, non-competition provisions that survive for a one-year period after the termination of employment, and non-solicitation provisions applicable to the customers and vendors of the business, and the employees of the business, that survive for a one-year period after the termination of employment. In the case of Mr. Mack, however, the non-solicitation provisions contained in his employment agreement survive for a period of two years after the termination of employment. All of the employment agreements contain mandatory and binding arbitration provisions for the resolution of disputes arising under the agreements.

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In connection with the closing of our acquisition of Cachet Financial Solutions Inc. (Minnesota), we assumed the obligations and rights of Cachet Financial Solutions Inc. (Minnesota) under the above-described employment agreements (other than the agreement for Messrs. McAreavey and Whitmore, which were entered into after the merger). In addition, each executive agreed that neither the merger nor the election of Messrs. Davis, Hanson, Mark Anderson and Mack to the Board of Directors of the Company would be deemed a “change of control” under their employment agreements.

New Chief Information Officer

On January 5, 2015, Cachet appointed Bruce Whitmore to serve as Cachet’s Chief Information Officer and Executive Vice President. Mr. Whitmore’s employment with Cachet commenced according to the terms of an employment offer letter and Executive Employment Agreement effective January 5, 2015 (the “Employment Agreement”). The term of the Employment Agreement is for one year with automatic annual renewals. Under the Employment Agreement, Mr. Whitmore will receive an annualized base salary of $197,550, in accordance with Cachet’s standard payroll practices, and is eligible for performance-based cash bonuses in the discretion of Cachet’s Board of Directors and its compensation committee. In addition, Mr. Whitmore has been offered Cachet’s standard employee benefits for health, dental and life and disability insurance. As contemplated by the Employment Agreement, on January 5, 2015, Cachet granted to Mr. Whitmore a stock option for the purchase of up to 175,000 shares at a price of $1.50 per share under Cachet’s current stock incentive plan. A total of 58,333 shares purchasable under the option vested immediately on January 5, 2015, 58,333 shares will vest on January 5, 2016 and the remaining 58,334 shares will vest on January 5, 2017, so long as Mr. Whitmore remains an employee of Cachet.

Transition Agreement

On March 19, 2014, and in connection with Brian S. Anderson’s resignation from his positions as our Chief Financial Officer and Executive Vice President, we entered into a Transition Agreement pursuant to which Mr. Anderson agreed, as an independent contractor, to provide us with certain transition services consistent in nature and scope with the services he performed as Chief Financial Officer, for a 90-day period. Among other things, the Transition Agreement provided for the acceleration of vesting (to the extent not already then vested) of Mr. Anderson’s outstanding options to purchase up to 78,750 shares of our common stock at a per-share price of $4.00, and extended the term during which Mr. Anderson may exercise such options. During the 90-day transition period and for four months thereafter, Mr. Anderson received payments of $16,500 per month. We also agreed in the Transition Agreement to bear the cost of Mr. Anderson’s participation in our health and dental insurance programs for the next 12 months.

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Outstanding Equity Awards at Fiscal Year-End

At December 31, 2014, we had outstanding equity awards as follows:

Name	Number of securities underlying unexercised options (exercisable)	Number of securities underlying unexercised options (unexercisable)		Equity Incentive Plan Awards: number of securities underlying unexercised and unearned options	Option exercise price	Option expiration date
Jeffrey C. Mack	75,000				$1.50	5/16/2016
	30,000				$.80	3/3/2015
	31,250				$4.00	1/6/2016
	112,500				$1.50	2/27/2018
	286,250	286,250	(1)		$1.50	12/15/2019

Darin P. McAreavey (2)	36,666	73,334	(3)		$1.50	4/3/2019
	85,000	85,000	(1)		$1.50	12/15/2019

Brian S. Anderson (4)	20,000				$4.00	6/19/15
	18,750				$4.00	6/19/15
	40,000				$4.00	6/19/15

Lawrence C. Blaney	11,250				$1.60	6/1/2015
	8,750				$4.00	11/1/2015
	18,750				$4.00	1/6/2016
	57,500				$1.50	2/27/2018
	111,250	111,250	(1)		$1.50	12/15/2019

Christopher Ebbert	22,500				$.80	3/3/2015
	18,750				$4.00	1/6/2016
	40,000				$1.50	2/27/2018
	120,000	120,000	(1)		$1.50	12/15/2019

(1)	Options vest on December 15, 2015.

(2)	Mr. McAreavey became our Executive Vice President and Chief Financial Officer effective April 3, 2014.

(3)	Options vest on to the extent of 36,667 shares on April 3, 2015 and the remaining 36,667 shares on April 3, 2016.

(4)	Mr. Anderson resigned his positions as Chief Financial Officer and Executive Vice President effective as of March 19, 2014.

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On December 15, 2014, the Board of Directors approved the repricing of options from $4.00 to $1.50 per share:

Number of Options Repriced
Executives:
Jeffrey C. Mack, Chief Executive Officer and President, Chairman of the Board	187,500
Darin McAreavey, Chief Financial Officer and Executive Vice President	110,000
Lawrence C. Blaney, Executive Vice President, Sales	57,500
Christopher F. Ebbert, Executive Vice President, Product Development	40,000

Number of Options Repriced
Directors:
Michael J. Hanson	30,000
James L. Davis	30,000
Total:	455,000

Director Compensation

Cachet has not in the past paid cash compensation to our directors for their service on the Board of Directors of Cachet. Presently, we have no current plans to pay cash compensation to members of our Board of Directors for their services on our board. As we seek to expand the board of the Company and add independent directors, we do, however, expect to change this policy. In the past, we have issued stock options for the purchase of the equivalent of 30,000 shares of common stock to our non-employee directors. Accordingly, we may issue stock options to other non-employee directors in the future, on terms to be determined by our Board of Directors.

The table below sets forth the compensation paid by Cachet Financial Solutions Inc. (Minnesota), now the Company’s wholly owned operating subsidiary as a result of the February 12, 2014 merger transaction, to its directors during fiscal year 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		Total ($)
Jeffrey C. Mack (1)	$0	$0		$0
James L. Davis	$0	$6,658	(2)	$6,658
Michael J. Hanson	$0	$6,658	(2)	$6,658
Terril H. Peterson	$0	$0		$0
Mark S. Anderson	$0	$0		$0

(1)	For information relative to Mr. Mack, please refer to the “Outstanding Equity Awards at Fiscal Year End 2014” table above.

(2)	During 2014, Cachet repriced options for the purchase of 30,000 shares held by these directors to $1.50 per share, with the incremental fair value of that repricing being $2,438. On December 15, 2014, Cachet issued options to Messrs. Davis and Hanson for the purchase of 40,000 shares at a purchase price of $1.50 per share. Of these options, 20,000 vested immediately and the remaining 20,000 vest in December 2015 and expire ten years from the date of grant. In addition, each of Mr. Davis and Mr. Hanson hold additional options for the purchase of 30,000 shares at the per-share price of $0.80.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the close of business on October 19, 2015, we had outstanding 31,146,038 shares of common stock. Each share of common stock is currently entitled to one vote on all matters put to a vote of our stockholders. The following table sets forth the number of common shares, and percentage of outstanding common shares, beneficially owned as of October 19, 2015, by:

●	each person known by us to be the beneficial owner of more than five percent of our outstanding common stock;

●	each of our current directors;

●	each our current executive officers and any other persons identified as a “named executive” in the Summary Compensation Table above; and

●	all our current executive officers and directors as a group.

Shares beneficially owned and percentage ownership before this offering is based on 31,146,038 shares of common stock outstanding as of October 19, 2015.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record date, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage Beneficially Owned” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%. Unless otherwise indicated, the address of each of the following persons is 18671 Lake Drive East, Southwest Tech Center A, Minneapolis, MN 55317, and, based upon information available or furnished to us, each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

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Name and Address	Shares Beneficially Owned (1)	Percentage Beneficially Owned
Jeffrey C. Mack (2)	1,029,442	3.2%
Christopher F. Ebbert (3)	444,938	1.4%
Lawrence C. Blaney (4)	517,511	1.6%
Darin McAreavey (5)	294,327	*
Bruce Whitmore (6)	91,326	*
James L. Davis (7)	10,084,025	26.6%
Michael J. Hanson (8)	9,617,966	25.5%
Rod Jardine (9)	141,948	*
Tiburon Opportunity Fund (10)	4,145,187	12.6%
FLMM Limited (11)	7,052,383	20.7%
Jon and Linda Gruber Trust (12)	4,364,300	12.9%
Michaelson Capital Special Finance Fund, L.P. (13)	2,626,820	8.0%
All current directors and officers as a group (14)	22,221,483	47.6%

* less than one percent

(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days.

(2)	Includes 951,234 shares of common stock purchasable upon the exercise of stock options.

(3)	Includes 306,249 shares of common stock purchasable upon the exercise of stock options.

(4)	Includes 352,912 shares of common stock purchasable upon the exercise of stock options, 68,525 shares of common stock issuable upon conversion of preferred stock and 68,525 shares of common stock purchasable upon exercise of warrants.

(5)	Includes 293,327 shares of common stock purchasable upon the exercise of stock options.

(6)	Includes 83,326 shares of common stock purchasable upon the exercise of stock options.

(7)	Includes 72,083 shares of common stock purchasable upon the exercise of options, 1,735,954 shares of common stock issuable upon conversion of preferred stock and 4,947,733 shares of common stock purchasable upon exercise of warrants. Also includes 125,975 common shares owned by Mr. Davis’ self-directed retirement account plan, as well as 27,060 common shares held by Mr. Davis’ wife (either personally or through her individual retirement account), beneficial ownership of which Mr. Davis disclaims. Does not include shares owned by Davis & Associates, Inc., of which Mr. Davis is founder and president, and its 401(k) plan.

(8)	Includes 70,000 shares of common stock purchasable upon the exercise of stock options, 1,941,527 shares of common stock issuable upon conversion of preferred stock and 4,618,280 shares of common stock purchasable upon exercise of warrants.

(9)	Includes 40,000 shares of common stock purchasable upon the exercise of stock options.

(10)	Includes 571,038 shares of common stock issuable upon conversion of preferred stock and 1,191,331 shares of common stock purchasable upon exercise of warrants.

(11)	Includes 1,142,075 shares of common stock issuable upon conversion of preferred stock and 1,920,191 shares of common stock purchasable upon exercise of warrants.

(12)	Includes 1,142,075 shares of common stock issuable upon conversion of preferred stock and 1,577,075 shares of common stock purchasable upon exercise of warrants.

(13)	Includes 1,960,153 shares of common stock purchasable upon exercise of warrants.

(14)	Includes Messrs. Mack, Ebbert, Blaney, McAreavey, Whitmore, Davis, Hanson and Jardine. Also includes securities held by Mr. Davis’ wife, as described in note (7) above.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions

On December 21, 2010, we borrowed $130,000 from our Chief Executive Officer, Jeffrey Mack, in exchange for an unsecured five-month promissory note that accrued interest at the per annum rate of 6%. This promissory note was paid in full in 2011.

From April through December 2011, we borrowed an aggregate of $1,487,561 from a combination of James L. Davis, his 401k profit-sharing plan, his wife, the individual retirement account of his wife, and his son, in exchange for a series of related short-term promissory notes that generally matured within four months of their issuance. Promissory notes evidencing the aggregate principal amount of $252,561 accrued interest at the per annum rate of 6%, and promissory notes evidencing the aggregate principal amount of $1,235,000 accrued interest at the per annum rate of 9%. During 2011, an aggregate principal amount of $140,000 of the 6% promissory notes was converted into shares of common stock at a rate of $4.00 per share. During 2011, $200,000 in principal amount of these notes were repaid.

In June and July 2011, we borrowed an aggregate of $250,000 from two directors, Messrs. Michael Hanson and Mark S. Anderson, and $50,000 from a stockholder who beneficially owned more than 5% of our then-outstanding common stock, Mr. John Lane, in exchange for short-term promissory notes that accrued interest at the per annum rate of 6% and matured within one month of their issuance. During 2011, all $300,000 in principal amount of these promissory notes was converted into shares of common stock at a rate of $4.00 per share.

In September 2011, we entered into a line of credit with Wells Fargo Bank for $2.5 million. In October 2012, the credit line was reduced to the amount outstanding of $1,105,000 and assumed by one of our directors. The financing was originally contingent upon certain directors providing personal guarantees. After consideration of such requirements, James L. Davis, Michael J. Hanson and John D. Lane (then a greater-than-10% stockholder) guaranteed our obligations under the line of credit, and, in consideration for their guarantees, we issued to each of them warrants to purchase 78,125 shares of common stock at $4.00 per share. We issued an additional 76,582 in warrants to Mr. Lane and 8,291 in warrants to Mr. Davis for incurring additional collateral risk for this transaction.

From January through September 2012, we borrowed an aggregate of $2,395,000 with interest ranging from 9-25% from three directors and one stockholder who beneficially owned more than 5% of our then-outstanding common stock, in exchange for short-term promissory notes having terms from two to nine months. Of these loans, an aggregate of $1,220,000 was loaned to us by our director James L. Davis; $750,000 was loaned to us by our director Michael Hanson; $300,000 was loaned to us by our director Mark S. Anderson; and $125,000 was loaned to us by Mr. John Lane, a stockholder possessing beneficial ownership of more than 5% of our then-outstanding common stock. In February 2013, loans in the principal amount of $2,335,000 from Mr. Davis (including his 401k profit-sharing plan and his spouse), $721,991 from Mr. Hanson, $300,000 from Mr. Anderson and $1,105,000 from Mr. Lane were converted into shares of common stock at the rate of $3.64 per share. In November 2013, loans in the principal amount of $743,332 from Mr. Hanson and $125,000 from Mr. Lane were converted into shares of common stock at the rate of $4.00 per share.

In October 2012, we entered into a Loan and Security Agreement with Michaelson Capital Partners, LLC, for borrowings of up to $1.5 million, which maximum was subsequently increased to $2.5 million in February 2013. The financing was contingent upon our director, Mr. James L. Davis, providing his personal guarantee. In February 2013, we issued warrants to Mr. Davis to purchase 281,250 shares of common stock at $4.00 per share in consideration for the personal guarantee Mr. Davis provided to Michaelson Capital Partners.

From April through December 2013, we borrowed an aggregate of $2,550,000 from two directors in exchange for promissory notes that accrued interest at the per annum rate of 10% and maturities that ranged from three to seven months. An aggregate of $875,000 was loaned to us by our director Michael Hanson, and an aggregate of $1,675,000 was loaned to us by our director James L. Davis.

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In January through March 31, 2014, we borrowed $425,000 from Mr. Hanson, $375,000 from Mr. Davis, and $15,000 from director Terril H. Peterson, in exchange for promissory notes. These notes are due in 2015 and accrue interest at rates of 8% or 10% per annum.

In January 2014, we issued warrants to purchase common stock equal to 25% of the principal amounts under certain short-term promissory notes. In these transactions, warrants for the purchase of up to 718,750 shares of our common stock were issued two directors, Michael J. Hanson and James L. Davis.

In April 2014, we borrowed $500,000 for working capital purposes from two directors and issued them promissory notes bearing interest at the per annum rate of 10%. The term of these borrowings are due upon the earlier of the availability of sufficient funds as determined by the noteholder or February 2015.

In May 2014, we entered into a $1.5 million line-of-credit agreement with our director Michael J. Hanson. The borrowing terms include a stated interest rate of 10% per annum on the principal amount outstanding, and a maturity term for the payment of both the principal and unpaid accrued interest upon the earlier of September 30, 2014 or completion of a public offering of securities. There are no financial covenants with the line-of-credit. Mr. Hanson may require us to obtain the consent of senior secured debtholders prior to advancing funds to us. At the option of Mr. Hanson, all the principal and unpaid accrued interest under the notes can be converted upon the completion of an initial public offering of our common stock at a 15% discount to the price at which the shares are of our stock are sold in the offering. If the offering is completed after July 31, 2014, the discount at which the conversion will be completed increases to 20%. Lastly, if the gross proceeds from the initial public offering is less than $11 million, the holders of the notes will receive an additional 5% discount to the discounts described above. As of the date of this prospectus, we had borrowed all $1.5 million available under this line-of-credit arrangement.

On June 18, 2014, we entered into a Conversion Agreement with Trooien Capital, Michael J. Hanson and James L. Davis. Under this agreement, those debtholders agreed to convert, upon the consummation of our IPO, a principal amount of debt and related interest owed by us aggregating to $2,135,193 as of June 24, 2014 (which amount was not previously convertible automatically upon the consummation of this offering). The Conversion Agreement provides for the conversion of this debt upon terms substantially equivalent to those provided to our most recent debt investors, specifically 80% of the per-share price at which our common stock is sold in the IPO. Of the $2,135,193 debt and interest to be so automatically converted under the Conversion Agreement, $1,097,905 owed to Messrs. Hanson and Davis as of June 24, 2014 was not previously convertible by its terms, and the remaining $1,037,288 was previously convertible by Trooien Capital, but at its sole option.

Under the Conversion Agreement, we also amended the conversion terms contained within convertible promissory notes, the principal and accrued interest of which aggregates to $1,533,685 as of June 24, 2014, earlier issued to Messrs. Hanson and Davis so as to match the conversion terms described above. On December 16, 2014, the Company entered into an amendment to the Conversion Agreement. The amendment clarifies the number of warrants to be received by Messrs. Hanson and Davis as part of converting debt as outlined in the Conversion Agreement upon the successful completion of the Company’s IPO. Specifically, (i) Mr. Hanson received warrants to purchase 438,161 shares of common stock and (ii) Davis received warrants to purchase 591,432 shares of common stock, which in each case equals 100% of the number of shares of common stock received by Hanson and Davis under the Conversion Agreement. The amendment also reflects that the warrants have an exercise price of $2.00 per share and a five-year term.

On June 24, 2014, we entered into a letter agreement with Mr. James L. Davis and Michael J. Hanson pursuant to which Mr. Davis agreed to convert $929,052 in principal amount of debt and related interest owed to him, and Mr. Hanson agreed to convert $500,000 in principal amount of debt owed to him, upon the consummation of the IPO. In the case of Mr. Davis, the debt and interest he agreed to convert pursuant to the letter agreement was not previously convertible by its terms. In the case of Mr. Hanson, the $500,000 in principal amount was previously convertible by its terms (in connection with a Revolving Line of Credit Note we entered into with him on May 7, 2014), but at his sole option. Conversions will be effected on the same terms as those provided in the Conversion Agreement dated June 18, 2014 (see paragraph above). The letter agreement also memorialized our agreement with Mr. Hanson to extend the maturity date under that Revolving Line of Credit Note until such time as we conclude a subsequent financing (excluding this offering) in which we raise gross proceeds aggregating to at least $10 million or July 31, 2015, whichever is earlier. On July 31, 2015 we entered into another letter agreement with Mr. Hanson pursuant to which the note became due and payable on January 31, 2016.

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On July 14, 2014, we completed our IPO resulting in $3,375,000 of principal and $204,134 of accrued interest of short-term notes payable with a stated interest rate of 10% converting into 2,982,611 shares of the Company’s common stock. In addition, Messrs. Davis and Hanson in total received five-year warrants to purchase a total of 2,250,000 shares of the Company’s common stock at an exercise price of 125% of the IPO price or $1.88 per share. Lastly, as part of the letter agreement entered into on June 24, 2014, Mr. Hanson agreed to convert $500,000 of principal related to the $1.5 million line-of-credit outstanding into 416,667 shares of common stock and also received five-year warrants to purchase a total of 333,333 shares of our common stock at an exercise price of 125% of the IPO price or $1.88 per share.

On July 30, 2014, the Company entered into an agreement with two Directors to lend the Company up to $2.5 million, bearing interest at 10%, and due January 31, 2015. If any portion of the notes is outstanding beyond January 31, 2015, the default interest rate is adjusted to 18%. On February 3, 2015, Michael Hanson, one of our directors, converted $250,000 of the amount owned into 217,391 shares of Series B Convertible Preferred Stock. As of February 4, 2015, the Company has an outstanding principal balance against the line of credit of $450,000.

In December 2014, our Board of Directors amended the Conversion Agreement dated June 17, 2014, to clarify the number of warrants to be received by Messrs. Hanson and Davis as part of converting debt as outlined in the Conversion Agreement upon the successful completion of the Company’s initial public offering (IPO). Specifically, (i) Hanson received warrants to purchase 438,161 shares of common stock and (ii) Davis received warrants to purchase 591,432 shares of common stock, which in each case equals 100% of the number of shares of common stock received by Hanson and Davis under the Conversion Agreement. The amendment also reflects that the warrants have an exercise price of $2.00 per share and a five-year term.

During the three months ended September 30, 2014, we repaid $525,000 in principal and $5,815 of accrued interest of short-term borrowings with a stated rate of 10% to Mr. Hanson.

On February 3, 2015, Michael Hanson entered into a Securities Purchase Agreement with the Company pursuant to which he purchased 217,391 shares of Series B Convertible Preferred Stock at $1.15 per share, together with five-year warrants to purchase an aggregate of 217,391 shares of its common stock at a per-share price of $1.15, in a private placement exempt from registration under the Securities Act of 1933. Mr. Hanson and the Company agreed to convert $250,000 of the debt outstanding under the Company’s line of credit with Mr. Hanson into the equity issued under the Securities Purchase Agreement.

On June 3, 2015, in connection with the private placement of Series C Convertible Preferred Stock and warrants Michael J. Hanson, James L. Davis, and Lawrence C. Blaney entered into a Securities Purchase Agreement with the Company pursuant to which they purchased shares of Series C Convertible Preferred Stock at $0.4378 per share in the amounts of 1,980, 2,100 and 300 shares, respectively, together with five-year warrants to purchase 452,261, 1,279,124 and 68,525 shares of common stock, respectively. The Company received $950,000 in the form of promissory notes provided by Michael J. Hanson, James L. Davis, and Davis & Associates, Inc., a company founded by Mr. Davis, and issued shares of Series C Convertible Preferred Stock at $0.4378 per share in the amounts of 3,500, 2,500 and 3,500 shares, respectively, together with five-year warrants to purchase 799,452, 571,038 and 799,452 shares of common stock, respectively. Davis & Associates, Inc.’s 401(k) Profit Sharing Plan purchased shares of Series C Convertible Preferred Stock at $0.4378 per share in the amounts of 1,000, together with five-year warrants to purchase 228,415 shares. The Company issued 2,000 and 3,020 shares of the Series C Preferred to James L. Davis and Michael J. Hanson, respectively, in exchange for the cancellation of Company debt in the amount of $200,000 and $302,000 held by them. The Company also approved the amendment of a warrant to purchase common stock issued to James L. Davis on February 3, 2015, to provide for the same modifications made to the warrants held by former holders of the Company’s series A and B preferred stock.

On October 6, 2015, the Company entered into an Equity Exchange Agreement with Michael J. Hanson, one of the Company’s directors and a large shareholder of the Company, to exchange 382,809 shares of common stock previously issued to Hanson for a five year, fully vested warrant to purchase 756,618 shares of common stock at an exercise price of $1.35 per share.

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Related-Party Transaction Policy

The Board of Directors does not have a formal written policy regarding related-party transactions but follows the requirements of state law applicable to such transactions. In particular, after full disclosure of all material facts, review and discussion, the board approves or disapproves such transactions. No director is allowed vote in any approval of a related-party transaction for which he or she is the related party, except that such a director may otherwise participate in a related discussion and shall provide to the board all material information concerning the related-party transaction and the director’s interest therein.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Our common stock is quoted on the OTC Market’s OTCQB. Our common stock is quoted on the OTCQB over-the-counter quotation system under the ticker symbol “CAFN”. As of October 27, 2015, the closing bid price for our common stock as reported on the OTCQB was $0.5399 per share. There was no trading of our common stock on the OTCQB or any other market, exchange or quotation system before July 2014. Although our common stock is quoted on the OTCQB, there is a limited trading market for our common stock. Because our common stock is thinly traded, any reported sale prices may not be a true market-based valuation of our common stock.

The table below sets forth reported high and low closing bid quotations for our common stock for the fiscal quarters indicated as reported on the OTCQB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended December 31, 2014
Quarter ended March 31, 2014*	—	—
Quarter ended June 30, 2014*	—	—
Quarter ended September 30, 2014	$1.58	$1.06
Quarter ended December 31, 2014	$1.60	$0.75
Fiscal Year Ending December 31, 2015
Quarter ending March 31, 2015	$1.39	$0.65
Quarter ended June 30, 2015	$0.80	$0.36

*	There was no market for our common stock during this period.

Record Holders

As of October 19, 2015, there were 133 holders of record of our common stock.

Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. In any event, our payment of cash dividends on account of our common stock is presently prohibited by our borrowing agreements with several senior secured lenders. Any future determination to pay dividends on our common stock will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

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Securities Authorized for Issuance under Equity Compensation Plans

The table below sets forth certain information, as of the close of business on December 31, 2014, regarding equity compensation plans (including individual compensation arrangements) under which our securities were then authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) I

Equity compensation plans approved by security holders	255,167	(1)	$3.09	369,833

Equity compensation plans not approved by security holders	2,448,402	(2)	$1.54	none

(1)	All of these securities relate to securities originally issuable under an equity compensation plan of Cachet Financial Solutions (Minnesota), entitled the “Cachet Financial Solutions Inc. 2010 Equity Incentive Plan,” approved by that corporation’s stockholders prior to the merger. In connection with the merger, these securities and the associated plan were assumed by our Company, but no further incentive grants will be made under that plan. Securities issuable under the Cachet Financial Solutions Inc. 2010 Equity Incentive Plan and otherwise generally vest ratably over a three-year period.

(2)	These securities generally vest over two to three years.

2014 Stock Incentive Plan

On February 12, 2014, we adopted the 2014 Stock Incentive Plan. The plan will be administered by the Board of Directors or a committee thereof. Our Chief Executive Officer may, on a discretionary basis and without committee review or approval, grant non-qualified (non-statutory) options for up to 100,000 common shares to new employees of the Company who are not officers of the Company during each fiscal year. Incentives under the plan may be granted in one or a combination of the following forms: (a) non-statutory stock options (no incentive stock options may be issued, because the plan was not submitted to and approved by our stockholders); (b) stock appreciation rights; (c) stock awards; (d) restricted stock; (e) restricted stock units; and (f) performance shares. Eligible participants include officers and employees of the company, members of the Board of Directors, and consultants or other independent contractors. An aggregate of 1,521,621 shares of common stock are issuable under the plan. No person is eligible to receive grants of stock options and SARs under the plan that exceed, in the aggregate, 400,000 shares of common stock in any one year. The term of each stock option shall be determined by the board or committee, but shall not exceed ten years. Vested stock options may be exercised in whole or part by the holder giving notice to the Company. Options under the plan may provide for the holder of the option to make payment of the exercise price by the surrender of shares equal in value to the exercise price.

82

2014 Associate Stock Purchase Plan

On September 8, 2014, our Board of Directors adopted our 2014 Associate Stock Purchase Plan. We may issue a total of up to 500,000 shares of our common stock under the plan. The plan is designed to be a stock purchase plan qualifying under Section 423 of the Internal Revenue Code of 1986. The Board of Directors elected to cause the plan to be effective as of September 1, 2014, and as such the plan received the required approval by our stockholders prior to August 30, 2015 in order to fully comply with the requirements of Code Section 423.

The 2014 Associate Stock Purchase Plan permits eligible employees to purchase shares of our common stock at the end of pre-established offering periods at a maximum 15% discount from the common stock’s fair market value on the date of purchase or the offering date, whichever is lower. Purchases will be funded through employee payroll deductions (or, if payroll deductions are not permitted by local law, by other permitted methods). Eligible employees include any person, including an officer, employed by the Company or a subsidiary and whose customary employment is at least 20 hours per week. The plan will be administered by our full Board of Directors or committee of the Board of Directors designated for such purpose.

Transfer Agent and Registrar

Our transfer agent is Corporate Stock Transfer, Inc., located at 3200 Cherry Creek Drive S., Denver, Colorado 80209. The transfer agent’s telephone number is (303) 282-4800. The transfer agent is registered under the Securities and Exchange Act of 1934.

Rule 144(i)

In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least six months from the later of the date of issuance by a public reporting issuer or acquisition from an affiliate of that issuer, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of common stock or the average weekly trading volume of shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the public reporting issuer. After one year has elapsed from the later of the issuance of restricted securities by the public reporting issuer or their acquisition from an affiliate of that issuer, persons who are not affiliates under the rule may sell such securities without any limitation.

DESCRIPTION OF SECURITIES

The following is a description of our capital stock and the material provisions of our Amended and Restated Certificate of Incorporation, corporate bylaws and other agreements to which we and our stockholders are parties, in each case upon the closing of this offering. The following is only a summary and is qualified by applicable law and by the text of the actual documents, copies of which are available as set forth under “Where You Can Find More Information.”

General

Our authorized capital stock consists of 520 million shares of capital stock, par value $0.0001 per share, of which 500 million shares are authorized for issuance as common stock, and 20 million shares are authorized for issuance as undesignated preferred stock. As of October 19, 2015, there were 31,146,038 shares of common stock issued and outstanding.

A description of the material terms and provisions of our Amended and Restated Certificate of Incorporation and corporate bylaws is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and corporate bylaws that have been filed with the SEC and incorporated by reference into the registration statement of which this prospectus is a part.

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Common Stock

Voting. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

Under our Amended and Restated Certificate of Incorporation, our Board of Directors is authorized, subject to limitations prescribed by law, to issue shares of preferred stock in one or more series without further stockholder approval. The Board of Directors has discretion to determine the rights, preferences, privileges and restrictions of, including without limitation voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock. Accordingly, our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of October 19, 2015, there were 44,030 shares of Series C Convertible Preferred Stock issued and outstanding.

Warrants

We have outstanding as of October 19, 2015 warrants for the purchase of an aggregate of up to 24,680,870 shares of our common stock. These warrants are exercisable immediately, have a weighted-average remaining life of 4.1 years and a weighted-average exercise price of $0.84 as of October 19, 2015.

Among these warrants is a warrant held by Michaelson Capital Partners for the purchase of 238,212 shares of common stock at the per-share price of $2.88, expiring October 26, 2017. Under the terms of the warrant, the purchase price automatically adjusts to equal the lowest of $2.88, the lowest per-share price at which we issue or sell common stock during the term of the warrant, or 80% of the lowest per-share price at which common stock is issuable under the terms of any security we sell or issue that is convertible into shares of our common stock. In addition, the terms of the warrant provide that, upon any adjustment to the purchase price under the warrant, the number of shares of our common stock purchasable under the warrant automatically adjust to equal the quotient obtained by dividing (x) the product of the purchase price under the warrant, prior to giving effect to the purchase-price adjustment, multiplied by the number of common shares purchasable under the warrant, prior to giving effect to any adjustment, by (y) the purchase price under the warrant, after giving effect to the purchase-price adjustment. In July 2014, the Company entered into an agreement to modify the terms of the warrant. Under the new terms, the exercise price was reduced to $1.20 per share which is 80% of the IPO share price and the number of shares of Company common stock to be acquired was increased to 571,708. In June 2015, the exercise price was reduced to $0.35 which is 80% of the Series C common share equivalent of $0.4378 and the number of shares of Company common stock to be acquired was increased to 1,960,143.

84

Convertible Debt and Warrants

We entered into a Loan and Security Agreement with Trooien Capital, LLC on December 12, 2013 for loans of up to $4.0 million in the aggregate. Loans made to us by Trooien Capital accrue interest at the rate of 10% per annum, mature on December 12, 2016 and are convertible into shares of our common stock. As of June 30, 2015, we have loans outstanding to Trooien Capital of approximately $2.3 million. Upon the optional conversion of this outstanding debt (including any conversion of additional advances that Trooien Capital may make), we would also become obligated under the borrowing agreements with this lender to issue warrants for the purchase of additional shares of our common stock (in an amount equal to the number of shares issued upon such debt conversions) at a per-share price equal to $1.875 per share.

On May 7, 2014, we entered into a Revolving Line of Credit Note with Michael J. Hanson, a director for advances aggregating $1.5 million. As of September 30, 2014, $1.0 million is outstanding under the note. The note is payable on January 31, 2016, and is convertible into common stock at $1.20 per share with 100% warrant coverage.

On July 14, 2014, we completed an initial public offering in which a total of 4,500,000 shares of common stock were issued at $1.50 resulting in gross proceeds of $6,750,000. The proceeds net from the offering were approximately $5.5 million, after deducting commissions and approximately $900,000 in offering costs. As part of the offering, we converted approximately $6.3 million of existing indebtedness into 5,139,169 shares of common stock and issued 3,399,278 warrants with an exercise price of $1.875 and a life of five-years. After the repayment of the debt related to our acquisition of Select Mobile Money and other short-term borrowings that became due upon completion of the IPO, our available cash for operations as of July 14, 2014 totaled $2.3 million. After paying existing trade payables owed as of that date, we had approximately $1.0 million for working capital.

During 2014, the Company issued 2,229,702 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 2,229,702 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were $3.0 million. Between December 31, 2014 and February 3, 2015, the Company issued (i) 9,000 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 9,000 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share) and (ii) 2,065,891 shares of Series B Convertible Preferred Stock at $1.15 per share and issued five-year warrants to purchase an aggregate of 2,065,891 shares of its common stock at a per-share price of $1.15 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were approximately $2.2 million, including the cancellation of $250,000 in debt held by Michael J. Hanson, one of our directors. None of the investors in these offerings were deemed affiliates of the Company, except for one of our directors, Michael J. Hanson.

On June 3, 2015, the Company sold an aggregate of 44,030 shares of the Company’s Series C Convertible Preferred Stock at $100.00 per share and issued five-year warrants to purchase an aggregate of 10,057,119 shares of its common stock at a per-share price of $0.4816 in a private placement. Total (cash and non-cash) gross proceeds to the Company were $4,403,000. Gross proceeds to the Company in the form of cash were $2,951,000. Gross proceeds to the Company in the form of promissory notes payable within 150 days were $950,000. These promissory notes were provided by James L. Davis and Michael J. Hanson, both of whom are directors of the Company. The Company also issued 2,000 and 3,020 shares of the Series C Convertible Preferred Stock to James L. Davis and Michael J. Hanson, respectively, in exchange for the cancellation of Company debt in the amount of $200,000 and $302,000 held by them.

On October 6, 2015, the Company entered into an Equity Exchange Agreement with Michael J. Hanson, one of the Company’s directors and a large shareholder of the Company, to exchange 382,809 shares of common stock previously issued to Hanson for a five year, fully vested warrant to purchase 756,618 shares of common stock at an exercise price of $1.35 per share.

Although we will require additional funds to continue through the end of 2015, we believe the funds raised through the issuance of common stock, convertible preferred stock and other short-term financing from one of the Company’s directors will be sufficient to allow us to continue operations through October 2015.

85

Certain Anti-Takeover Effects

Charter and Bylaw Provisions

Certain provisions set forth in our Amended and Restated Certificate of Incorporation, in our corporate bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

●	Special Meetings of Stockholders. Our corporate bylaws provide that special meetings of stockholders may be called only by our Chairman or by a majority of the directors of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the Chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

●	Advance Nominations for Directors. Our bylaws provide advance notice procedures for stockholders seeking to nominate candidates for election as directors at any meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of any such advance notice from a stockholder. These provisions may preclude our stockholders from making nominations for directors at our stockholder meetings.

●	Blank Check Preferred Stock. Our Amended and Restated Certificate of Incorporation contain provisions that permit us to issue, without any further vote or action by the stockholders, up to 20 million shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

While the foregoing provisions of our Certificate of Incorporation, as amended, bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Nevertheless, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

86

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Briggs and Morgan, P.A., of Minneapolis, Minnesota.

EXPERTS

The financial statements of Cachet Financial Securities, Inc. and its subsidiary as of and for the years ended December 31, 2013 and 2014, included in this prospectus and in the related registration statement, have been audited by Lurie, LLP (formerly known as Lurie Besikof Lapidus & Company, LLP), an independent registered public accounting firm. As indicated in their report with respect thereto, these financial statements are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting, with respect to such report.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, and, as a result, we file annual, quarterly and current reports, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

87

CACHET FINANCIAL SOLUTIONS, INC.

F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Cachet Financial Solutions, Inc.

Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of Cachet Financial Solutions, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2014. Cachet Financial Solutions, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cachet Financial Solutions, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has limited revenues, suffered recurring losses from operations and has a shareholders’ deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ LURIE BESIKOF LAPIDUS & COMPANY, LLP

Minneapolis, Minnesota

April 14, 2015

F-1

CACHET FINANCIAL SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

	As of
	December 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$112,221	$150,555
Accounts receivable, net	314,743	329,557
Deferred commissions	80,348	62,732
Prepaid expenses	402,040	487,659
TOTAL CURRENT ASSETS	909,352	1,030,503

PROPERTY AND EQUIPMENT, net	295,925	353,420
GOODWILL	204,000	—
INTANGIBLE ASSETS, NET	1,437,001	—
DEFERRED COMMISSIONS	103,312	101,468
DEFERRED FINANCING COSTS	61,153	107,936
TOTAL ASSETS	$3,010,743	$1,593,327

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$746,554	$937,200
Accrued expenses	201,768	153,113
Accrued interest	182,184	1,953,502
Deferred revenue	747,113	510,319
Warrant liability	163,570	—
Current portion of long-term debt	2,070,217	3,170,672
TOTAL CURRENT LIABILITIES	4,111,406	6,724,806

LONG TERM DEBT, net of current portion	2,566,486	3,933,253
WARRANT LIABILITY	146,000	309,000
DEFERRED REVENUE	412,219	401,758
ACCRUED INTEREST	160,593	95,270
ACCRUED RENT	25,333	61,482
TOTAL LIABILITIES	7,422,037	11,525,569

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ DEFICIT
Convertible preferred stock, $.0001 Par Value, 20,000,000 shares authorized, 2,229,702 and 0 shares issued and outstanding	223	—
Common shares, $.0001 Par Value, 500,000,000 shares authorized, 16,934,497 and 5,625,957 issued and outstanding	1,694	563
Additional paid-in-capital	47,307,314	26,668,258
Accumulated deficit	(51,720,525)	(36,601,063)
TOTAL SHAREHOLDERS’ DEFICIT	(4,411,294)	(9,932,242)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$3,010,743	$1,593,327

See accompanying Notes to Consolidated Financial Statements.

F-2

CACHET FINANCIAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31, 2014	December 31, 2013
REVENUE	$2,648,108	$1,179,603

COST OF REVENUE	2,747,343	2,462,087
GROSS LOSS	(99,235)	(1,282,484)

OPERATING EXPENSES
Sales and Marketing	2,854,959	2,208,689
Research and Development	2,663,633	982,917
General and Administrative	3,998,086	3,566,044
TOTAL OPERATING EXPENSES	9,516,678	6,757,650

OPERATING LOSS	(9,615,913)	(8,040,134)

INTEREST EXPENSE	5,704,533	2,804,594

INDUCEMENT TO CONVERT DEBT AND WARRANTS	424,335	1,355,603

SHARE PRICE / CONVERSION ADJUSTMENT	—	1,710,475

OTHER (INCOME) EXPENSE	(34,999)	54,213
NET LOSS	(15,709,782)	(13,965,019)

LESS: CUMULATIVE UNPAID PREFERRED DIVIDENDS	(48,409)	—

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(15,758,191)	$(13,965,019)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and fully diluted	11,337,482	3,897,081

Net loss per common share - basic and fully diluted	$(1.39)	$(3.58)

See accompanying Notes to Consolidated Financial Statements.

F-3

CACHET FINANCIAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-In-	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance December 31, 2012	—	$—	1,524,991	$15,250	$10,135,786	$(22,636,044)	$(12,485,008)
Issuance of shares, net of $78,450 related costs	—	—	319,000	3,190	1,194,360	—	1,197,550
Exercise of stock options	—	—	30,000	300	23,700	—	24,000
Conversion of debt and interest into shares	—	—	2,765,953	27,660	11,036,157	—	11,063,817
Inducement to convert debt	—	—	168,604	1,686	672,728	—	674,414
Inducement to convert warrants	—	—	389,790	3,898	677,291	—	681,189
Share price/conversion adjustment	—	—	427,619	4,276	1,706,199	—	1,710,475
Issuance of warrants	—	—	—	—	465,625	—	465,625
Stock compensation expense	—	—	—	—	700,715	—	700,715
Net loss	—	—	—	—	—	(13,965,019)	(13,965,019)
Balance December 31, 2013	—	—	5,625,957	56,260	26,612,561	(36,601,063)	(9,932,242)
Conversion of debt and interest into shares	—	—	5,386,036	539	7,287,487	—	7,288,026
Common stock issued for debt issuance - Related Party	—	—	382,809	38	890,587	—	890,625
Issuance of common stock, net of costs	—	—	4,542,782	454	5,578,754	—	5,579,208
Issuance of common stock related to debt modifications	—	—	666,667	67	999,933	—	1,000,000
Issuance of convertible preferred stock, net of costs	2,229,702	223	—	—	3,039,278	—	3,039,501
Warrant exchange	—	—	3,938	—	7,906	—	7,906
Warrants issued as inducement for debt conversion to equity	—	—	—	—	416,429	—	416,429
Issuance of warrants for professional services	—	—	—	—	23,735	—	23,735
DE acquisition 2, Inc. reverse merger	—	—	488,970	(55,648)	(32,496)	—	(88,144)
Beneficial conversion feature for convertible notes payable	—	—	—	—	2,757,268	—	2,757,268
Stock compensation expense	—	—	—	—	316,176	—	316,176
Stock exchange	—	—	(162,662)	(16)	(590,304)	590,320	—
Net loss	—	—	—	—	—	(15,709,782)	(15,709,782)
Balance December 31, 2014	2,229,702	$223	16,934,497	$1,694	$47,307,314	$(51,720,525)	$(4,411,294)

See accompanying Notes to Consolidated Financial Statements.

F-4

CACHET FINANCIAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2014	December 31, 2013
OPERATING ACTIVITIES
Net loss	$(15,709,782)	$(13,965,019)

Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount/amortization of financing costs	2,814,213	1,199,874
Accrued debt related costs	1,890,625	—
Debt forgiveness	(40,000)	—
Depreciation and amortization of intangibles	694,495	366,718
Stock compensation	316,176	700,715
Warrants issued for professional services	23,735	—
Amortization of deferred commissions	100,404	89,281
Debt/warrant inducement and share price adjustment	424,334	3,066,078
	(9,485,800)	(8,542,353)
Changes in operating assets and liabilities:
Accounts receivable	14,814	(169,731)
Deferred commissions	(119,865)	(199,538)
Prepaid expenses	85,619	77,741
Accounts payable	(270,801)	150,889
Accrued expenses	12,507	54,677
Accrued interest	(608,529)	1,508,880
Deferred revenue	247,255	687,140
Net cash used in operating activities	(10,124,800)	(6,432,295)

INVESTING ACTIVITIES
Purchase of fixed assets	(72,845)	(80,379)
Cash paid for acquisition	(2,125,000)	—
Net cash used in investing activities	(2,197,845)	(80,379)

FINANCING ACTIVITIES
Proceeds from issuance of notes and warrants	8,261,340	6,703,499
Repayment of notes	(4,622,500)	(1,000,000)
Issuance of shares of common stock, net of costs	5,579,208	1,197,550
Issuance of shares of convertible preferred stock, net of costs	3,039,501	—
Proceeds from exercise of options	—	24,000
Payment of debt issuance costs	(88,098)	(253,252)
Repayment of bank borrowing	(92,838)	(91,537)
Proceeds from bank borrowing	207,698	—
Net cash provided by financing activities	12,284,311	6,580,260

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(38,334)	67,586
CASH AND CASH EQUIVALENTS
Beginning of period	150,555	82,969
End of period	$112,221	$150,555

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$1,594,700	$142,968

NONCASH FINANCING TRANSACTIONS
Conversion of debt and interest to equity	7,288,025	11,063,816
Debt issuance costs in exchange for notes and warrants	—	267,402
Fixed asset purchases in accounts payable	80,156	—
Conversion of accrued interest to note payable	150,660	43,332

See accompanying Notes to Consolidated Financial Statements.

F-5

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Summary of Significant Accounting Policies

Nature of Business and Operations Overview

Cachet Financial Solutions, Inc. (the “Company” or “Cachet”) is a provider of technology solutions and services to the financial services industry. The Company’s solutions and services enable its clients—banks, credit unions and other types of financial institutions or financial service organizations—to provide their customers with remote deposit capture technology (“RDC”) and related services. The Company’s cloud based Software as a Service (“SaaS”) RDC solutions allow customers to scan checks remotely through their smart phones or other devices and transmit the scanned, industry compliant images to a bank for posting and clearing. In addition, the Company’s offerings include a mobile wallet solution which provides a virtual account for customers that do not have a bank account and is focused on the pre-paid card market. Through the Company’s cloud based SaaS mobile wallet offering we provide consumers the ability to deposit and withdraw funds, transfer funds, and pay bills with their mobile phone or tablet. As of December 31, 2014, we had entered into 348 contracts with customers for our products and services. Approximately 252 of those agreements were “active,” meaning that they have implemented the RDC software enabling the processing of customer transactions or deployed the mobile wallet application. The Company offers its services to financial institutions in the United States, Canada and Latin America. Our business operations are conducted through our wholly owned subsidiary, Cachet Financial Solutions Inc., a Minnesota corporation.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Cachet Financial Solutions Inc. as of December 31, 2014 and December 31, 2013 and for the years ended December 31, 2014 and 2013. The wholly owned subsidiary is the only entity with operational activity and therefore no intercompany transactions exist with the parent entity which would need to be eliminated. The Company has prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. From inception to December 31, 2014, the Company has cumulative operating losses of approximately $51.7 million, and as of December 31, 2014, our current liabilities exceeded our current assets by approximately $3.2 million. In 2015, the Company expects to continue to grow our client base and increase our revenues through higher RDC transaction volumes and monthly active user fees (“MAUs”) from our Select Mobile Money offering. Nevertheless, the Company expects to continue to incur operating losses through December 31, 2015. The Company engaged an investment firm to assist in raising additional capital through the issuance of debt and equity. The Company’s ability to continue as a going concern is dependent on raising additional capital to support operations and refinance maturing debt. In addition, the Company has a note payable maturing on April 30, 2015, with a principal and accrued interest balance as of December 31, 2014 of $714,553, and has an outstanding balance including accrued interest of approximately $1.1 million on a line of credit with one of its directors. The line of credit is payable to the director upon the earlier of the Company completing financings with gross proceeds of $10 million or July 31, 2015. The Company also has $620,000 of notes payable with two directors maturing on June 30, 2015. There is no assurance we will be successful in raising the needed capital to fund our operations to December 31, 2015. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

During 2014, the Company issued 2,229,702 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 2,229,702 shares of its common stock at a per-share price of $2.00 (since adjusted to $1.15 per share). Net proceeds to the Company after offering costs were $3.0 million. As of December 31, 2014, the Company believes it was in full compliance with its debt agreements.

On July 30, 2014, the Company entered into a financing commitment letter with two directors to lend the Company up to $2.5 million through December 31, 2014, bearing interest at 10%, and due January 31, 2015, which was

F-6

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

later extended to January 31, 2016. If any portion of the notes issued under the commitment letter was outstanding beyond January 31, 2016, the default interest rate would be adjusted to 18%. As of December 31, 2014, the Company had an outstanding obligation under the commitment letter, including accrued interest totaling $359,466. Subsequent to December 31, 2014, the Company had additional advances totaling $350,000. As part of a PIPE transaction completed in February 2015, Michael J. Hanson, one of the Company’s directors converted, $250,000 of the balance owed under the commitment letter into 217,391 shares of Series B Convertible Preferred Stock and was issued a five-year warrant to purchase an aggregate of 217,391 shares of its common stock at a per-share price of $1.15.

Since December 31, 2014, the Company issued (i) 9,000 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 9,000 shares of its common stock at a per-share price of $2.00 (since adjusted to $1.15 per share) and (ii) 2,065,891 shares of Series B Convertible Preferred Stock at $1.15 per share and issued five-year warrants to purchase an aggregate of 2,065,891 shares of its common stock at a per-share price of $1.15. Net proceeds to the Company after offering costs were approximately $2.2 million, including the cancellation of $250,000 in debt held by Michael J. Hanson, one of our directors. None of the investors in this offering were deemed affiliates of the Company, except for one of our directors, Michael J. Hanson. Also in February 2015, the Company amended the terms of the $2.5 million commitment letter agreement to extend the outstanding principal balance owed as of this date of $450,000 to January 31, 2016 at a rate of 10% per annum (See Note 16 “Subsequent Events”). As part of the amendment, the directors did not renew the remaining amount available under the original terms of the financial commitment letter.

The Company will require additional funds to continue beyond April 15, 2015 and has engaged an investment banking firm to assist in completing a equity or equity-linked capital raise. There is no assurance the Company will be successful in raising the needed capital to fund its operations beyond April 15, 2015 or obtain similar financing arrangements with other investors or lenders. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows:

Revenue Recognition

The Company generates revenue from the following sources: (1) subscription and support fees (2) transaction volume fees, (3) active monthly user fees for mobile wallet offering (4) fees related to the implementation of RDC and mobile wallet software for clients, and (5) professional services such as client specific software customization and other products and services.

The Company’s arrangements do not contain general rights of return. The Company’s subscription arrangements do not provide customers with the right to take possession of the SaaS technology platform and, as a result, are accounted for as service arrangements. The Company records revenue net of any sales or excise taxes.

The Company commences revenue recognition for its SaaS technology platform and professional services when all of the following criteria are met:

●	there is persuasive evidence of an arrangement;

●	the service has been or is being provided to the customer;

●	collection of the fees is reasonably assured; and

●	the amount of fees to be paid by the customer is fixed or determinable.

F-7

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Subscription and Support Revenue

Subscription and support revenue is primarily derived from customers accessing the SaaS technology platform and includes subscription, support, transaction volume fees and active user fees for mobile wallet offering. Subscription and support revenue is recognized ratably over the contracted term of each respective subscription agreement, commencing on the date the service is provisioned to the customer, provided the four revenue recognition criteria have been satisfied. Transaction volume fees are recognized as transactions are processed and monthly services performed and active user fees for mobile wallet offering revenue is recognized on a monthly basis as earned provided the four revenue recognition criteria have been satisfied.

Professional Services and Other Revenue

Professional services include implementation services, development of interfaces requested by customers, assistance with integration of the Company’s services with the customers’ applications, dedicated support, and advisory services to customers who choose to develop their own interfaces and applications. Professional services are typically performed within three to six months of entering into an arrangement with the customer. Professional services are typically sold on a fixed-fee basis, but are offered on a time-and-material basis as well. Revenue for time-and-material arrangements is recognized as the services are performed. Revenue for fixed-fee arrangements is recognized under the proportional performance method of accounting as the Company has developed a history of accurately estimating activity. The Company uses labor hours incurred to the end of each reporting period compared to the total estimated labor hours as an input based measure of performance under customer arrangements. The Company believes labor hours incurred is materially representative of the value delivered to the customer at any point in time during the performance of the service. Professional services are not considered essential to the functionality of the SaaS offering.

Implementation Fees

The implementation fees are recognized over the term of the contract or expected life of the contract where no contractual term exists. Generally, client agreements are entered into for 12 to 36 months. A majority of the implementation service component of the arrangement with customers is performed within 120 days of entering into a contract with the customer.

Multiple Element Arrangements

The Company enters into multiple element arrangements in which a customer may purchase a subscription and professional services. For arrangements with multiple deliverables, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple element arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables does not have standalone value upon delivery, the deliverables that do not have standalone value are combined with the final deliverable within the arrangement and treated as a single unit of accounting.

Subscription and support contracts have standalone value as the Company sells subscriptions and support separately. In determining whether professional services can be accounted for separately from subscription and support services, the Company considers the availability of the professional services from other vendors, the nature of its professional services and whether the Company sells its applications to new customers without professional services. Based on these considerations the Company assessed that its professional services have standalone value.

F-8

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company determines the selling price for each element based on the selling price hierarchy of: (i) vendor-specific objective evidence (“VSOE”) of fair value, (ii) third-party evidence (“TPE”), and (iii) estimated selling price (“ESP”). The Company is unable to establish VSOE for any of its services, as the Company has not historically priced its services with sufficient consistency. The Company is also unable to establish TPE, as the Company does not have sufficient information regarding pricing of third-party subscription and professional services similar to its offerings. As a result, the Company has developed estimates of selling prices based on margins established by senior management as the targets in the Company’s selling and pricing strategies after considering the nature of the services, the economic and competitive environment, and the nature and magnitude of the costs incurred. The amount of arrangement fee allocated is limited by contingent revenue, if any.

Deferred Revenue

Deferred revenue consists of billings and payments received in advance of revenue recognition from the Company’s subscription and support offerings as described above and is recognized as the revenue recognition criteria are met. For subscription agreements, the Company typically invoices its customers in monthly or annual fixed installments. Accordingly, the deferred revenue balance does not represent the total contract value of these multi-year subscription agreements. Deferred revenue also includes certain deferred professional services fees, which are recognized in accordance with the Company’s revenue recognition policy. The portion of deferred revenue the Company expects to recognize during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent.

Cost of Revenue

Cost of revenue primarily consists of costs related to hosting the Company’s cloud-based application, providing customer support, data communications expense, salaries and benefits of operations and support personnel, software development fees, software license fees, amortization expense associated with acquired developed technology assets, and property and equipment depreciation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at one financial institution and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable

Accounts receivable represent amounts due from customers. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The allowance for doubtful accounts was approximately $25,000 and $89,000 as of December 31, 2014 and December 31, 2013, respectively. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the credit risk.

F-9

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Property and Equipment

Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Computer and Data Center Equipment	3 years
Purchased and Acquired software	3 years
Leasehold Improvements	3 - 5 years, or lease term if less
Furniture and fixtures	7 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported.

Goodwill

Goodwill represents the excess purchase price over the appraised value of the portion of identifiable assets that were acquired from the DeviceFidelity Inc. acquisition completed in March 2014. Goodwill is not amortized but is reviewed at least annually for impairment, or between annual dates if circumstances change that would more likely than not cause impairment. Management performs its annual impairment test at the close of each fiscal year, and considers several factors in evaluating goodwill for impairment, including the Company’s current financial position and results, general economic and industry conditions and legal and regulatory conditions. No impairment of goodwill was identified for the years ended December 31, 2014 and 2013. See Note 11 for further discussion.

Impairment of Long-lived Assets, Including License Agreements

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company did not identify any impairment events or circumstances during the year ended December 31, 2014 or December 31, 2013.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized over the lives of the related debt agreements. The costs are amortized to interest expense using the effective interest method. In the event debt is converted or paid prior to maturity, any unamortized issuance costs are charged to expense.

Advertising Costs

Advertising costs are expensed as incurred and are included in sales and marketing expense on the accompanying statements of operations. During the years ended December 31, 2014 and 2013, advertising costs totaled $15,888 and $15,495, respectively.

Deferred Commissions

The Company capitalizes commission costs that are incremental and directly related to the acquisition of customer contracts. Commission costs are capitalized and amortized over the term of the related customer contract.

F-10

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net Loss Per Common Share

Basic and diluted net loss per common share for all periods presented is computed by dividing the net loss available to common shareholders by the weighted average common shares outstanding and common stock equivalents, when dilutive. Potentially dilutive common stock equivalents include common shares issued pursuant to stock warrants, stock options, convertible preferred stock and convertible note agreements. Common stock equivalents were not included in determining the fully diluted loss per share as they were antidilutive.

On February 12, 2014, the Company completed a merger transaction with DE Acquisition 2, Inc. (“DE2”), a public company with no operations. Pursuant to the terms of the merger, each share of the Company’s common stock that was issued and outstanding at such time was cancelled and converted into 10.9532 (the “exchange ratio”) shares of DE2’s common stock.

On March 18, 2014, the Company completed a reverse stock split of the Company’s issued and outstanding common stock on a 1-for-10.9532 basis. The Company’s authorized capital shares previous to this transaction consisted of 22,500,000 shares of $.01 par value common stock and 2,500,000 shares of preferred stock. As a result of the DE 2 transaction, the Company’s new authorized capital consists of 500,000,000 shares of $.0001 par value common stock and 20,000,000 shares of preferred stock.

All amounts in the accompanying financial statements and notes related to shares, share prices and loss per share reflect retrospective presentation of the reverse split.

The following table reflects the amounts used in determining loss per share:

	Year Ended
	December 31, 2014	December 31, 2013
Net loss	$(15,709,782)	$(13,965,019)
Less: Cumulative unpaid preferred stock dividends	(48,409)	—
Net Loss attributable to common stockholders	(15,758,191)	(13,965,019)
Weighted average common shares outstanding	11,337,482	3,897,081
Net loss per common share — basic and diluted	$(1.39)	$(3.58)

The following potential common shares were excluded from the calculation of diluted loss per share from continuing operations and diluted net loss per share attributable to common stockholders because their effect would have been anti-dilutive for the periods presented:

	As of
	December 31, 2014	December 31, 2013
Convertible Preferred Stock	2,229,702	—
Stock Options	2,703,587	827,543
Warrants	8,903,348	407,904
	13,836,637	1,235,447

F-11

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value of Financial Instruments

The Company uses fair value measurements to record fair value adjustments for certain financial instruments and to determine fair value disclosures. Warrants issued with price protection features are recorded at fair value on a recurring basis. The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximated fair value due to the short maturity of those instruments. With respect to determination of fair values of financial instruments there are the following three levels of inputs:

Level 1 Inputs—Quoted prices for identical instruments in active markets.

Level 2 Inputs—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs—Instruments with primarily unobservable value drivers.

The warrants that are carried at fair value are valued using level 3 inputs utilizing a Black-Scholes option pricing model under probability weighted estimated outcomes.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the consolidated financial statements. Actual results could differ from those estimates. Significant estimates include the Company’s ability to continue as a going concern, allowance for doubtful accounts, assumptions used to value stock options and warrants, conversion incentive and share purchase price adjustment, and the value of shares of common stock issued for services.

Stock-Based Compensation

The Company accounts for stock-based compensation using the estimated fair values of warrants and stock options. For purposes of determining the estimated fair values the Company uses the Black-Scholes option pricing model. For the periods prior to the Company’s common stock being traded, the Company estimated the volatility of its common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded; for later periods, the Company uses its actual common stock trading to compute volatility. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Compensation expense for all share-based payment awards is recognized using the straight-line amortization method over the vesting period. The fair values of stock award grants are determined based on the number of shares granted and estimated fair value of the Company’s common stock on the date of grant.

Research and Development Costs

The Company considers those costs incurred in developing new processes and solutions to be research and development costs and they are expensed as incurred.

Recent Accounting Pronouncements

On May 28, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The core principle of the ASU is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration, or payment, to which the company expects to be entitled in exchange for those goods or services. The ASU may also result in enhanced disclosures about revenue. For public entities, the ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Due to the recent date of issuance for this ASU, management is currently evaluating what impact, if any, the pronouncement will have on the Company’s disclosures, its financial position or results from operations.

F-12

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In June 2014, the FASB issued authoritative guidance related to share-based payments when the terms of an award provide that a performance target could be achieved after the requisite period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The requirements of the new standard are effective for the annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods. We do not anticipate that this guidance will have a material impact on the Company’s financial position or results of operations.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern. The amendments provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The standard will be effective for the Company on December 31, 2016. The adoption of this pronouncement may impact future assessment and disclosures related to the Company’s ability to continue as a going concern.

2.	Note Receivable

The Company has a note receivable, bearing interest at 5%, for fees being refunded for an unsuccessful capital raising transaction. The note has a face value of $501,000 and was due in October 2013. The collectability of this note is uncertain and the Company has established a reserve for 100% of the balance owed as of December 31, 2014 and December 31, 2013. In February 2015 the Company obtained a default judgment in our favor relating to such note in the amount of approximately $542,000 (including interest). The Company continues to believe the collectability of the note is uncertain and therefore maintains a reserve for 100% of the balance owed.

3.	Prepaid Expenses

Prepaid expenses primarily consist of prepayment of licenses and maintenance fees, or deposits with, the providers of RDC software capabilities to the Company.

4.	Property and Equipment

Property and equipment consists of the following:

	As of
	December 31, 2014	December 31, 2013
Computer equipment	$216,486	$208,593
Data center equipment	444,906	405,057
Purchased software	651,016	570,860
Furniture and fixtures	84,433	59,890
Leasehold improvements	58,024	53,465
Total property and equipment	1,454,865	1,297,865
Less: accumulated depreciation	(1,158,940)	(944,445)
Net property and equipment	$295,925	$353,420

Depreciation expense was approximately $214,000 and $346,000, for the years ended 2014 and 2013, respectively.

F-13

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	Accrued Expenses

Accrued expenses consist of the following:

	As of
	December 31, 2014	December 31, 2013
Accrued compensation	$128,135	$122,517
Accrued rent	36,149	30,596
Accrued sales tax	37,484	—
Total accrued expenses	$201,768	$153,113

6.	Financing Arrangements

The Company has raised debt through several forms of borrowing including bank loans, loans from directors and other affiliated parties and unaffiliated third party investors. Certain of the debt was issued with warrants that permit the investor to acquire shares of the Company’s common stock at prices as specified in the individual agreements. See Note 12 for additional information regarding conversions of debt and accrued interest into common stock in 2013 and the year ended December 31, 2014.

Following is a summary of debt outstanding:

	As of
	December 31, 2014	December 31, 2013
Senior Secured Note Payable, due August 2013	$—	$1,562,500
Secured Convertible Notes, due June through August 2014	—	770,000
Notes Payable to Directors and Affiliates	1,350,000	2,350,000
Convertible Notes, due March 2015, interest at 10%	—	575,000
Convertible Term Loans, due December 2016, interest at 10%	2,300,000	500,000
Convertible, Subordinated Notes, due March 2012 interest at 6%	—	112,561
Convertible Subordinated Note, due April 2015 interest at 9%	—	200,000
Series Subordinated Notes, due April 2015 Stated interest rate of 12%, effective interest of 38%.	613,808	863,808
Notes Payable, due February 2015, interest at 10%	—	100,000
Notes Payable, due the earlier of raising $10 million in proceeds from private placements or January 2016, interest between 8.25% and 12%	74,486	—
Note Payable, due August 2021, interest 0%	192,000	—
Installment Note Payable — Bank	252,244	137,383
Total	4,782,538	7,171,252
Unamortized discount	(145,835)	(67,327)
Total debt, net	4,636,703	7,103,925
Less: current maturities	2,070,217	3,170,672
Long-term portion	$2,566,486	$3,933,253

F-14

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Future maturities of long-term debt at December 31, 2014 are as follows:

2015	$2,070,217
2016	2,374,486
2017	—
2018	—
2019	—
Thereafter	192,000
$4,636,703

Senior Secured Note Payable

In October 2012, the Company entered into a Loan and Security Agreement (the “Secured Loan Agreement”) with Michaelson Capital Partners, LLC (the “Senior Secured Lender”) that provides for borrowings of up to $1,500,000. Borrowing under the Secured Loan Agreement is secured by all property of the Company including tangible and intangible property. In addition, the Secured Loan Agreement contained certain negative pledges and restrictions on certain types of transactions and use of loan proceeds. The note is guaranteed by a Company director and the spouse of the director. The loans carry stated interest rates from 10-16%. In the event of default the interest rate increases to 14% - 20%. The Secured Loan Agreement’s stated expiration date was April 23, 2013. Beginning in August 2013, the Company was in default and outstanding borrowings and interest began to accrue at the default rates. In addition, the agreement contains certain covenants, some of which the Company was not in compliance with. The note was amended in February 2013 and an additional $1,000,000 was borrowed. Further, as part of this amendment the lender received a payoff premium of $750,000 which the Company accrued as interest expense in 2013 and paid in 2014.

On December 6, 2013, the Company entered into a Forbearance Agreement (the “Forbearance Agreement”) with the Senior Secured Lender. The Forbearance Agreement provided that the Senior Secured Lender would not accelerate repayment of the amounts owing, or enforce its security interests or any other rights, under the Secured Loan Agreement, until March 6, 2014.

In March 2014 the Forbearance Agreement was extended to May 12, 2014. In consideration for the extension the Company agreed to issue $1 million of the Company’s common stock, the number of shares to be determined by reference to the lowest per share price in the Company’s then planned public offering of common stock. On July 14, 2014 the Company issued to the Senior Secured Lender 666,667 shares of common stock at $1.50 per share for a total value of $1,000,000.  In 2014, the Company recorded interest expense of $1,000,000, related to this extension.

On May 1, 2014, the Company entered into an agreement with an investor to draw on the $4 million convertible term loan, due December 2016, described below for an amount sufficient to satisfy their outstanding obligation to the Senior Secured Lender, but not to exceed the loan limit of $4 million, for a maximum borrowing of $3.4 million as of March 31, 2014. On May 19, 2014, the Company entered into a second forbearance agreement with the Senior Secured Lender through May 23, 2014 in return for the Company repaying a total sum of $500,000 on this date. In addition, the Company agreed to reduce the price per share related to the $1.0 million of common stock to 80% of the lowest price per share of common stock issued to any investor in the Company if the stock was not publicly traded on or before July 15, 2014. On May 29, 2014, the Company received an advance totaling $1.950 million under the terms of the convertible term loan and repaid a total of $2.0 million of the outstanding balance to the Senior Secured Lender, leaving a remaining balance of $150,660. On May 30, 2014, the Company entered into an unsecured convertible note payable with the Senior Secured Lender for a total of $150,660. The note bore interest at an annual rate of 10% and the principal and accrued interest were due on or prior to July 31, 2014. Upon a thirty day written notice to the Company from the issuance date, the Senior Secured Lender had an option to convert the note into common stock at 90% of the conversion terms offered in the Convertible Subordinated Notes, due June 2015, described below. In addition, upon conversion of the note, the holder was entitled to receive warrants equal to the number of shares received from the conversion at a price of 125% of the IPO price. In July 2014, the Company repaid the remaining note outstanding of $150,660, along with accrued interest totaling $2,559 which satisfied all remaining obligations to the Senior Secured Lender.

F-15

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Senior Secured Lender also received a warrant to purchase 76,228 shares of Company common stock at $9.00 per share. The warrant expires in October 2017. Including the value of the warrant at the date of issuance, the effective interest rate on the full $2,500,000 available under the Secured Loan Agreement was 38%. The exercise price of the warrant is subject to downward adjustment in the event of the subsequent sale of common stock or convertible debt at a lower price, as defined, prior to exercise of the warrant. As a result of this provision, the Company determined that the warrant should be accounted for as a liability carried at fair value. In February 2013, the exercise price was adjusted to $2.88 and the number of shares of Company common stock to be acquired was increased to 238,212 based on a qualifying transaction. In July 2014, the Company entered into an agreement to modify the terms of the warrant. Under the new terms, the exercise price was reduced to $1.20 per share which is 80% of the IPO share price and the number of shares of Company common stock to be acquired was increased to 571,708. In connection with the issuance of warrants with an exercise price of $1.15 as part of the PIPE transaction completed in 2015, the Company increased the total number of shares of common stock issuable upon exercise of the warrant issued to the Senior Secured Lender to 745,706 and reduced the exercise price to $.92 per share (See Note 16 “Subsequent Events”).

The Company determined the value of the warrant to be $146,000 and $309,000 at December 31, 2014 and December 31, 2013, respectively, and both of these amounts were recorded as a liability on the balance sheet as of these dates.

The Company also incurred financing costs in conjunction with this transaction aggregating $62,500 that are owed under the same terms as terms as the Secured Loan Agreement. The entire amount was fully amortized as of December 31, 2014.

Secured Convertible Notes, due June through August 2014

From June through August 2013, the Company borrowed $770,000 under various secured convertible notes. The notes bore interest at the annual rate of 10% and mature one year from the date of issue. Had the Company defaulted on the notes, the annual rate of interest would have increased by 5%. There was no early repayment penalty on the loans. Borrowings under the notes were secured by all property of the Company including tangible and intangible property. In addition, the notes contained certain negative pledges and restrictions on certain types of transactions and use of loan proceeds.

Upon completion of certain equity financing transactions as defined in the notes, the outstanding principal and unpaid interest was automatically converted into common stock. The conversion rate per share was equal to 75% of the per share price of the securities offered in the defined financing transaction. On May 12, 2014, the Company entered into a loan modification agreement under which the holder of the note agreed to provide a $40,000 discount of the outstanding balance with a repayment of $150,000 of principal outstanding as of this date.  During the year ended December 31, 2014, the Company repaid a total of $660,000 of principal and $66,055 of accrued interest. In addition, the Company converted into equity $70,000 of principal and $1,764 of accrued interest at a conversion rate of $4.00 per share. (See Note 12). No obligation remained outstanding under these notes as of December 31, 2014.

Notes Payable to Directors and Affiliates

In November 2010, the Company borrowed $300,000 from a director. The loan was unsecured, had a stated interest rate of 6% and was due in equal monthly installments of $9,127 until fully repaid in November 2013. In conjunction with the loan agreement, the director received 17,484 shares of common stock with an aggregate value of $69,937. The remaining balance on this loan was converted to common stock in 2013. (See Note 12)

F-16

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In 2012, the Company borrowed $1,000,000 under unsecured notes from certain current or former directors or their affiliates. These notes had a stated effective annual interest rate of 24% for the first 60 days and 40% thereafter until paid. These loans were converted to common stock in 2013. (See Note 12)

In October 2012, a director of the Company loaned the Company $1,105,000, replacing a note payable to a bank in an equal amount. The loan was due in November 2013 and had an interest rate equal to the prime rate plus 1.25%, but not less than 4.5%. The note issued in connection with this loan was secured by the pledge of 86,875 shares of Company stock and 136,250 options owned by the President/CEO of the Company. The loan was subordinate to the Senior Secured Note Payable until such time as that note is repaid; afterwards the loan would have become senior to all other debt. Concurrent with this loan, the Director received a warrant to purchase 50,000 shares of Company common stock at $4.00 per share. In November 2013, the warrant was exchanged for common stock. This note was converted into common stock in the February 2013 debt conversion. (See Note 12)

In 2013, the Company borrowed an additional $3,093,332 (including the refinancing of a $250,000 note and related interest of $43,332) from two directors. Certain of these and other previously outstanding loans to these directors were converted to common shares in 2013 as described in Note 12.

In March 2014, the Company borrowed $1,500,000 from a director to fund the acquisition of Select Mobile Money from DeviceFidelity. (See Note 10) The note had an interest rate equal to 24%, payable monthly commencing April 2014.  The Company failed to pay the accrued interest on the note due April 2014. As a result, the interest rate increased to 48% in April 2014 and continued to accrue at this rate until the note and all accrued interest was repaid in full. The principal and any unpaid accrued interest became due on May 15, 2014. In addition, the Company agreed to issue common stock as consideration for the note equal to 12.5% of the principal amount or $187,500, which equals 78,125 shares using the required share price of $2.40. Because the Company failed to pay the accrued interest due April 2014, the Company owed additional common stock equal to 3.125% of the outstanding principal amount or $46,875, which equals 19,531 shares on each successive 5th business day for as long as any portion of the principal amount of the loan was outstanding. The Company issued a total of 382,809 shares of common stock and recorded interest expense of $890,624 related to the common stock issued for the year ended December 31, 2014. A total of $1,731,781 of principal and accrued interest was repaid in July 2014.

In addition to the $1,500,000 March 2014 note above, the Company also issued a total of $3,690,000 of new notes to three directors during the year ended December 31, 2014. Of this amount, $1,925,000 of the notes bears interest at a rate of 10% and becomes due between February and September of 2015, and $1,500,000 represents a line-of-credit agreement with one director of the Company. The original terms of the line-of-credit agreement provided for a stated interest rate of 10% on the principal amount outstanding. Both the principal and unpaid accrued interest is payable upon the earlier of September 30, 2014 or completion of a public offering of securities. There are no financial covenants with the line-of-credit. Through the second quarter of 2014, the Company had drawn down the entire $1,500,000 under this facility. At the option of the director, all the principal and unpaid accrued interest under the line-of-credit could have been converted upon the completion of an IPO of the Company’s common stock at a 20% discount to the price at which the shares are of the Company’s stock were sold in the offering. The director exercised this conversion right with respect to $500,000 of indebtedness in connection with our July 2014 IPO (see June 24, 2014 Letter Agreement below). The Company entered into three notes with directors totaling $265,000 that were due June 30, 2015 and accrued interest at a rate of 8%. The terms of these notes included a provision whereby all principal and accrued interest automatically converted into the Company’s common stock upon the successful consummation of an IPO.  On July 14, 2014, the Company completed an IPO and the conversion price equaled 80% of the per share purchase price at which the Company’s common stock was sold in the IPO. On July 14, 2014, $265,000 of principal and $6,763 of accrued interest converted into 226,468 shares of common stock.

On June 17, 2014, the Company entered into a conversion agreement with two directors under which a total of $1,050,000 of principal related to the 10% term notes due between February and March 2015 would automatically convert into common stock upon the completion of an IPO of the Company’s common stock at a 20% discount to the price at which the shares of the Company’s stock were sold in the IPO. These notes were converted into common stock at the time of our IPO. Upon conversion, the two directors also received 100% warrant coverage at a price equal to 125% of the IPO price or $1.875.

F-17

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On June 24, 2014, the Company entered into a letter agreement with two directors under which a total of $900,000 of the principal of the 10% term notes due between February and March 2015 and $500,000 of principal owed under the 10% line-of-credit due September 2014 would automatically convert upon the Company completing an IPO. In addition, the director agreed to amend the repayment terms of the line-of-credit to occur on the earlier of (a) raising an aggregate gross proceeds in one or more financing transactions (other than the IPO) of at least $10 million or (b) July 31, 2015. The conversion terms are the same as described in the conversion agreement dated June 17, 2014 above.

On July 14, 2014, the Company completed its IPO resulting in $3,375,000 of principal and $204,134 of accrued interest of short-term notes payable with a stated interest rate of 10% converting into 2,982,611 shares of the Company’s common stock. In addition, the two directors received five-year warrants to purchase a total of 2,250,000 shares of the Company’s common stock at an exercise price of 125% of the IPO price or $1.88 per share.  Lastly, as part of the letter agreement entered into on June 24, 2014, a director agreed to convert $500,000 of principal related to the $1.5 million line-of-credit outstanding into 416,667 shares of common stock and also received five-year warrants to purchase a total of 333,333 shares of the Company’s common stock at an exercise price of 125% of the IPO price or $1.88 per share. The amount of principal owed under the $1.5 million line-of-credit as of December 31, 2014 was $1,000,000 plus accrued interest of $62,315.

As a result of the Company completing its IPO on July 14, 2014, the Company determined there was a beneficial conversion feature related to the $1.0 million outstanding balance of the line-of-credit which totaled $250,000. This amount was recorded as a discount to the debt and is being amortized into interest expense through the maturity date of July 31, 2015. For the fiscal year ended December 31, 2014, the Company recorded interest expense of $104,165 related to amortization expense associated with the beneficial conversion feature. The unamortized balance of the beneficial conversion feature as of the end of December 31, 2014 was approximately $146,000.

On July 30, 2014, the Company entered into a financing commitment letter with two directors to lend the Company up to $2.5 million through December 31, 2014, bearing interest at 10%, and due January 31, 2015, which was later extended to January 31, 2016. If any portion of the notes issued under the commitment letter was outstanding beyond January 31, 2015, the default interest rate would be adjusted to 18%. As of December 31, 2014, the total principal and accrued interest amount outstanding owed to its directors related to advances under commitment letter equaled $350,000 and $9,465, respectively.  On February 3, 2015, Michael Hanson, one of our directors, converted $250,000 of the amount owed into 217,391 shares of Series B Convertible Preferred Stock (which Series B Convertible Preferred Stock was converted into common stock on February 27, 2015).  Also in February 2015, the Company amended the terms of the commitment letter to extend the repayment of the outstanding principal balance owed as of that date of $450,000 to January 31, 2016 at a rate of 10% per annum (See Note 16 “Subsequent Events”). As part of the amendment, the directors did not renew the remaining amount available under the original terms of the commitment letter.

Convertible Notes due March 2015

In 2013, the Company borrowed $575,000 under convertible notes. These notes were due March 15, 2015 and carry same general conversion provisions as the 2013 Notes Payable to the two directors described above. The notes bear a stated interest rate of 10%. Warrants to purchase 87,500 shares of common stock at $4.00 per share were issued with $350,000 of this debt, resulting in an effective interest rate of 19% on that portion of the borrowing.

In May 2014, the Company entered into an amendment with various lenders to modify the terms on $350,000 of these convertible notes to the terms provided under the convertible notes due December 2016. Therefore, prior to the Company’s completion of its IPO on July 14, 2014, the total principal amount outstanding of convertible notes due March 31, 2015 was $225,000. Upon the completion of the Company’s IPO, the total outstanding balance of $225,000 in principal and $15,015 of accrued interest automatically converted into 177,786 shares of common stock.

F-18

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Convertible Term Loan, due December 2016

In December 2013, the Company entered into an agreement to issue convertible notes to an investor in a principal amount of up to $4 million. The proceeds of borrowings under the notes are expressly to be used to repay amounts owed under the Senior Secured Note Payable. Borrowings under the agreement bear interest at 10% and the note matures in December 2016. In the event of default, the interest rate increases by either 2% or 4%, depending on the nature of the default. Under the note agreement, the investor has the right, but not the obligation, to advance additional amounts up to the $4 million. The terms of the agreement provide that the investor may have several options to convert the notes at varying rates and times following the completion of a qualifying financing transaction. Depending on the timing of conversion, the holder may also receive warrants to purchase common stock. In addition to conversion of the notes, the holder has the right to request shares of common stock, rather than cash, as payment for interest. In May 2014 the Company agreed to include $356,616 in principal and accrued interest of the convertible notes, due March 2015, under the terms of the Convertible Term Loan, due December 2016. The outstanding balance including accrued interest as of December 31, 2013 was $502,603.

On May 1, 2014, the Company entered into an agreement which requires, within 10 calendar days of a written request on or prior to May 12, 2014, the holder of the convertible notes agreed to make additional advances to the Company in an amount sufficient to satisfy the senior debt amount outstanding, but not to exceed the loan limit of $4.0 million.

On May 12, 2014, the Company entered into an agreement to amend the conversion terms of the Convertible Term loan, due December 2016 as follows:

First Conversion Right. The holder had the right at its election to convert the principal and accrued interest of the note into common stock at a conversion rate equal to 90% of the price based on the terms offered in the Convertible Subordinated Note, due June 2015. The first conversion right was extended for a period of 120 days following the closing date of the IPO, July 14, 2014. Upon the holder’s election to convert, the Company would issue the holder 100% warrant coverage, with the exercise price being the same offered in the IPO or 125% of the price at which the common stock was sold in the IPO.

Second Conversion Right. To the extent that the holder did not elect to exercise the First Conversion Right, then the holder has the right through the maturity date of the Note, December 2016, to convert the principal and accrued interest into common stock at a conversion rate equal to 125% of the price at which the common stock was sold in the IPO. Under the terms of this conversion agreement, the holder will receive 100% warrant coverage under the same terms provided pursuant to the First Conversion Right.

On June 18, 2014, the holder agreed to convert $1,000,000 of the then outstanding principal balance of $3,250,000 together with the accrued related interest into common stock upon the completion of the IPO based on the terms described above in the First Conversion Right. Upon completion of the Company’s IPO on July 14, 2014, the $1,000,000 of principal and $58,630 of accrued interest converted into 980,213 shares of common stock and the Company also issued to the investor a five-year warrant to purchase 705,753 shares of the Company’s common stock at an exercise price equal to 125% of the IPO price, or $1.875.

As a result of the Company completing its IPO on July 14, 2014, the Company determined there was a beneficial conversion feature related to the remaining $2.3 million outstanding balance of the Convertible Term Loan, due December 2016 which totaled $894,444. This amount was recorded as a discount to the debt and was amortized into interest expense on a straight-line basis over the 120 days following the closing of the IPO which represents the period that allows for the debt to be converted at a discount to the IPO price. During the year ended December 31, 2014, the Company recorded interest expense of $894,444 related to amortization expense associated with the beneficial conversion feature. The unamortized balance of the beneficial conversion feature as of December 31, 2014 was $0. The balance of the note as of December 31, 2014 was $2.3 million plus accrued interest of $140,275. Total advances under the note during 2014 totaled $3.3 million.

F-19

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Convertible Subordinated Notes, due March 2012

In March 2011, the Company issued $1,432,561 in face amount of convertible debt, the “March 2011 Notes”. These notes had a stated interest rate of 6%. The terms of the notes allowed the holders to convert the debt into common stock at any time prior to maturity at a conversion rate equal to the lesser of $9.00 per share or 25% below the offering price in the sale of securities in a qualified sale of securities, as defined. Payment of principal and interest on these notes was unsecured and subordinated to senior indebtedness, as defined. Concurrent with the issuance of these notes, the Company issued warrants to purchase 107,442 shares of Company common stock at $4.00 per share. In July and August 2011, the Company prepaid the majority of these notes and accrued interest. After the prepayment, holders of these notes purchased 124,449 shares of Company stock at $9.00 per share for an aggregate purchase price of $1,120,000. In February 2013 and January 2014 an additional $200,000 and $14,422 was converted into common stock, respectively. (See Note 12) The remaining outstanding balance of $100,000 was converted into 25,000 shares of the Company’s common stock as part of its IPO on July 14, 2014 and the Company repaid accrued interest totaling $19,644 as of this date.

Convertible Subordinated Note, due April 2015

In April 2013 the Company borrowed $200,000 under a convertible note. The note had a stated interest rate of 9% and was due April 1, 2015. The note was convertible at the option of the holder any time after April 1, 2014. The note would be automatically converted upon the occurrence of certain equity financing transactions or a change in control as defined in the note. The conversion price was $4.00 per share. On July 14, 2014, the outstanding principal balance of $200,000 and $21,699 of accrued interest was converted into 55,424 shares of common stock as a result of completing the Company’s IPO.

Convertible Subordinated Notes, due February 2015

In February 2014 the Company borrowed $100,000 under a convertible note. The note was non-interest bearing and was due the earlier of February 27, 2015 or the completion of an equity offering by the Company of at least $5,000,000. The note was convertible at the option of the holder at the time at in which the Company completed such an equity offering of its common stock. The conversion price was equal to the offering price of the Company’s common stock. During the year ended December 31, 2014, the Company repaid the principal balance outstanding of $100,000.

Convertible Subordinated Notes, due June 2015

In May 2014 the Company borrowed $330,000 under convertible notes. The notes bore interest at a stated rate of 8% per annum. The principal amounts of the notes, along with the accrued interest, were both due June 2015. The terms of these notes includes a provision whereby all principal and accrued interest automatically converted into the Company’s common stock upon the successful consummation of an IPO. The conversion price was 80% of the per share price at which the Company’s common stock was sold in our IPO. Upon completion of the July 14, 2014 IPO which raised $6,750,000 gross proceeds, the principal amount outstanding of $330,000 was converted into 275,000 shares of common stock. The Company repaid accrued interest totaling $5,017 to the holders of the notes.

F-20

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Series Subordinated Notes

Between June 2011 and December 2012, the Company borrowed approximately $7,800,000 utilizing a series of notes (the “Series Notes”). The Series Notes were issued in tranches that contained various terms with regard to maturity dates, interest rates, subordination, conversion features and the number of warrants issued with each tranche. Certain Series Notes contained a Company option to extend the due dates by up to 90 days, as well as provisions for acceleration upon completion of certain financings. In connection with these Series Notes, the Company issued warrants to purchase an aggregate of 780,000 shares of Company common stock at $4.00 per share. These warrants expire in November 2015.

During, 2013 the Company borrowed an additional $430,000, and issued warrants to purchase 35,688 shares, under the same general provisions as the Series Notes. In 2013 all but $863,808 face amount of the Series Notes and $104,096 in accrued interest had been converted into common stock and all but approximately 75,000 of the related warrants were exchanged for common stock. In January 2014 an additional $250,000 in debt and $650,647 in accrued interest were converted into 225,162 share of common stock at a conversion rate of $4.00 per share. (See Note 12) The remaining $613,808 in principal and accrued interest of $100,745 was originally due in December 2014. In December 2014, the Company amended the terms of the note to include monthly installments of $50,000 due December 2014 and additional $50,000 due at the end of each following month through April of 2015, when the remaining principal balance and related accrued interest becomes due.

Notes Payable, due February 2015

In December 2013 and January 2014, the Company issued promissory notes for $100,000 and $150,000, respectively. The notes accrued interest at a rate of 10% and were originally due the earlier of the Company raising sufficient new funds as determined by the holder or March 31, 2014. In February 2014, the Company entered into an amendment which extended the maturity date of the agreement to February 18, 2015. All other terms of the agreement remained unchanged. During the year ended December 31, 2014, the Company repaid the principal amount outstanding of $250,000, along with accrued interest totaling $13,233.

During fiscal year 2014, the Company issued detachable warrants to purchase common stock equal to 25% of the principal amounts under these notes. The life of the warrants range between three and five years with an exercise price of $3.60. The total number of shares issuable under the warrants totaled 821,250 related to a total of $3,285,000 short term notes issued in consideration for the loans to the Company. Of this total, $2,875,000 and warrants to purchase 718,750 shares relates to two directors of the Company. In addition, of the total warrants issued, warrants to purchase 302,500 shares relates to short term notes, which were converted into equity during 2013. The Company determined the fair value of the warrants to be $573 using the Black-Scholes model. See Note 12 for the inputs used in valuing the warrants using the Black-Scholes model.

Notes Payable, due January 2016

In January 2014, the Company assumed notes payable totaling $74,486 related to the acquisition of DE2. The original terms of the notes required repayment on the earlier of January 31, 2016 or the date the Company completes a business combination with an operating company in a reverse merger or reverse takeover transaction or other transaction after which the Company would cease to be a shell company. The reverse merger was completed in February 2014, and the terms of the note were amended to state that the principal and related accrued interest is due the earlier of January 31, 2016 or the date the Company completes one or more private placements of debt or equity securities resulting in aggregate proceeds of $10,000,000.

Note Payable, due August 2021

In August 2014, the Company entered into a 0% interest $192,000 note payable with the State of Minnesota as part of an Angel Loan program fund. There are no financial loan covenants associated with the loan, which has a maturity date of August 2021. The loan contains a provision whereby if the Company transfers more than a majority of its ownership, the loan becomes immediately due, along with a 30% premium amount of the principal balance. In addition, if the Company is more than 30 days past due on any payments owed under the loan, an interest rate of 20% per annum becomes due.

F-21

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Installment Note Payable — Bank

In March 2014, the Company entered into an installment note with a bank for a total of $330,020. The note bears interest at the prime rate plus 1%, but not less than 5%. The note is due on demand; if no demand is made then the note is due in monthly payments of $9,903 from April 2014 through April 2017. Borrowings are secured by substantially all of the Company’s property and are guaranteed by three of the Company’s directors.

Other Information Regarding Debt

The Company determined there was a contingent beneficial conversion feature related to $6.0 million of principal and accrued interest for various convertible term loans and other short-term borrowings which automatically converted upon completion of its IPO. The total beneficial conversion feature of $1,612,251 was recognized as interest expense in fiscal year 2014 upon the successful completion of the Company’s IPO.

The prime interest rate was 3.25% at December 31, 2014 and December 31, 2013.

At December 31, 2014 and December 31, 2013, $0 and $1,675,061 in principal amount of debt was past due, respectively.

As a result of either the short term duration or recency of the financing, the Company believes that the fair value of its outstanding debt approximates market value.

7.	Employee Benefit Plan

The Company has a defined contribution 401(k) saving plan covering all employees satisfying certain eligibility requirements. The plan permits, but does not require, Company contributions; the Company did not make any contributions for the year ended December 31, 2014 and 2013.

8.	Commitments and Contingencies

Operating Leases

The Company leases approximately 22,000 square feet of office space in Chanhassen, Minnesota. The lease commenced on May 1, 2012 and extends through August 31, 2016. In addition to the office space, the Company leases certain office furniture and equipment under operating leases through November 2016. The Company entered into a lease agreement in April 2014 for a total of 1,812 square feet of office space in Dallas, Texas related to the employees retained as part of the acquisition of Select Mobile Money. The lease commenced on May 1, 2014 and extends through June 30, 2017.  Rent expense under all leases was $441,148 in 2014 and $383,807 in 2013.

The Company’s office space lease calls for rent increases over the term of the lease. The Company records rent expense on a straight line basis using average rent for the term of the lease. The excess of the expense over cash rent paid is shown as accrued rent.

The Company also has various computer leases with three year terms. The Company is recording the expense on a monthly basis.

F-22

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Total future minimum contractual lease payments for all operating leases are as follows:

Minimum Lease Commitments:

2015	$374,000
2016	260,000
2017	43,000
$677,000

Litigation

An entity named Cachet Banq contacted the Company in December 2010 regarding their U.S. Trademark Registration No. 2,857,465 (registered on June 29, 2004) for the standard character mark CACHET covering “financial services, namely automated clearinghouse processing services for the payroll service industry.” Cachet Banq alleged that the Company’s use of “CACHET” infringes on their federal trademark registration. On March 4, 2013, Cachet Banq filed a trademark infringement lawsuit against the Company in the United States District Court for the Central District of California. The parties have filed cross motions for summary judgment. The initial brief was filed on May 30, 2014, replies were filed on June 26, 2014 and the court took these motions under advisement on July 8, 2014. The Company has denied that its use of the character mark CACHET infringes on Cachet Banq’s purported rights in their mark, and will vigorously defend this and any future similar claims made by Cachet Banq.

The Company is not currently involved in any other material legal proceedings.

Financial Service Agreements

The Company has an agreement with a financial advisory services company. The agreement contains various provisions including assisting the Company in identifying potential investors. The agreement may require the Company to pay the advisor a monthly fee of cash, warrants or combination thereof, based upon certain defined events including the closing of financing transactions. The agreement also contains a termination provision which requires the Company to pay the advisor for transactions closing subsequent to the agreement termination.

The Company amended the agreement on March 25, 2014, to include an additional financial advisory services company. Per the terms of the amended agreement, both investment firms are to provide investment advisory services in connection with raising additional capital for a six month period. The agreement provides for a fixed retainer for advisory services aggregating $100,000 in cash and equity securities. In addition, the agreement provides for a fee based upon the amount of capital raised (the “Agent fee”). The Agent fee is to be paid in cash based upon a percentage and type of the capital raised. The Company has also agreed to sell to the parties to the agreement, at a nominal price, warrants to purchase shares of the Company’s common stock. The number of shares and the exercise price of the warrant are based upon the size and terms of the securities issued. On June 23, 2014, the Company amended the agreement to have $100,000 fee be paid 100% in cash.

On August 8, 2014, the Company entered into an agreement with the same financial advisory services company to assist in identifying potential investors with the intent of conducting a private offering of equity. The terms of the agreement include compensation of 8% of any funds raised as well as the issuance of five-year warrants to purchase the Company’s stock equal to 3% of shares issued as part of the offering for a fee of $50. The exercise price of the warrants is equal to the same provided to the investors as part of the offering. If there are no warrants offered to the investors, the exercise price is equal to the conversion price of the common stock issued in the offering. The Company also agreed to pay a total of $50,000 of legal and other out of pocket expenses incurred from the offering. The term of this agreement is for a period of six months, but may be extended upon mutual consent of the parties. The Company provided a notice of termination to this financial advisory services company in December 2014. No additional fees were owed upon terminating the agreement.

F-23

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In January 2015, the Company entered into an engagement letter with a new financial advisory services company. The terms of this agreement include a six month term in which the financial advisory services company will assist the Company is completing a $15.0 million offering of its equity or equity-linked securities at a 7% commission. In addition, the Company agreed to provide the financial advisory services company warrants equal to 7% of the securities issued in the offering at 120% of the price of the securities sold under the offering. The terms of the warrant will be five years from the closing date of the offering.  The Company also agreed to reimburse any reasonable out of pocket expenses in connection with this engagement. The agreement is cancelable by either party with a 30 day notice.

9.	Income Taxes

The Company has not recorded a current or deferred tax provision for the year ended December 31, 2014 due to the Company’s net losses and the uncertainty of realization of any related tax benefit in the future.  The Company did not record any tax provision for the year ended December 31, 2013 as the Company was an S Corporation and therefore did not pay corporate income taxes. Due to the full valuation allowance on the Company’s net deferred tax assets, there was no deferred tax benefit or provision recorded as a result of the tax status conversion.

A reconciliation of our statutory tax expense (benefit) to our actual tax expense (benefit) is as follows:

December 31, 2014
Federal statutory rate at 34 percent	$(5,341,000)
State taxes, net of federal tax expense (benefit)	(440,000)

Nondeductible interest	750,000
Stock-based compensation	67,000
Nondeductible acquisition costs	34,000
Nondeductible meals & entertainment	27,000
Change in valuation allowance	4,903,000

F-24

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The components of our net deferred tax assets and liabilities are as follows:

December 31, 2014
Deferred Tax Assets:
Non-Current:
Net operating loss carry forward	$4,396,000
Definite-lived intangibles	142,000
Non-qualified stock-based compensation	293,000

Current:
Accounts receivable allowance	9,000
Accrued expenses	72,000
Gross deferred tax assets	4,912,000

Deferred Tax Liabilities:
Non-Current:
Amortization of indefinite-lived intangible	(4,000)
Property, plant and equipment	(28,000)
Gross deferred tax liabilities	(32,000)
Net deferred tax assets before valuation allowance	4,880,000
Less: valuation allowance	(4,880,000)
Total net deferred tax asset (liability)	$—

The valuation allowance for net deferred tax assets as of December 31, 2014 was $4,880,000. In assessing the need for a valuation allowance, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

As of December 31, 2014 the Company had approximate Federal NOL carryforwards of $11,818,000 and various state NOL carryforwards of $6,886,000. The loss carryforwards for federal tax purposes will expire beginning in 2030. The expiration of the statute of limitations related to the state NOL carryforwards varies by state. The Company is subject to income taxes in the U.S. federal and various state jurisdictions. We are generally subject to U.S. federal and state tax examinations for all years after 2010.

Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that might be used to offset taxable income when a corporation has undergone significant changes in stock ownership. During 2014 the Company has had significant equity transactions resulting from the reverse merger, IPO, and debt-to-equity conversions. The Company has not yet completed a Section 382 analysis of the net operating loss carryforwards. Consequently, the Company’s NOL carryforwards may be subject to annual limitations under Section 382.

The Company recognizes tax liabilities for uncertain income tax positions based on management’s estimate of whether it is more likely than not that additional taxes will be required. The Company had no uncertain tax positions as of December 31, 2014. It is the Company’s practice to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not expect any material changes in unrecognized tax positions over the next twelve months.

F-25

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company has not recorded a current or deferred tax provision for the years ended December 31, 2014 and 2013 respectively. The change in tax status did not impact the deferred tax provision due to the valuation allowance on our net deferred tax assets. In addition, separate state tax information has not been presented as it is considered not material.

10.	Acquisition

Acquisition of Select Mobile Money

On March 4, 2014, the Company purchased from DeviceFidelty, Inc. (“DFI”), a Texas corporation, certain tangible and intangible assets of a business engaged in the development and provision of technology platforms supporting mobile wallet applications. The acquisition includes strategic relationships with Visa, Mastercard, MoneyGram and Navy Federal Credit Union, the providers of those services to their consumers. The Company believes this capability complements and supports its RDC and mobile deposit business by adding new features and services for consumers, creating an expanded consumer base and target market, and also expands the scope of its potential partners in the FSO market. The software asset the Company purchased included an assignment of a contract with Visa, to provide their customers the Visa endorsed mobile platform. It also includes the first mobile Moneygram implementation and Moneygram’s endorsement of the mobile solution to their customers.

The aggregate purchase price of up to $2,125,000 includes $1,125,000 paid at closing and contingent consideration aggregating up to $1,000,000 based on satisfaction of certain performance related contingencies. The performance related contingencies are as follows: (1) $375,000 in the event the Company enters into a new master services agreement or other agreement with a party of Visa U.S.A. Inc. or any affiliate of Visa, (2) $250,000 on or before April 15, 2014 upon the Company’s receipt of written confirmation from MoneyGram Payment Systems, Inc. on or before April 14, 2013 that its service is operational pursuant to a previously executed contract between DFI and MoneyGram, and (3) $375,000 upon the Company’s execution of a contract with U.S. Bank on or before August 1, 2014. The Company received written confirmation from MoneyGram Payment Systems that its service was operational as of April 7, 2014 and the $250,000 was paid in May 2014. The Company also entered into a master services agreement with Visa U.S.A. Inc. in July 2014 resulting in $375,000 of contingent consideration becoming due. The Company made a payment to DFI in July 2014 related to the signing of this contract. The Company received a contract with U.S. Bank in July 2014, resulting in the third and final contingent consideration becoming due of $375,000. The Company made the final installment payment in October 2014.

Purchase Price:
Cash paid	$1,125,000
Contingent consideration	1,000,000
Total purchase price	2,125,000
Fair Value of Assets Acquired and Liabilities Assumed
Tangible assets acquired:
Property and equipment, net	$4,000
Total tangible assets acquired	4,000
Identified intangible assets acquired:
Customer contracts	1,000,000
Proprietary software	917,000
Total assets acquired in excess of liabilities assumed	1,921,000
Goodwill	204,000
Total purchase price	$2,125,000

The fair value of assets acquired and liabilities assumed has been determined based upon our estimates of the fair values of assets acquired and liabilities assumed in the acquisition as determined by an independent third-party valuation firm. The Company recorded goodwill because the purchase price exceeded the fair value of net assets acquired, due to Select Mobile Money’s assembled workforce and other intangible assets which do not qualify for separate recognition as well as anticipated synergies to be realized from combining the Select Mobile Money operations with the Company’s.

F-26

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables set forth the unaudited pro forma results of the Company for the years ended December 31, 2014 and 2013, as if the acquisition had taken place on the first day of the period presented. These combined results are not necessarily indicative of the results that may have been achieved had the companies always been combined:

	Year Ended
	December 31, 2014	December 31, 2013
	(unaudited)	(unaudited)
Revenues	$2,670,142	$2,108,727
Net Loss	$(16,443,673)	$(15,144,439)
Basic and diluted net loss per common share	$(1.43)	$(3.54)
Weighted average shares - basic and diluted	11,477,666	4,279,890

11.	Goodwill and Finite Life Intangible Assets

The Company assesses the carrying amount of our goodwill for potential impairment annually or more frequently if events or a change in circumstances indicate that impairment may have occurred. The Company performs an impairment test for finite-lived assets, such as intangible assets, and other long-lived assets, such as fixed assets, whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

The Company has only one operating and reporting unit that earns revenues, incurs expenses and makes available discrete financial information for review by the Company’s chief operations decision maker. Accordingly, the Company completes its goodwill impairment testing on this single reporting unit.

In conducting the annual impairment test of the Company goodwill, qualitative factors are first examined to determine whether the existence of events, or circumstances, indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, a two-step impairment test is applied. In the first step, the Company calculates the fair value of the reporting unit and compares that amount with the reporting unit’s carrying amount, including goodwill. If the carrying amount exceeds the fair value, the Company performs the second step of measuring the amount of the goodwill impairment loss, if any, by comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of goodwill. This requires performing a hypothetical application of the acquisition method to determine the implied fair value of goodwill after measuring the reporting unit’s identifiable assets and liabilities.

Goodwill was $204,000 as of December 31, 2014. The Company conducted its annual goodwill impairment test as of December 31, 2014 and determined there to be no indication of impairment. The Company will continue to monitor conditions and changes that could indicate an impairment of goodwill.

As of December 31, 2014, the Company determined that no triggering events had occurred since the acquisition date of Select Mobile Money business on March 4, 2014 and the Company’s finite-lived assets and long-lived assets were not impaired.

F-27

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Identified intangible assets are summarized as follows:

	Amortizable	December 31, 2014
	Period	Gross	Accumulated	Net
	(years)	Assets	Amortization	Assets
Customer Contracts	3 - 5	$1,000,000	$(226,869)	$773,131
Proprietary Software	3	917,000	(253,130)	663,870
Total identified intangible assets		$1,917,000	$(479,999)	$1,437,001

Amortization expense for identified intangible assets is summarized below:

		Statement of
	Year Ended	Operations
	December 31, 2014	Classification
Customer Contracts	$226,869	Cost of Revenue
Proprietary Software	253,130	Cost of Revenue
Total amortization on identified intangible assets	$479,999

Based on the identified intangible assets recorded at December 31, 2014, future amortization expense is expected to be as follows:

2015	$589,000
2016	589,000
2017	170,000
2018	75,000
2019	14,001
$1,437,001

12.	Shareholders’ Equity

Reverse Merger

On February 12, 2014, the Company completed a merger transaction with DE Acquisition 2, Inc. (“DE2”), a public company with no operations. Pursuant to the terms of the merger, each share of the Company’s common stock that was issued and outstanding at such time was cancelled and converted into 10.9532 (the “exchange ratio”) shares of DE2’s common stock. As a result of the merger, all of the Company’s outstanding warrants and stock options at the time were converted and exchanged for warrants and stock options of DE2. The number of shares subject to and exercise prices of DE2 convertible securities issued under the exchange was determined by application of the exchange ratio to the terms of the Cachet convertible debt and options outstanding as of the Merger date. Subsequently DE2 changed its name to Cachet Financial Solutions, Inc.

On dates up to 30 and 120 days following the merger, additional shares were required to be issued to those DE2 shareholders existing immediately prior to the merger, for no additional consideration, such that they would hold 3% of the fully diluted shares outstanding as of those dates. Accordingly, as of the 120th day following the merger acquisition, the Company issued an additional 32,484 shares to the shareholders of DE2.

The fair value of estimated consideration paid to DE2 in exchange for the 3% interest was estimated to be $507,000 plus the long term debt assumed of $85,105. As DE2 had no tangible or identifiable intangible assets at the time of the Merger, and recognition of goodwill is not permitted in this type of merger transaction, no assets were recorded as a result of the Merger.

F-28

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On March 18, 2014, the Company completed a reverse stock split of the Company’s issued and outstanding common stock on a 1-for-10.9532 basis. The Company’s authorized capital consists of 500,000,000 shares of $.0001 par value common stock and 20,000,000 shares of preferred stock.

Convertible Preferred Stock

During 2014, the Company issued 2,229,702 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 2,229,702 shares of its common stock at a per-share price of $2.00 (since adjusted to $1.15 per share). Net proceeds to the Company after offering costs were $3.0 million. Between December 31, 2014 and the date of this report, the Company issued (i) 9,000 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 9,000 shares of its common stock at a per-share price of $2.00 (since adjusted to $1.15 per share) and (ii) 2,065,891 shares of Series B Convertible Preferred Stock at $1.15 per share and issued five-year warrants to purchase an aggregate of 2,065,891 shares of its common stock at a per-share price of $1.15. Net proceeds to the Company after offering costs were approximately $2.2 million, including the cancellation of $250,000 in debt held by Michael J. Hanson, one of our directors. In February 2015, all 2,238,702 outstanding Series A preferred shares were converted into 2,920,039 shares of the Company’s common stock, while all 2,065,891 outstanding Series B preferred shares converted into 2,065,891 shares of the Company’s common stock.  In addition, the Company issued 74,765 shares of common stock to the Series A and B convertible preferred holders related to the 8% dividend accrued through the conversion date. None of the investors in this offering were deemed affiliates of the Company, except for one of our directors, Michael J. Hanson.

Both the Series A Convertible Preferred Stock and the Series B Convertible preferred stock entitled their holders to an 8% per annum dividend, payable quarterly in cash or in kind (or a combination of both) as determined by the Company. Subject to certain customary exceptions, our Series A Convertible Preferred Stock had full-ratchet conversion price protection in the event that the Company issued common stock below the conversion price, as adjusted, until the earlier of (i) 180 days from the closing or (ii) such time as the Company shall have obtained, after the closing, financing aggregating to at least $5 million. The warrants issued to purchasers of the Series A Convertible Preferred Stock contain similar full-ratchet exercise price protection in the event that the Company issues common stock below the exercise price, as adjusted, again subject to certain customary exceptions. On February 3, 2015, the Company issued the Series B Convertible Preferred Stock at $1.15 per share, resulting in an adjustment to (i) the conversion price of the Series A Convertible Preferred Stock from $1.50 per share to $1.15 per share and (ii) and the exercise price of the warrants issued therewith, from $2.00 per share to $1.15 per share. Since the Company has now raised an aggregate of more than $5 million, these full-ratchet price protections can no longer be triggered.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the preferred stock would have been entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value (as defined in the Company’s Certificate of Designation for the applicable series of preferred stock), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the applicable Certificate of Designation, for each share of Series A and B Preferred Stock, before any distribution or payment would have been made to the holders of any Junior Securities (as defined in the Company’s Certificate of Designation for the applicable series of preferred stock), and would not have participated with the holders of Common Stock or other Junior Securities thereafter. If the assets of the Company had been insufficient to pay in full such amounts, then the entire assets distributed to the holders would have been ratably distributed among the holders in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Common Stock

The estimated fair value assigned to shares issued for other than cash was based upon recent cash sales transactions.

F-29

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During the year ended December 31, 2013 the Company issued 319,000 shares of common stock at $4.00 per share for gross proceeds of $1,276,000. During the year ended December 31, 2014, the Company also issued 488,970 shares of common stock to the shareholder of DE2 as consideration for completing the reverse merger described above. In addition, the Company issued a total of 382,809 shares of commons stock to a member of the Board of Directors as part of consideration for the promissory note provided to the Company to finance the acquisition of Select Mobile Money from DeviceFidelity and also issued 4,500,000 shares of common stock at $1.50 per share for gross proceeds of $6,750,000 from the IPO completed on July 14, 2014. In addition, the Company issued a consultant 2,222 shares of common stock as consideration for identifying prospective investors. The Company recognized $3,000 of expense associated with fair value of this common stock issued during fiscal year 2014.

In February 2013, the Company offered to convert debt, plus accumulated interest, into shares of the Company’s common stock. To encourage conversion the Company agreed to provide the debt holders a 10% share premium. As a result, $6,744,139 of debt and accumulated interest was converted into 1,854,638 shares of common stock and the value of the premium shares of $674,414 was recorded as an expense during the year ended December 31, 2013. Included in this conversion is $1.1 million of conversions by a former director. In June 2013, a lender converted $140,000 of notes into 35,000 shares of common stock. In January 2014, an additional $986,793 of debt and accumulated interest was converted into 246,867 shares of common stock. The Company did not provide a share premium to those debt holders that converted in June 2013 or January 2014.

Concurrent with the conversion of the those notes, the Board of Directors determined that it was in the best interest of the Company to adjust the conversion rates for former noteholders that had previously converted or purchased shares at $9.00 per share. An adjustment was made to reduce their conversion rate or purchase price, as applicable, to $4.00 per share. As a result, the Company issued an additional 427,619 shares with a fair value of $1,710,475 which was recorded in other expense during the year ended December 31, 2013 in the statement of operations.

In November 2013, the Company offered to exchange 1 share of common stock for every 5 warrants outstanding. As a result 389,790 shares were issued and warrants to purchase 1,948,948 common shares were cancelled. At the time of the exchange, the fair value of the shares issued exceeded the fair value of the warrants by $681,189 which was recorded in other expense in the 2013 statement of operations.

In July 2014, the Company completed its IPO resulting in $6,301,241 of debt and accumulated interest converting into 5,139,169 shares of common stock.

During the year ended December 31, 2014, the Company exchanged warrants to purchase 19,692 shares of common stock with an exercise price of $4.00 for 3,938 shares of common stock. The Company recorded $7,906 in other expense which represents the excess of the fair value of the stock issued and the fair value of the warrants as determined using the Black-Scholes option pricing model. In addition, the Company issued a total of 382,809 shares of common stock to a director related to the loan for the Company’s acquisition of Select Mobile Money during the year ended December 31, 2014.

Warrants

In addition to warrants issued in connection with debt described above, the following are transactions involving issuance of warrants during the year ended December 31, 2014 and 2013:

During fiscal 2013, three directors guaranteed the note payable — bank each providing a guarantee of up to $1,041,000. Each director received a warrant with an aggregate fair value of approximately $1,191,000 to purchase 78,125 share of the Company’s common stock for providing their guarantees.

F-30

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In addition, a director received a warrant with a fair value of approximately $389,000 to purchase 76,560 shares of Company common stock in exchange for his pledge of certain personal assets to secure the $1,105,000 loan provided under the bank credit facility. In consideration for his incremental guarantee of that asset pledge, another director received a warrant with a fair value of approximately $42,100 to purchase 8,291 shares.

In February 2013, the Company issued warrants with a fair value of approximately $205,000 to purchase 281,250 shares of the Company’s common stock at $4.00 per share and expiring November 2017 to a director for the director guaranteeing the Senior Secured Note Payable.

In addition to the warrants issued in February 2013 above, and those issued in connection with debt as described in Note 6, the Company issued warrants to purchase 232,450 shares of common stock with an exercise price ranging from $4.00 to $5.00 in conjunction with other debt, guarantees, issuances of equity and financing costs. These warrants had a fair value of approximately $157,000. These warrants were all exchanged for shares in November 2013 described above.

In January 2014, the Company issued detachable warrants to purchase common stock equal to 25% of the principal amounts under the short term notes payable. The life of the warrants ranges between three and five years with an exercise price of $3.60. The total number of shares issuable under the warrants totaled 821,250 related to a total of $3,285,000 short term notes issued by the Company from March 2013 to February 2014. Of this total, $2,875,000 or 718,750 of the shares issuable under the warrants, relates to two directors of the Company. In addition, of the total warrants issued, 302,500 of the shares issuable under the warrants relates to short term notes, which were converted into equity during 2013. The Company determined the fair value of the warrants to be $573 using the Black-Scholes option pricing model.

In May 2014, the Company entered into an agreement to issue five-year warrants to purchase 50,000 shares of common stock to a consulting firm providing professional services, upon the completion of an IPO. Additional warrants to purchase 30,000 shares of common stock could be issued upon achieving certain performance goals agreed to between the Company and the consulting firm. The exercise price of the warrants was set to equal the price of the shares offered in the Company’s IPO of $1.50 per-share. The Company recognized expense of $20,611 in 2014 related to the fair value of warrants to purchase 50,000 shares of common stock issued in July 2014. The fair value for the other 30,000 warrants will be recognized upon achieving the performance goals.

In July 2014, the Company issued five-year warrants to purchase shares of its common stock totaling 3,289,086 at an exercise price equal to 125% of the IPO price or $1.88 as a result of providing warrants on $5.1 million of the $6.3 million of debt and accumulated interest that converted as of this date. Warrants to purchase 2,583,333 shares of common stock were issued as part of an inducement to convert the debt into equity. In December 2014, we entered into an Amendment to Conversion Agreement with two of our directors, effective June 17, 2014. Under the amendment the number of shares to be covered by warrants to be received by the two directors as part of converting debt as outlined in the Conversion Agreement upon the successful completion of our IPO was clarified. Specifically, (i) Michael Hanson received warrants to purchase 438,161 shares of common stock and (ii) James Davis received warrants to purchase 591,432 shares of common stock, which in each case equals 100% of the number of shares of common stock received by Hanson and Davis under the Conversion Agreement. The amendment also reflects that the warrants have an exercise price of $2.00 per share and a five-year term. The Company recognized a non-cash expense during the year ended December 31, 2014 of approximately $46,000 which represented the fair value of the warrants determined using the Black-Scholes option pricing model.

Effective December 2014, the Company entered into an agreement with an investor which provided for the exchange of 162,662 shares of common stock for a five-year warrant to purchase up to 325,324 shares of common stock at a per-share price of $1.50. A total of $590,320, representing the difference between the fair value of the stock on the issuance date of $650,647 and the fair value of the warrant issued using the Black-Scholes model of $60,327, was recorded as a reduction to additional paid in capital and accumulated deficit.

F-31

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As mentioned above, the Company issued five-year warrants to purchase 2,229,702 shares of the Company’s stock at a per share price of $2.00 (since adjusted to $1.15 per share) as part of issuing 2,229,702 shares of Series A Convertible Preferred Stock. As of December 31, 2014, the Company accounted for the warrants as a liability on the consolidated balance sheet at their estimated fair value because the warrants had full-ratchet conversion price protection in the event that the Company issued common stock below the conversion price, as adjusted. The Company determined the fair value of the warrants as of December 31, 2014 to be $163,570 based on the Black-Scholes option pricing model. Subsequent to December 31, 2014, the Company issued five-year warrants to purchase 9,000 shares of the Company stock at a per share price of $2.00 (since adjusted to $1.15 per share) as part of issuing 9,000 shares of Series A Convertible Preferred Stock. Additionally, the Company issued five-year warrants to purchase 2,065,891 shares of Company’s stock at a per share price of $1.15 as part of issuing 2,065,891 shares of Series B Convertible Preferred Stock. Since the Company exceeded the $5.0 million of gross proceeds threshold in February 2015, the full-ratchet provisions provided in the terms of the warrants expired.

In connection with the private placement of the securities, the Company issued the placement agent a five-year warrant for the purchase of up to 100,224 shares of common stock at $2.00 per share during fiscal year 2014.  Since December 31, 2014, the Company issued additional five-year warrants to the placement agents to purchase a total of 109,931 shares of common stock at $1.15 per share.

In February 2015, the Company issued a five-year warrant for the purchase up to 407,614 shares of common stock at $1.15 per share to a director of the Company for providing a personal guarantee on a lease (See Note 16 “Subsequent Events”).

The following is a summary of warrant activity for 2014 and 2013:

	Number of		Weighted
	Shares Issuable	Weighted Avg.	Remaining
	Under Warrants	Exercise Price	Life (Years)

Balance, December 31, 2012	1,557,980	$4.16
Issued	798,872	3.80
Exchanged for shares	(1,948,948)	4.02
Balance, December 31, 2013	407,904	3.35	3.43
Issued	8,495,444	2.05
Balance, December 31, 2014	8,903,348	2.06	4.57

The fair value of the warrants was determined using the Black-Scholes option pricing model and the following assumptions for the years ended December 31, 2014 and 2013:

Both
Periods
Expected term	1.5 - 5 Years
Expected dividend	0
Volatility	26% - 38%
Risk-free interest rate	0.12% - 1.14%

F-32

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	Stock-Based Compensation and Benefit Plans

On February 9, 2010, the board of directors adopted the 2010 Equity Incentive Plan (2010 EIP). The plan was approved by its shareholders. Participants in the plan include its employees, officers, directors, consultants, or independent contractors. As of December 31, 2014, the number of shares of common stock reserved for issuance under the 2010 EIP was 625,000 shares. On February 12, 2014, the Board of Directors approved the assumption of the 2010 EIP as part of the reverse merger transaction with DE2; however it was agreed that no new grants would be made from this plan. On this same date the board of directors adopted the 2014 Equity Incentive Plan (2014 EIP) with an aggregate of 1,524,327 shares of common stock, $0.0001 par value per share. The plan will be administered by the Company’s Board of Directors or an authorized committee. The Company’s Chief Executive Officer may, on a discretionary basis and without committee review or approval, grant non-qualified (non-statutory) stock options for up to 100,000 common shares to new employees of the Company who are not officers of the Company during each fiscal year. Incentives under the plan may be granted in one or a combination of the following forms: (a) non-statutory stock options (no incentive stock options may be issued, because the plan was not submitted to and approved by our stockholders); (b) stock appreciation rights; (c) stock awards; (d) restricted stock; (e) restricted stock units; and (f) performance shares. Eligible participants include officers and employees of the company, members of the Board of Directors, and consultants or other independent contractors. No person is eligible to receive grants of stock options and SARs under the plan that exceed, in the aggregate, 100,000 shares of common stock in any one year. The term of each stock option shall be determined by the board or committee, but shall not exceed ten years. Vested stock options may be exercised in whole or part by the holder giving notice to the Company. Options under the plan may provide for the holder of the option to make payment of the exercise price by surrender of shares equal in value to the exercise price. The plan expires on February 12, 2020. Options granted to employees generally vest over two to three years. Stock awards granted to non-employee directors generally vest 50% on the grant date and 50% on the first anniversary of the date of the grant. Options expire five years from the date of grant.

In February 2013 the Board of Directors approved an adjustment to the exercise price of all outstanding employee stock options that had been issued at a price greater than $4.00 per share. The vesting period for these options was unchanged. The aggregate excess of the fair value of the $4.00 options over the $9.00 options on the date of modification was $236,000. As a result of this modification the Company recorded additional share-based compensation expense of $119,000 for the vested portion of those options immediately, and the remaining $117,000 will be recognized over the remaining vesting term.

the year ended December 31, 2013, the Company originally issued options to purchase 330,470 shares with exercise prices ranging from $4.00 to $9.00 per share and an aggregate fair value of approximately $306,000. Of those options, options issued to executive management to purchase 250,000 shares were 100% vested immediately.

In December 2014, the Board of Directors approved an adjustment to the exercise price of options to purchase 455,000 shares with an exercise price of $4.00 per share to $1.50 per share. The vesting for these options was unchanged. The aggregate excess of fair value of the $1.50 options over the $4.00 options on the date of the modification was approximately $42,000. As a result of this modification the Company recorded additional share-based compensation expense of approximately $36,000 for the vested portion of those options immediately, and the remaining $6,000 will be recognized over the remaining vesting term through March 2016.

During the year ended December 31, 2014, the Company issued options to purchase 2,004,420 shares to its directors, executives and associates of the Company at a weighted average exercise price of $1.50. The Company determined the fair value of the options granted to be $339,671 for the fiscal year ended December 31, 2014 using the Black-Scholes option pricing model. Of the stock options granted, options with respect to 337,750 shares are being expensed one third on date of grant and the other two thirds over the two anniversary periods and options with respect to 1,665,670 shares were expensed 50% on date of grant and 50% on a straight-line basis over a one year period.  As of December 31, 2014, the Company had options with respect to a total of 698,420 shares granted under the 2014 EIP. As of this date, the 2010 EIP had outstanding stock options issued to employees totaling 255,167 shares. The Company had also issued outside of the EIP plans options with respect to 1,750,000 shares of Company common stock to directors, certain officers and business consultants.

F-33

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock Compensation Expense Information

FASB ASC 718-10 requires measurement and recognition of compensation expense for all stock-based payments including warrants, stock options, restricted stock grants and stock bonuses based on estimated fair values. Compensation expense recognized for the issuance of warrants, stock options, restricted stock grants and stock bonuses for the years ended December 31, 2014 and 2013 was as follows:

	Year Ended
	December 31, 2014	December 31, 2013
Stock-based compensation costs included in:
Cost of revenue	$21,753	$1,815
Sales and marketing expenses	51,803	67,697
Research and development expenses	41,365	48,609
General and administrative expenses	201,255	582,594
Total stock-based compensation expense	$316,176	$700,715

As of December 31, 2014 the total compensation cost related to unvested options awards not yet recognized was $178,934. That cost will be recognized over a weighted average period of 7.6 months. There were no options exercised during the years ended December 31, 2014 and 2013.

The estimated fair values of stock options granted and assumptions used for the Black-Scholes option pricing model were as follows:

Year Ended
	December 31, 2014	December 31, 2013
Estimated Fair Value	$339,671	$306,189
Shares Issuable Under Options Granted	2,004,420	330,470
Expected Term	2 to 3 Years	3 Years
Expected Dividend	—%	—%
Volatility	27% to 29%	30% to 33%
Risk Free Interest Rate	0.22% to 1.00%	0.34% to 0.90%

Following is a summary of stock option activity in 2014:

				Weighted
	Number of			Remaining
	Shares Issuable	Weighted Avg.		Contractual	Intrinsic
	Under Options	Exercise Price		Life (Years)	Value

Balance, December 31, 2012	614,042	$6.00
Granted	330,470	4.13
Exercised	(30,000)	0.80
Forfeited or Expired	(86,969)	4.55
Balance, December 31, 2013	827,543	3.49	*	2.81	$423,000
Granted	2,004,420	1.50	*
Exercised	—	—
Forfeited or Expired	(127,376)	3.69
Balance, December 31, 2014	2,704,587	2.01	*	4.05	$61,875
Exercisable at December 31, 2014	1,665,809	2.33	*	3.55	$61,875

* Reflects the February 2014 and December 2014 exercise price adjustment.

F-34

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Information with respect to common stock options outstanding and exercisable at December 31, 2014:

	Stock Options Outstanding				Options Exercisable
Range of Exercise Price	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Options Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value

$0.80	112,500	0.21	$0.8	$61,875	112,500	$0.8	$61,875
$1.35 to $1.60	1,898,670	4.85	1.5	—	933,262	1.5	—
$4.00	693,417	2.49	4	—	620,047	4	—

	2,704,587	4.05	$2.01	$61,875	1,665,809	$2.33	$61,875

The Company calculates the estimated expected life based upon historical exercise data. The risk-free interest rate assumption is based on observed interest rates appropriate for the term of the Company’s stock options.  The Company estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies that are publicly traded for periods prior to its public offering. The dividend yield assumption is based on the Company’s history and expectation of no future dividend payouts.

The Company has used an expected life of two to three years for the term of the options. As only a minimal number of options have been exercised, management has made an estimate of an average life that is slightly longer than the vesting period. The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impacts the amount of unamortized compensation expense to be recognized in future periods.

2014 Associate Stock Purchase Plan

In September 2014, the Company’s Board of Directors approved the 2014 Associate Stock Purchase Plan, under which 500,000 shares were reserved for purchase by the Company’s associates (employees). The Company has one year from September 2014 to obtain Shareholder approval for the plan to qualify for favorable tax treatment under IRS Section 422. The purchase price of the shares under the plan is the lesser of 85% of the fair market value on the first or last day of the offering period. Offering periods are every six months ending on June 30 and December 31. Associates may designate up to ten percent of their compensation for the purchase of shares under the plan. The first plan period starts on September 1, 2014 and ends December 31, 2014. The total number of shares purchased for the plan period ended December 31, 2014 totaled 40,560.

14.	Related Party Transactions

Balances with related parties consisting of members of the Board of Directors (collectively Affiliates) for borrowings and warrants were as follows:

	As of
	December 31, 2014	December 31, 2013
Debt held by related parties	$1,350,000	$2,362,561
Warrants held by related parties	4,265,009	942

	Year Ended
	December 31, 2014	December 31, 2013
Interest paid to related parties	$237,596	$125,000
Related party interest expense	$1,608,372	$120,687

F-35

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	Concentrations

The Company continues to rely on vendors to provide technology and licensing components that are critical to its solutions. In addition, the Company engaged a development firm located in Toronto, Canada beginning in March 2014 to augment its software development efforts. During the year ended December 31, 2014, the Company expensed a total of $679,481, representing 10.1% of its total supplier expenditures. As of December 31, 2014, the Company had total payables of $98,384 owed to the development firm, representing 13.2% of its accounts payable balance.

No customer accounted for more than 10% of the Company’s revenue for the years ended December 31, 2014 or 2013. Also, no customer accounted for more than 10% of its outstanding accounts receivable balance at December 31, 2014 or 2013.

16.	Subsequent Events

Addendum to Financing Commitment Letter

In February 2015, the Company entered into an addendum to the financing commitment letter dated as of July 30, 2014 with our directors James L. Davis and Michael J. Hanson, under which addendum Messrs. Davis and Hanson agreed to extend from January 31, 2015 to January 31, 2016 the maturity date for the repayment of principal advanced under the commitment letter ($450,000), plus interest. Under the addendum, interest will continue to accrue from the date of advance at the rate of 10% per annum. As part of the amendment, the directors did not renew the remaining amount available under the original terms of the financial commitment letter.

Guarantee of Lease by a Director

In February 2015, the Company entered into an agreement with a director, James L. Davis which guarantees financial responsibility for the obligations under the terms of a lease arrangement which he entered into on behalf of the Company. In addition, the Company entered into an agreement with Mr. Davis which provides for the same lease terms as he entered into on behalf of the Company. The lease agreement provides financing up to $500,000 of IT equipment the Company anticipates procuring for its data centers to accommodate the overall increase in transactions and ensure it is able to meet customer uptime requirements.  As consideration to the director for providing his guarantee, the Company issued the director a five-year warrant to purchase up to 407,614 shares of common stock at $1.15 per share. The warrant was 100% vested and exercisable upon issuance.

Executive Employment and Board of Directors

On January 5, 2015, the Company appointed Bruce Whitmore to serve as its Chief Information Officer and Executive Vice President. Mr. Whitmore’s employment with the Company commenced according to the terms of an employment offer letter and executive employment agreement effective January 5, 2015 (the “Employment Agreement”). The term of the Employment Agreement is for one year with automatic annual renewals. Under the Employment Agreement, Mr. Whitmore will receive an annualized base salary of $197,550, in accordance with the Company’s standard payroll practices, and is eligible for performance-based cash bonuses in the discretion of Company’s board of directors and its compensation committee. In addition, Mr. Whitmore has been offered the Company’s standard employee benefits for health, dental and life and disability insurance. As contemplated by the Employment Agreement, on January 5, 2015, the Company granted to Mr. Whitmore a stock option for the purchase of up to 175,000 shares at a price of $1.50 per share under its current stock incentive plan. A total of 58,333 shares purchasable under the option vested immediately on January 5, 2015, 58,333 shares will vest on January 5, 2016 and the remaining 58,334 shares will vest on January 5, 2017, so long as Mr. Whitmore remains an employee of the Company.

F-36

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On January 21, 2015, Terril H. Peterson resigned from the board of directors of the Company. The Company does not believe that Mr. Peterson’s resignation was caused by any disagreement with the Company or any of its executive officers or with respect to any matter relating to the Company’s operations, policies or practices.

On February 12, 2015, the Company appointed Rod Jardine as a director of our Company. In connection with his election, the Board approved the issuance to Mr. Jardine of options to purchase 120,000 shares of the Company’s common stock, at an exercise price equal to $1.00 per share, outside of the Company’s 2014 Equity Incentive Plan. These options vest one-third on the date of grant and one-third on the first two anniversaries of the grant date, and have a 5 year term from the grant date.

Amendment of Warrants

On April 13, 2015, the Company’s board of directors amended the exercise price of warrants issued on January 14, 2014 to the note holders who provided short-term financing. The number of shares covered by warrants issued totaled 821,250 which previously had an exercise price of $3.60. The amendment reduced the exercise price to $1.40. All other terms of the warrants remained the same.

Notes Payable

Since December 31, 2014, the Company borrowed $310,000 each from directors, Mr. Hanson and Mr. Davis. The loans are unsecured at a stated interest rate of 10% and mature on June 30, 2015.

F-37

CACHET FINANCIAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	June 30, 2015	December 31, 2014
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$651,319	$112,221
Stock subscription receivable, subsequently collected	500,000	—
Accounts receivable, net	628,963	314,743
Deferred commissions	85,656	80,348
Prepaid expenses	569,367	402,040
TOTAL CURRENT ASSETS	2,435,305	909,352

PROPERTY AND EQUIPMENT, net	711,181	295,925
GOODWILL	204,000	204,000
INTANGIBLE ASSETS, NET	1,142,503	1,437,001
DEFERRED COMMISSIONS	55,182	103,312
DEFERRED FINANCING COSTS	162,720	61,153
TOTAL ASSETS	$4,710,891	$3,010,743

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,085,098	$746,554
Accrued expenses	223,123	201,768
Accrued interest	182,432	182,184
Deferred revenue	910,960	747,113
Warrant liability	—	163,570
Current maturities of capital lease obligations	321,686	—
Current portion of long-term debt	2,214,257	2,070,217
TOTAL CURRENT LIABILITIES	4,937,556	4,111,406

CAPITAL LEASE OBLIGATIONS, net of current maturities	466,936	—
LONG TERM DEBT, net of current portion	2,492,000	2,566,486
WARRANT LIABILITY	2,535,649	146,000
DEFERRED REVENUE	359,209	412,219
ACCRUED INTEREST	254,329	160,593
ACCRUED RENT	6,333	25,333
TOTAL LIABILITIES	11,052,012	7,422,037

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ DEFICIT
Convertible preferred stock, $.0001 Par Value, 20,000,000 shares authorized, 44,030 and 2,229,702 shares issued and outstanding	4	223
Common shares, $.0001 Par Value, 500,000,000 shares authorized, 30,300,179 and 16,934,497 issued and outstanding	3,030	1,694
Additional paid-in-capital	57,964,143	47,307,314
Series C Stock Subscription Receivable	(450,000)	—
Accumulated deficit	(63,858,298)	(51,720,525)
TOTAL SHAREHOLDERS’ DEFICIT	(6,341,121)	(4,411,294)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$4,710,891	$3,010,743

See accompanying Notes to Condensed Consolidated Financial Statements.

F-38

CACHET FINANCIAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
REVENUE	$1,001,251	$608,917	$2,006,690	$1,085,399

COST OF REVENUE	975,284	716,765	1,868,193	1,335,294
GROSS INCOME (LOSS)	25,967	(107,848)	138,497	(249,895)

OPERATING EXPENSES
Sales and Marketing	800,446	657,927	1,755,799	1,192,148
Research and Development	761,258	658,734	1,646,229	1,010,806
General and Administrative	925,390	1,138,038	1,999,428	2,156,228
TOTAL OPERATING EXPENSES	2,487,094	2,454,699	5,401,456	4,359,182

OPERATING LOSS	(2,461,127)	(2,562,547)	(5,262,959)	(4,609,077)

INTEREST EXPENSE AND NON-CASH FINANCING CHARGES	2,721,496	1,731,755	3,069,776	2,496,701

SHARE PRICE CONVERSION ADJUSTMENT	3,704,683	—	3,704,683	—

INDUCEMENT TO CONVERT DEBT AND WARRANTS	—	—	—	7,906

OTHER (INCOME) EXPENSE	—	(47,500)	14,375	5,001
NET LOSS	(8,887,306)	(4,246,802)	(12,051,793)	(7,118,685)

Less: Cumulative Unpaid Dividends	(33,778)	—	(33,778)	—

Net Loss Attributable to Common Shareholders	$(8,921,084)	$(4,246,802)	$(12,085,571)	$(7,118,685)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and fully diluted	24,464,979	6,536,602	21,627,532	6,328,419

Net loss per common share - basic and fully diluted	$(0.36)	$(0.65)	$(0.56)	$(1.12)

See accompanying Notes to Condensed Consolidated Financial Statements.

F-39

CACHET FINANCIAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(unaudited)

	Convertible				Additional	Stock		Total
	Preferred Stock		Common Stock		Paid-In-	Subscription	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Deficit
Balance December 31, 2014	2,229,702	$223	16,934,497	$1,694	$47,307,314	$—	$(51,720,525)	$(4,411,294)
Issuance of convertible preferred stock and warrants, net of costs	1,896,510	190	—	—	5,353,473	(450,000)	—	4,903,663
Conversion of debt into preferred stock	222,411	22	—	—	751,978	—	—	752,000
Series A & B preferred stock conversion into common stock	(4,304,593)	(431)	4,985,930	499	(68)	—	—	—
Issuance of common stock under the Associate Stock Purchase Plan	—	—	72,360	7	33,822	—	—	33,829
Share price conversion adjustment	—	—	8,232,628	823	3,703,859	—	—	3,704,682
Conversion of warrant liability to additional paid-in-capital	—	—	—	—	420,090	—	—	420,090
Payment of preferred dividend paid with common shares	—	—	74,764	7	85,973	—	(85,980)	—
Issurance of warrants for capital lease arrangement	—	—	—	—	134,782	—	—	134,782
Warrant issued for professional fees	—	—	—	—	18,612	—	—	18,612
Stock compensation expense	—	—	—	—	154,308	—	—	154,308
Net loss	—	—	—	—	—	—	(12,051,793)	(12,051,793)
Balance June 30, 2015	44,030	$4	30,300,179	$3,030	$57,964,143	$(450,000)	$(63,858,298)	$(6,341,121)

See accompanying Notes to Condensed Consolidated Financial Statements.

F-40

CACHET FINANCIAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended
	June 30, 2015	June 30, 2014
OPERATING ACTIVITIES
Net loss	$(12,051,793)	$(7,118,685)

Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount/amortization of financing costs	150,511	77,833
Accrued debt related costs	—	1,796,874
Change of fair value of warrant liability	2,646,170	(100,000)
Depreciation and amortization of intangibles	426,535	298,287
Stock compensation	154,308	85,209
Warrants issued for professional services	18,612	—
Amortization of deferred commissions	68,898	47,246
Debt/warrant inducement and share price adjustment	3,712,383	7,906
	(4,874,376)	(4,905,330)
Changes in operating assets and liabilities:
Accounts receivable	(314,220)	17,548
Deferred commissions	(26,076)	(68,866)
Prepaid expenses	85,995	(111,196)
Accounts payable	418,696	700,662
Accrued expenses	2,356	41,669
Accrued interest	93,985	(487,778)
Deferred revenue	110,837	66,452
Net cash used in operating activities	(4,502,803)	(4,746,839)

INVESTING ACTIVITIES
Purchase of fixed assets	(43,049)	(37,457)
Cash paid for acquisition	—	(1,375,000)
Net cash used in investing activities	(43,049)	(1,412,457)

FINANCING ACTIVITIES
Proceeds from issuance of notes and warrants	750,000	7,820,000
Repayment of notes	(114,217)	(1,862,500)
Issuance of common shares, net of costs	33,829	—
Issuance of shares of convertible preferred stock, net of costs	4,403,664	—
Payment of debt issuance costs	—	(86,348)
Repayment of capital lease	(49,099)	—
Repayment of bank borrowing	(52,566)	(162,966)
Proceeds from bank borrowing	113,339	330,020
Net cash provided by financing activities	5,084,950	6,038,206

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	539,098	(121,090)
CASH AND CASH EQUIVALENTS
Beginning of period	112,221	150,555
End of period	$651,319	$29,465

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$154,848	$1,193,372

NONCASH FINANCING AND INVESTING TRANSACTIONS
Conversion of debt and interest to equity	752,000	986,793
Conversion of accrued interest to note payable	—	150,660
Fixed asset purchases in accounts payable cancelled	80,156	—
Capital lease obligations	837,722	—
Debt issuance costs in exchange for warrants	127,080	—
Common stock issued for preferred stock dividends	85,973	—
Conversion of warrant liability to additional paid-in-capital	420,090	—

See accompanying Notes to Condensed Consolidated Financial Statements.

F-41

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Summary of Significant Accounting Policies

Nature of Business and Operations Overview

Cachet Financial Solutions, Inc. (the “Company” or “Cachet”) is a provider of technology solutions and services to the financial services industry. The Company’s solutions and services enable its clients—banks, credit unions and other types of financial institutions or financial service organizations—to provide their customers with remote deposit capture technology (“RDC”) and related services. The Company’s cloud based Software as a Service (“SaaS”) RDC solutions allow customers to scan checks remotely through their smart phones or other devices and transmit the scanned, industry compliant images to a bank for posting and clearing. In addition, the Company’s offerings include a mobile wallet solution which provides a virtual account for customers that do not have a bank account and is focused on the pre-paid card market. Through the Company’s cloud based SaaS mobile wallet offering we provide consumers the ability to deposit and withdraw funds, transfer funds, and pay bills with their mobile phone or tablet. As of June 30, 2015, we had entered into 437 contracts with customers for our products and services. Approximately 312 of those agreements were “active,” meaning that customers have implemented the RDC software enabling the processing of customer transactions or deployed the mobile wallet application. The Company offers its services to financial institutions in the United States, Canada and Latin America. Our business operations are conducted through our wholly owned subsidiary, Cachet Financial Solutions Inc., a Minnesota corporation.

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Cachet Financial Solutions Inc. as of June 30, 2015 and December 31, 2014 and for the three and six months ended June 30, 2015. The subsidiary does not have any operational activity and therefore no intercompany transactions exist with the subsidiary which would need to be eliminated. The Company has prepared the condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The condensed consolidated financial statements included herein, without audit, are pursuant to the rules and regulations of the United States (“U.S.”) Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to ensure the information presented is not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Company believes that all necessary adjustments, which consist only of normal recurring items, have been included in the accompanying condensed consolidated financial statements to present fairly the results of the interim periods. The results of operations for the interim periods presented are not necessarily indicative of the operating results to be expected for any subsequent interim period or for the year ending December 31, 2015.

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. From inception to June 30, 2015, the Company has cumulative operating losses of approximately $63.9 million, and as of June 30, 2015, our current liabilities exceeded our current assets by approximately $2.5 million. In 2015, we expect to continue to grow our client base and increase our revenues through higher RDC transaction volumes and monthly active user fees (“MAUs”) from our Select Mobile Money offering. Nevertheless, the Company expects to continue to incur operating losses through December 31, 2015. The Company engaged an investment firm to assist in raising additional capital through the issuance of debt and equity. The Company’s ability to continue as a going concern is dependent on raising additional capital to support operations and refinance maturing debt. In addition, the Company has a note payable due December 31, 2015, with a principal and accrued interest balance as of June 30, 2015 of approximately $500,000, and has an outstanding balance including accrued interest of approximately $1.1 million on a line of credit with one of its directors, Michael J. Hanson. In May 2015, the Company entered into an amendment of the note under which approximately $500,000 was owed as of June 30, 2015 to extend the maturity date of the note from April 30, 2015 to December 31, 2015. Under the amended note, the Company is required to make monthly payments of $50,000 beginning May 31, 2015 and continuing to December 31, 2015, at which time any remaining principal and unpaid accrued interest become due. The Company also owes Mr. Hanson approximately $381,000 of principal and interest as of June 30, 2015 under the financing commitment letter due January 31, 2016. The line of credit was payable upon the earlier of the Company completing financings with gross proceeds of $10 million or July 31, 2015. In July 2015, the Company amended the terms of the line of credit to extend the maturity date to January 31, 2016 while all other terms remained the same.

F-42

There is no assurance we will be successful in raising the needed capital to fund our operations to December 31, 2015. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

On July 30, 2014, the Company entered into a financing commitment letter with two directors to lend the Company up to $2.5 million through December 31, 2014, bearing interest at 10%, and due January 31, 2015, which due date was later extended to January 31, 2016. If any portion of the notes issued under the commitment letter is outstanding beyond January 31, 2016, the default interest rate will be adjusted to 18%. During the six months ended June 30, 2015, the Company had additional advances totaling $350,000. As part of a PIPE transaction completed in February 2015, Mr. Hanson, converted $250,000 of the balance owed under the commitment letter into 217,391 shares of Series B Convertible Preferred Stock and was issued a five-year warrant to purchase an aggregate of 217,391 shares of common stock at a per-share price of $1.15 (since adjusted to $0.4816 per share). In addition, Mr. Hanson converted; $102,000 of the principal balance owed under the commitment letter into 1,020 shares of Series C Convertible Preferred Stock and was issued a five-year warrant to purchase an aggregate of 232,983 shares of common stock at a per-share price of $0.4816 as part of a PIPE transaction completed in June 2015. As of June 30, 2015, the Company had an outstanding obligation under the commitment letter, including accrued interest, totaling approximately $381,000. As part of the amendment, the directors did not renew the remaining amount available under the original terms of the commitment letter.

During the six months ended June 30, 2015, the Company issued (i) 9,000 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 9,000 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share) and (ii) 2,065,891 shares of Series B Convertible Preferred Stock at $1.15 per share and issued five-year warrants to purchase an aggregate of 2,065,891 shares of its common stock at a per-share price of $1.15 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were approximately $2.2 million, including the cancellation of $250,000 in debt held by Mr. Hanson. None of the investors in this offering were deemed affiliates of the Company, except for Mr. Hanson.

In June 2015, the Company issued an aggregate of 44,030 shares of Series C Convertible Preferred Stock at $100.00 per share and issued five-year warrants to purchase an aggregate of 10,057,119 shares of its common stock at a per-share price of $0.4816 in a private placement. Total (cash and non-cash) gross proceeds to the Company were $4,403,000. Gross proceeds to the Company in the form of cash were $2,951,000. Gross proceeds to the Company in the form of promissory notes payable within 150 days were $950,000. These promissory notes were provided by James L. Davis and Mr. Hanson, both of whom are directors of the Company. The Company also issued 2,000 and 3,020 shares of the Series C Preferred to Messrs. Davis and Hanson, respectively, in exchange for the cancellation of Company debt in the amount of $200,000 and $302,000 held by them (inclusive of the $102,000 mentioned above).

The Series C Preferred Stock entitles its holders to a 10% per annum dividend, payable quarterly in cash or in additional shares of Series C Preferred Stock (or a combination of both) as determined by the Company, and may be converted to Cachet common stock at the option of a holder at an initial conversion price of $0.4378 per share. The Series C Preferred Stock will automatically convert into common stock upon the occurrence of any of the following: (a) an underwritten public offering of shares of the Company’s common stock providing at least $10 million in gross proceeds, (b) the Company’s common stock closing price being greater than 100% above the conversion price then in effect for at least 40 of 60 consecutive trading days, (c) four years after the closing of the offering of the Series C Preferred Stock, or (d) the written consent of holders representing 50% of the issued and outstanding Series C Preferred Stock. The holders of the Series C Preferred Stock will be entitled to vote their shares on an as-converted basis and will be entitled to a liquidation preference equal to the stated value (i.e., purchase price) of their shares plus any accrued but unpaid dividends thereon.

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In connection with the Series C offering, the Company paid its placement agents, Scarsdale Equities LLC and ROTH Capital Partners commissions of $220,150 and $105,836, respectively, and issued to them five-year warrants for the purchase of up to 703,997 and 241,746 shares of common stock, respectively, at $.4816 and $0.5254 per share, respectively.

Also in connection with the offer and sale of the Series C Preferred Stock, the Company issued additional shares of the Company’s common stock totaling 8,232,628 to former holders of the Company’s series A and B preferred stock (all of which has been converted to common stock), such that following the issuance of such shares, such holders will have received the same number of shares of the Company’s common stock in total as they would have received upon conversion of the series A and B preferred stock if the conversion price for the series A and B preferred stock had been the same as the initial conversion price under the Series C Preferred Stock. The Company has granted the recipients of these shares the same registration rights as are provided to Series C Preferred holders. The Company also agreed to amend the warrants to purchase the Company’s common stock held by former holders of the Company’s series A and B preferred stock to contain the same anti-dilution protections that are contained in the warrants issued in connection with the Series C Preferred offering. In addition, the exercise price of the warrants issued to the former series A and B preferred stock holders was reduced from $1.15 to $0.4816.  In addition, the Company agreed to amend the warrants issued to Scarsdale Equities LLC in connection with the Series B offering to reduce the exercise price from $1.15 to $0.4816. Finally, the Company approved the amendment of a warrant to purchase common stock issued to Mr. Davis on February 3, 2015, to provide for the same modifications made to the warrants held by former holders of the Company’s series A and B preferred stock.

As of August 12, 2015, the Company had received $500,000 from its Directors as part of the $950,000 of note receivables related to the Series C Convertible Preferred Stock offering. Absent of receiving additional advancements against the balance owed under the note receivables prior to the maturity date, we will require additional funds to continue our operations beyond August 2015. There can be no assurance the Company will be able to obtain new financing or additional financing from its directors. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows:

Revenue Recognition

The Company generates revenue from the following sources: (1) subscription and support fees (2) transaction volume fees, (3) active monthly user fees for mobile wallet offering (4) fees related to the implementation of RDC and mobile wallet software for clients, and (5) professional services such as client specific software customization and other products and services.

The Company’s arrangements do not contain general rights of return. The Company’s subscription arrangements do not provide customers with the right to take possession of the SaaS technology platform and, as a result, are accounted for as service arrangements. The Company records revenue net of any sales or excise taxes.

The Company commences revenue recognition for its SaaS technology platform and professional services when all of the following criteria are met:

●	there is persuasive evidence of an arrangement;

●	the service has been or is being provided to the customer;

●	collection of the fees is reasonably assured; and

●	the amount of fees to be paid by the customer is fixed or determinable.

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Subscription and Support Revenue

Subscription and support revenue is primarily derived from customers accessing the SaaS technology platform and includes subscription, support, transaction volume fees and active user fees for mobile wallet offering. Subscription and support revenue is recognized ratably over the contracted term of each respective subscription agreement, commencing on the date the service is provisioned to the customer, provided the four revenue recognition criteria have been satisfied. Transaction volume fees are recognized as transactions are processed and monthly services performed and active user fees for mobile wallet offering revenue is recognized on a monthly basis as earned provided the four revenue recognition criteria have been satisfied.

Professional Services and Other Revenue

Professional services include implementation services, development of interfaces requested by customers, assistance with integration of the Company’s services with the customers’ applications, dedicated support, and advisory services to customers who choose to develop their own interfaces and applications. Professional services are typically performed within three to six months of entering into an arrangement with the customer. Professional services are typically sold on a fixed-fee basis, but are offered on a time-and-material basis as well. Revenue for time-and-material arrangements is recognized as the services are performed. Revenue for fixed-fee arrangements is recognized under the proportional performance method of accounting as the Company has developed a history of accurately estimating activity. The Company uses labor hours incurred to the end of each reporting period compared to the total estimated labor hours as an input based measure of performance under customer arrangements. The Company believes labor hours incurred is materially representative of the value delivered to the customer at any point in time during the performance of the service. Professional services are not considered essential to the functionality of the SaaS offering.

Implementation Fees

The implementation fees are recognized over the term of the contract or expected life of the contract where no contractual term exists. Generally, client agreements are entered into for 12 to 36 months. A majority of the implementation service component of the arrangement with customers is performed within 120 days of entering into a contract with the customer.

Multiple Element Arrangements

The Company enters into multiple element arrangements in which a customer may purchase a subscription and professional services. For arrangements with multiple deliverables, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple element arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables does not have standalone value upon delivery, the deliverables that do not have standalone value are combined with the final deliverable within the arrangement and treated as a single unit of accounting.

Subscription and support contracts have standalone value as the Company sells subscriptions and support separately. In determining whether professional services can be accounted for separately from subscription and support services, the Company considers the availability of the professional services from other vendors, the nature of its professional services and whether the Company sells its applications to new customers without professional services. Based on these considerations the Company assessed that its professional services have standalone value.

The Company determines the selling price for each element based on the selling price hierarchy of: (i) vendor-specific objective evidence (“VSOE”) of fair value, (ii) third-party evidence (“TPE”), and (iii) estimated selling price (“ESP”). The Company is unable to establish VSOE for any of its services, as the Company has not historically priced its services with sufficient consistency. The Company is also unable to establish TPE, as the Company does not have sufficient information regarding pricing of third-party subscription and professional services similar to its offerings. As a result, the Company has developed estimates of selling prices based on margins established by senior management as the targets in the Company’s selling and pricing strategies after considering the nature of the services, the economic and competitive environment, and the nature and magnitude of the costs incurred. The amount of arrangement fee allocated is limited by contingent revenue, if any.

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Deferred Revenue

Deferred revenue consists of billings and payments received in advance of revenue recognition from the Company’s subscription and support offerings as described above and is recognized as the revenue recognition criteria are met. For subscription agreements, the Company typically invoices its customers in monthly or annual fixed installments. Accordingly, the deferred revenue balance does not represent the total contract value of these multi-year subscription agreements. Deferred revenue also includes certain deferred professional services fees, which are recognized in accordance with the Company’s revenue recognition policy. The portion of deferred revenue the Company expects to recognize during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent.

Cost of Revenue

Cost of revenue primarily consists of costs related to hosting the Company’s cloud-based application, providing customer support, data communications expense, salaries and benefits of operations and support personnel, software development fees, software license fees, amortization expense associated with acquired developed technology assets, and property and equipment depreciation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at one financial institution and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable

Accounts receivable represent amounts due from customers. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The allowance for doubtful accounts was approximately $15,000 and $25,000 as of June 30, 2015 and December 31, 2014, respectively. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the credit risk.

Property and Equipment

Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Computer and Data Center Equipment	3 years
Purchased and Acquired software	3 years
Leasehold Improvements	3 - 5 years, or lease term if less
Furniture and fixtures	7 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported.

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Goodwill

Goodwill represents the excess purchase price over the appraised value of the portion of identifiable assets that were acquired from the DeviceFidelity Inc. acquisition completed in March 2014. Goodwill is not amortized but is reviewed at least annually for impairment, or between annual dates if circumstances change that would more likely than not cause impairment. Management performs its annual impairment test at the close of each fiscal year, and considers several factors in evaluating goodwill for impairment, including the Company’s current financial position and results, general economic and industry conditions and legal and regulatory conditions.

Impairment of Long-lived Assets, Including License Agreements

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized over the lives of the related debt agreements. The costs are amortized to interest expense using the effective interest method. In the event debt is converted or paid prior to maturity, any unamortized issuance costs are charged to expense.

Deferred Commissions

The Company capitalizes commission costs that are incremental and directly related to the acquisition of customer contracts. Commission costs are capitalized and amortized over the term of the related customer contract.

Net Loss Per Common Share

Basic and diluted net loss per common share for all periods presented is computed by dividing the net loss available to common shareholders by the weighted average common shares outstanding and common stock equivalents, when dilutive. Potentially dilutive common stock equivalents include common shares issued pursuant to stock warrants, stock options, convertible preferred stock and convertible note agreements. Common stock equivalents were not included in determining the fully diluted loss per share as they were antidilutive.

On February 12, 2014, Cachet Financial Solutions (Minnesota) completed a merger transaction (the “Merger”) with DE Acquisition 2, Inc. (“DE2”), a Delaware corporation and public company with no operations. Pursuant to the terms of the Merger, each share of common stock of Cachet Financial Solutions (Minnesota) that was issued and outstanding at such time was cancelled and converted into 10.9532 (the “exchange ratio”) shares of DE2’s common stock. Subsequently DE2 changed its name to Cachet Financial Solutions, Inc.

On March 18, 2014, the Company completed a reverse stock split of its issued and outstanding common stock on a 1-for-10.9532 basis. The Company’s authorized capital shares previous to this transaction consisted of 22,500,000 shares of $.01 par value common stock and 2,500,000 shares of preferred stock. As a result of the DE 2 transaction, the Company’s new authorized capital consists of 500,000,000 shares of $.0001 par value common stock and 20,000,000 shares of preferred stock.

All amounts in the accompanying financial statements and notes related to shares, share prices and loss per share reflect retrospective presentation of the reverse split.

F-47

The following table reflects the amounts used in determining loss per share:

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net Loss Attributable to Common Shareholders	$(8,921,084)	$(4,246,802)	$(12,085,571)	$(7,118,685)
Weighted average common shares outstanding	24,464,979	6,536,602	21,627,532	6,328,419
Net loss per common share — basic and diluted	$(0.36)	$(0.65)	$(0.56)	$(1.12)

The following potential common shares were excluded from the calculation of diluted loss per share from continuing operations and diluted net loss per share attributable to common stockholders because their effect would have been anti-dilutive for the periods presented:

	As of
	June 30, 2015	June 30, 2014
Convertible Preferred Stock	10,057,119	—
Stock Options	2,723,250	862,167
Warrants	24,234,251	1,259,462
	37,014,620	2,121,629

Fair Value of Financial Instruments

The Company uses fair value measurements to record fair value adjustments for certain financial instruments and to determine fair value disclosures. Warrants issued with price protection features are recorded at fair value on a recurring basis. The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximated fair value due to the short maturity of those instruments. With respect to determination of fair values of financial instruments there are the following three levels of inputs:

Level 1 Inputs—Quoted prices for identical instruments in active markets.

Level 2 Inputs—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs—Instruments with primarily unobservable value drivers.

The warrants that are carried at fair value are valued using level 3 inputs utilizing a Black-Scholes option pricing model under probability weighted estimated outcomes.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the consolidated financial statements. Actual results could differ from those estimates. Significant estimates include the Company’s ability to continue as a going concern, allowance for doubtful accounts, assumptions used to value stock options and warrants, conversion incentive and share purchase price adjustment, and the value of shares of common stock issued for services.

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Stock-Based Compensation

The Company accounts for stock-based compensation using the estimated fair values of warrants and stock options. For purposes of determining the estimated fair values the Company uses the Black-Scholes option pricing model. For the periods prior to the Company’s common stock being traded, the Company estimated the volatility of its common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded; for later periods, the Company includes its actual common stock trading to compute volatility. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Compensation expense for all share-based payment awards is recognized using the straight-line amortization method over the vesting period. The fair values of stock award grants are determined based on the number of shares granted and estimated fair value of the Company’s common stock on the date of grant.

Research and Development Costs

The Company considers those costs incurred in developing new processes and solutions to be research and development costs and they are expensed as incurred.

Recent Accounting Pronouncements

On May 28, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The core principle of the ASU is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration, or payment, to which the company expects to be entitled in exchange for those goods or services. The ASU may also result in enhanced disclosures about revenue. For public entities, the ASU is effective for annual reporting periods beginning after December 15, 2016, on July 9, 2015, the FASB voted to allow a one year deferral of the effective date. The deferral permits early adoption, but does not allow adoption any earlier than the original effective date of the standard. We are currently evaluating the impact this standard will have on our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern. The amendments provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The standard will be effective for the Company on December 31, 2016. The adoption of this pronouncement may impact future assessment and disclosures related to the Company’s ability to continue as a going concern.

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”) which changes the presentation of debt issuance costs in financial statements to present such costs as a direct deduction from the related debt liability rather than as an asset. ASU 2015-03 will become effective for public companies during interim and annual reporting periods beginning after December 15, 2015. Early adoption is permitted. We do not expect the adoption of ASU 2015-03 will have a material impact on our consolidated financial statements.

2.	Note Receivable

The Company has a note receivable, bearing interest at 5%, for fees being refunded for an unsuccessful capital raising transaction. The note has a face value of $501,000 and was due in October 2013. The collectability of this note is uncertain and the Company has established a reserve for 100% of the balance owed as of June 30, 2015 and December 31, 2014. In February 2015 the Company obtained a default judgment in our favor relating to such note in the amount of approximately $542,000 (including interest). Due to the financial limitations of the judgment debtor, the Company continues to believe the collectability of the note is uncertain and therefore maintains a reserve for 100% of the balance owed.

3.	Prepaid Expenses

Prepaid expenses primarily consist of prepayment of licenses and maintenance fees, or deposits with, the providers of RDC software capabilities to the Company.

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4.	Property and Equipment

Property and equipment consists of the following:

	As of
	June 30, 2015	December 31, 2014
	(unaudited)	(audited)
Computer equipment	$217,866	$216,486
Data center equipment	954,542	444,906
Purchased software	675,623	651,016
Furniture and fixtures	89,773	84,433
Leasehold improvements	64,353	58,024
Total property and equipment	2,002,157	1,454,865
Less: accumulated depreciation	(1,290,976)	(1,158,940)
Net property and equipment	$711,181	$295,925

Depreciation expense for the three and six months ended June 30, 2015 was approximately $85,000 and $132,000, respectively, compared to $60,000 and $125,000 for the same periods in the prior year, respectively.

5.	Accrued Expenses

Accrued expenses consist of the following:

	As of
	June 30, 2015	December 31, 2014
	(unaudited)	(audited)
Accrued compensation	$180,971	$128,135
Accrued rent	38,000	36,149
Accrued sales tax	4,152	37,484
Total accrued expenses	$223,123	$201,768

6.	Financing Arrangements

The Company has obtained debt financing through bank loans and loans from directors and other affiliated parties and unaffiliated third party investors. Certain of the debt was issued with warrants that permit the investor to acquire shares of the Company’s common stock at prices as specified in the individual agreements. See Note 12 for additional information regarding conversions of debt and accrued interest into common stock for the three and six months ended June 30, 2015.

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Following is a summary of debt outstanding:

	As of
	June 30, 2015	December 31, 2014
	(unaudited)	(audited)
Notes Payable to Directors and Affiliates	$1,348,000	$1,350,000
Convertible Term Loan, due December 2016, interest at 10%	2,300,000	2,300,000
Series Subordinated Note, due December 2015 Stated interest rate of 12%	499,591	613,808
Notes Payable, due the earlier of raising $10 million in proceeds from private placements or January 2016, interest between 8.25% and 12%	74,486	74,486
Note Payable, due August 2021, interest 0%	192,000	192,000
Installment Note Payable — Bank	313,017	252,244
Total	4,727,094	4,782,538
Unamortized discount	(20,837)	(145,835)
Total debt, net	4,706,257	4,636,703
Less: current maturities	2,214,257	2,070,217
Long-term portion	$2,492,000	$2,566,486

Future maturities of long-term debt at June 30, 2015 are as follows:

Six months ending December 31, 2015	$2,139,772
2016	2,374,485
2017	—
2018	—
2019	—
2020	—
Thereafter	192,000
$4,706,257

Notes Payable to Directors and Affiliates

The Company issued a total of $4,425,000 of new notes to Messrs. Davis and Hanson from January 2014 through June 30, 2015. Of this amount, $400,000 in principal amount of the notes bears interest at a rate of 10% and originally was due June 30, 2015. In June 2015, the notes were converted into 4,000 Series C Convertible Preferred Stock as part of the Series C Preferred offering the Company completed. Messrs. Davis and Hanson also received five year warrants to purchase 913,659 shares of common stock at $0.4378 per share. A total of $450,000 was advanced under the June 2014 letter agreement described below, and $1,000,000 represents the outstanding balance under the Company’s line of credit agreement with Mr. Hanson. The original terms of the line of credit agreement provided for a stated interest rate of 10% on the principal amount outstanding. In July 2015, Mr. Hanson agreed to amend the repayment terms of the line of credit to occur on the earlier of (a) raising an aggregate gross proceeds in one or more financing transactions of at least $10 million or (b) December 31, 2015. There are no financial covenants with the line of credit. Through the second quarter of 2014, the Company had drawn down the entire $1,500,000 under this facility. At the option of Mr. Hanson, all the principal and unpaid accrued interest under the line-of-credit could have been converted upon the completion of an IPO of the Company’s common stock at a 20% discount to the price at which the shares are of the Company’s stock were sold in the offering. Mr. Hanson exercised this conversion right with respect to $500,000 of indebtedness in connection with our July 2014 IPO into 416,667 shares of common stock and also received five-year warrants to purchase a total of 333,333 shares of the Company’s common stock at an exercise price of 125% of the IPO price or $1.88 per share. The amount of principal owed under the $1.5 million line of credit as of June 30, 2015 and December 31, 2014 was $1,000,000 plus accrued interest of $121,562 and $71,973, respectively.

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As a result of the Company completing its IPO on July 14, 2014, the Company determined there was a beneficial conversion feature related to the $1.0 million outstanding balance of the line of credit which totaled $250,000. This amount was recorded as a discount to the debt and is being amortized into interest expense through the amended maturity date of January 31, 2016. For the three and six months ended June 30, 2015, the Company recorded interest expense of approximately $62,000 and $125,000, respectively, related to amortization expense associated with the beneficial conversion feature. The unamortized balance of the beneficial conversion feature as of June 30, 2015 and December 31, 2014 was approximately $21,000 and $146,000 respectively.

On July 30, 2014, the Company entered into a financing commitment letter with two directors to lend the Company up to $2.5 million through December 31, 2014, bearing interest at 10%, and due January 31, 2015, which was later extended to January 31, 2016. If any portion of the notes issued under the commitment letter was outstanding beyond January 31, 2015, the default interest rate would be adjusted to 18%. As of December 31, 2014 there was $350,000 outstanding.  During the first half of 2015, the Company had received advancements totaling $350,000. On February 3, 2015, Michael Hanson, one of our directors, converted $250,000 of the amount owed into 217,391 shares of Series B Convertible Preferred Stock (which Series B Convertible Preferred Stock was converted into common stock on February 27, 2015).  Also in February 2015, the Company amended the terms of the commitment letter to extend the repayment of the outstanding principal balance owed as of that date of $450,000 to January 31, 2016 at a rate of 10% per annum. As part of the amendment, the directors did not renew the remaining amount available under the original terms of the commitment letter.  In June 2015, Michael Hanson converted $102,000 of the amount owed into 1,020 shares of Series C Convertible Preferred Stock and also received five year a warrant to purchase 232,983 share of common stock at $0.4378 per share. As of June 30, 2015, the total principal and accrued interest amount outstanding owed to Messrs. Davis and Hanson related to advances under the commitment letter equaled $348,000 and $32,588, respectively.

Convertible Term Loan, due December 2016

In December 2013, the Company entered into an agreement to issue convertible notes to an investor in a principal amount of up to $4 million. The proceeds of borrowings under the notes are expressly to be used to repay amounts owed under the Company’s senior secured note payable issued to another investor. Borrowings under the agreement bear interest at 10% and the note matures in December 2016. In the event of default, the interest rate increases by either 2% or 4%, depending on the nature of the default. Under the note agreement, the investor has the right, but not the obligation, to advance additional amounts up to the $4 million. The terms of the agreement provide that the investor may have several options to convert the notes at varying rates and times following the completion of a qualifying financing transaction. Depending on the timing of conversion, the holder may also receive warrants to purchase common stock. In addition to conversion of the notes, the holder has the right to request shares of common stock, rather than cash, as payment for interest. In May 2014 the Company agreed to include $356,616 in principal and accrued interest of the convertible notes, due March 2015, under the terms of the Convertible Term Loan, due December 2016.

On May 12, 2014, the Company entered into an agreement to amend the conversion terms of the Convertible Term loan, due December 2016 as follows:

First Conversion Right. The holder had the right at its election to convert the principal and accrued interest of the note into common stock at a conversion rate equal to 90% of the price based on the terms offered in the Convertible Subordinated Note, due June 2015. The first conversion right was extended for a period of 120 days following the closing date of the IPO, July 14, 2014. Upon the holder’s election to convert, the conversion price would have equaled 125% of the price at which the common stock was sold in the IPO. The first conversion right expired on October 11, 2014.

Second Conversion Right. To the extent that the holder did not elect to exercise the First Conversion Right, then the holder has the right through the maturity date of the Note, December 2016, to convert the principal and accrued interest into common stock at a conversion rate equal to 125% of the price at which the common stock was sold in the IPO. Under the terms of this conversion agreement, the holder will receive 100% warrant coverage under the same terms provided pursuant to the First Conversion Right.

On June 18, 2014, the holder agreed to convert $1,000,000 of the then outstanding principal balance of $3,250,000 together with the accrued related interest into common stock upon the completion of the IPO based on the terms described above in the First Conversion Right. Upon completion of the Company’s IPO on July 14, 2014, the $1,000,000 of principal and $58,630 of accrued interest converted into 980,213 shares of common stock and the Company also issued to the investor a five-year warrant to purchase 705,753 shares of the Company’s common stock at an exercise price equal to 125% of the IPO price, or $1.875.

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As a result of the Company completing its IPO on July 14, 2014, the Company determined there was a beneficial conversion feature related to the remaining $2.3 million outstanding balance of the Convertible Term Loan, due December 2016 which totaled $894,444. This amount was recorded as a discount to the debt and was amortized into interest expense on a straight-line basis over the 120 days following the closing of the IPO which represents the period that during which the debt could be converted at a discount to the IPO price. The Company recorded interest expense of $894,444 related to amortization expense associated with the beneficial conversion feature for the year ended December 31, 2014.  The balance of the note as of June 30, 2015 and December 31, 2014 was $2.3 million plus accrued interest of $254,329 and $140,275, respectively.

Series Subordinated Note

The series subordinated note totaling $613,808 in principal and accrued interest of $100,745 as of December 31, 2014 was originally due in December 2014. In December 2014, the Company amended the terms of the note to include monthly installments of $50,000 due December 2014 and an additional $50,000 due at the end of each following month through April of 2015, when the remaining principal balance and related accrued interest becomes due. In May 2015, the Company amended the note agreement to provide payments equal to $50,000 starting on May 31, 2015 and continuing each subsequent month end till December 31, 2015, which the entire remaining principal and accrued interest is due. The principal balance on the note as of June 30, 2015 and December 31, 2014 was $499,592 and $613,808, respectively.

Notes Payable, due January 2016

In January 2014, the Company assumed notes payable totaling $74,486 related to the acquisition of DE2. The original terms of the notes required repayment on the earlier of January 31, 2016 or the date the Company completes a business combination with an operating company in a reverse merger or reverse takeover transaction or other transaction after which the Company would cease to be a shell company. The reverse merger was completed in February 2014, and the terms of the note were amended to state that the principal and related accrued interest is due the earlier of January 31, 2016 or the date the Company completes one or more private placements of debt or equity securities resulting in aggregate proceeds of $10,000,000.

Note Payable, due August 2021

In August 2014, the Company entered into a 0% interest $192,000 note payable with the State of Minnesota as part of an Angel Loan program fund. There are no financial loan covenants associated with the loan, which has a maturity date of August 2021. The loan contains a provision whereby if the Company transfers more than a majority of its ownership, the loan becomes immediately due, along with a 30% premium amount of the principal balance. In addition, if the Company is more than 30 days past due on any payments owed under the loan, the interest rate increases to 20% per annum.

Installment Note Payable — Bank

In March 2014, the Company entered into an installment note with a bank for a total of $330,020. The note bears interest at the prime rate plus 1%, but not less than 5%. The note is due on demand; if no demand is made then the note is due in monthly payments of $9,903 from April 2014 through April 2017. Borrowings are secured by substantially all of the Company’s property and are guaranteed by three of the Company’s directors. In April 2015, the Company entered into a new installment note replacing the above mentioned note. The balance of the existing note totaled approximately $216,000, while the new note was issued for approximately $330,000. The Company received the net amount between the two notes or $113,000, which was primarily used for working capital purposes. The new note bears interest at the prime rate plus 1%, but not less than 5%. The note is due on demand; if no demand is made then the note is due in monthly payments of $9,903 from May 2015 through May 2018. Borrowings remained secured by substantially all of the Company’s property and are guaranteed by three of the Company’s directors. The principal balance as of June 30, 2015 and December 31, 2014 was approximately $313,000 and $252,000, respectively.

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Other Information Regarding Debt

The prime interest rate was 3.25% at June 30, 2015 and December 31, 2014.

As a result of either the short term duration or recency of the financing, the Company believes that the fair value of its outstanding debt approximates market value.

7.	Employee Benefit Plan

The Company has a defined contribution 401(k) saving plan covering all employees satisfying certain eligibility requirements. The plan permits, but does not require, Company contributions; the Company did not make any contributions for the three and six months ended June 30, 2015 and 2014.

8.	Commitments and Contingencies

Operating Leases

The Company leases approximately 22,000 square feet of office space in Chanhassen, Minnesota. The lease commenced on May 1, 2012 and extends through August 31, 2016. In addition to the office space, the Company leases certain office furniture and equipment under operating leases through November 2016. The Company entered into a lease agreement in April 2014 for a total of 1,812 square feet of office space in Dallas, Texas related to the employees retained as part of the acquisition of Select Mobile Money. The lease commenced on May 1, 2014 and extends through June 30, 2017.  Rent expense under all leases for the three and six months ended June 30, 2015 were $125,742 and $252,720, compared to $74,526 and $135,577 for the same periods in the prior year, respectively.

The Company’s office space lease calls for rent increases over the term of the lease. The Company records rent expense on a straight line basis using average rent for the term of the lease. The excess of the expense over cash rent paid is shown as accrued rent.

The Company also has various computer leases with three year terms. The Company is recording the expense on a monthly basis.

Total future minimum contractual lease payments for all operating leases are as follows:

Six months ending December 31, 2015	$224,229
2016	288,079
2017	65,361
2018	8,347
2019	657
$586,673

Capital Leases

The Company entered into a several capital lease arrangement with one of its directors from March 2015 to June of 2015 for certain computer equipment and software licenses with an imputed interest rate of 7.3% per year. The total cost and accumulated amortization included in property and equipment as of June 30, 2015 totaled approximately $584,000 and $30,000, respectively. Amortization of the leased property was approximately $30,000 for the three and six months ended June 30, 2015 and is included in depreciation expense.

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The Company also entered into a capital lease with a third-party leasing company, which was co-guaranteed by one of its directors for prepaid software licenses. The lease carries an imputed interest rate of 7.3% per year and requires monthly payments of $10,759 per month through July 2017.

Future lease payments under capital leases are as follows:

Six Months Ending December 31, 2015	$171,473
2016	369,796
2017	287,893
2018	15,564
Total payments	844,726
Less: portion representing interest	(56,104)
Principal portion	788,622
Less: current portion	(321,686)
Long-term portion	$466,936

Future maturities of capital lease obligations are as follows:

Six Months Ending December 31, 2015	$151,332
2016	341,114
2017	280,709
2018	15,467
$788,622

In February 2015, the Company entered into an agreement with a director, James L. Davis which guarantees financial responsibility for the obligations under the terms of a lease arrangement which he entered into on behalf of the Company. In addition, the Company entered into an agreement with Mr. Davis which provides for the same lease terms as he entered into on behalf of the Company. The three-year lease agreement provides financing up to $500,000 of computer equipment the Company procured for its data centers to accommodate the overall increase in transactions and ensure it is able to meet customer uptime requirements.  As consideration to the director for entering into the lease, the Company issued the director a five-year warrant to purchase up to 407,614 shares of common stock at $1.15 per share. The warrant was 100% vested and exercisable upon issuance. In June 2015, Mr. Davis provided his personal guarantee as part of lease the Company entered into with a third-party leasing company totaling approximately $242,000. As consideration to the director for providing his personal guarantee, the Company issued the director a five-year warrant to purchase up to 241,900 shares of common stock at $.44 per share in June 2015. The warrant was 100% vested and exercisable upon issuance. The Company amortizes the fair value of the warrants over the term of the leases.

Litigation

An entity named Cachet Banq contacted the Company in December 2010 regarding their U.S. Trademark Registration No. 2,857,465 (registered on June 29, 2004) for the standard character mark CACHET covering “financial services, namely automated clearinghouse processing services for the payroll service industry.” Cachet Banq alleged that the Company’s use of “CACHET” infringes on their federal trademark registration. On March 4, 2013, Cachet Banq filed a trademark infringement lawsuit against the Company in the United States District Court for the Central District of California. The parties have filed cross motions for summary judgment. The initial brief was filed on May 30, 2014, replies were filed on June 26, 2014 and the court took these motions under advisement on July 8, 2014. The Company has denied that its use of the character mark CACHET infringes on Cachet Banq’s purported rights in their mark, and will vigorously defend this and any future similar claims made by Cachet Banq.

The Company is not currently involved in any other material legal proceedings.

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Financial Service Agreements

In January 2015, the Company entered into an engagement letter with a new financial advisory services company. The terms of this agreement include a six month term in which the financial advisory services company will assist the Company is completing a $15.0 million public offering of its equity or equity-linked securities at a 7% commission. In addition, the Company agreed to provide the financial advisory services company warrants equal to 7% of the securities issued in the offering at 120% of the price of the securities sold under the offering. The terms of the warrant will be five years from the closing date of the offering.  The Company also agreed to reimburse any reasonable out of pocket expenses in connection with this engagement. The agreement is cancelable by either party with a 30 day notice.

In June 2015, the Company entered into an additional engagement letter with another financial advisory services company as part of completing PIPE offering. The Company agreed to provide financial advisory for completing an offering at a 5% commission rate. In addition, the Company agreed to provide warrants equal to 7% of the common stock issuable upon conversion of the convertible preferred stock with an exercise price equal to the exercise price of the warrants issued to investors on the completion of the offering.

9.	Income Taxes

The Company has not recorded a current or deferred tax provision for the three or six months ended June 30, 2015 or 2014 due to the Company’s net losses and the uncertainty of realization of any related tax benefit in the future.  Due to the full valuation allowance on the Company’s net deferred tax assets, there was no deferred tax benefit or provision recorded as a result of the tax status conversion from an S corporation to a C corporation effective January 1, 2014.

The Company recognizes tax liabilities for uncertain income tax positions based on management’s estimate of whether it is more likely than not that additional taxes will be required. The Company had no uncertain tax positions as of June 30, 2015 or December 31, 2014. It is the Company’s practice to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not expect any material changes in unrecognized tax positions over the next twelve months.

10.	Acquisition

Acquisition of Select Mobile Money

On March 4, 2014, the Company purchased from DeviceFidelty, Inc. (“DFI”), a Texas corporation, certain tangible and intangible assets of a business engaged in the development and provision of technology platforms supporting mobile wallet applications. The acquisition includes strategic relationships with Visa, Mastercard, MoneyGram and Navy Federal Credit Union, the providers of those services to their consumers. The Company believes this capability complements and supports its RDC and mobile deposit business by adding new features and services for consumers, creating an expanded consumer base and target market, and also expands the scope of its potential partners in the FSO market. The software asset the Company purchased included an assignment of a contract with Visa, to provide their customers the Visa endorsed mobile platform. It also includes the first mobile Moneygram implementation and Moneygram’s endorsement of the mobile solution to their customers.

The aggregate purchase price of up to $2,125,000 includes $1,125,000 paid at closing and contingent consideration aggregating up to $1,000,000 based on satisfaction of certain performance related contingencies. The performance related contingencies are as follows: (1) $375,000 in the event the Company enters into a new master services agreement or other agreement with Visa U.S.A. Inc. or any affiliate of Visa, (2) $250,000 on or before April 15, 2014 upon the Company’s receipt of written confirmation from MoneyGram Payment Systems, Inc. on or before April 14, 2014 that its service is operational pursuant to a previously executed contract between DFI and MoneyGram, and (3) $375,000 upon the Company’s execution of a contract with U.S. Bank on or before August 1, 2014. The Company received written confirmation from MoneyGram Payment Systems that its service was operational as of April 7, 2014 and the $250,000 was paid in May 2014. The Company also entered into a master services agreement with Visa U.S.A. Inc. in July 2014 resulting in $375,000 of contingent consideration becoming due. The Company made a payment to DFI in July 2014 related to the signing of this contract. The Company received a contract with U.S. Bank in July 2014, resulting in the third and final contingent consideration becoming due of $375,000. The Company made the final installment payment in October 2014.

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Purchase Price:
Cash paid	$1,125,000
Contingent consideration	1,000,000
Total purchase price	2,125,000
Fair Value of Assets Acquired and Liabilities Assumed
Tangible assets acquired:
Property and equipment, net	$4,000
Total tangible assets acquired	4,000
Identified intangible assets acquired:
Customer contracts	1,000,000
Proprietary software	917,000
Total assets acquired in excess of liabilities assumed	1,921,000
Goodwill	204,000
Total purchase price	$2,125,000

The fair value of assets acquired and liabilities assumed has been determined based upon our estimates of the fair values of assets acquired and liabilities assumed in the acquisition as determined by an independent third-party valuation firm. The Company recorded goodwill because the purchase price exceeded the fair value of net assets acquired, due to Select Mobile Money’s assembled workforce and other intangible assets which do not qualify for separate recognition as well as anticipated synergies to be realized from combining the Select Mobile Money operations with the Company’s.

The following tables set forth the unaudited pro forma results of the Company for the three and six months ended June 30, 2015 and 2014, as if the acquisition had taken place on the first day of the period presented. These combined results are not necessarily indicative of the results that may have been achieved had the companies always been combined:

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$1,001,251	$608,917	$2,006,690	$1,107,433
Net Loss	(8,887,306)	(4,246,802)	(12,051,793)	(7,852,576)
Basic and diluted net loss per common share	$(0.36)	$(0.65)	$(0.56)	$(1.22)
Weighted average shares - basic and diluted	24,464,979	6,536,602	21,627,532	6,451,619

11.	Goodwill and Finite Life Intangible Assets

The Company assesses the carrying amount of our goodwill for potential impairment annually or more frequently if events or a change in circumstances indicate that impairment may have occurred. The Company performs an impairment test for finite-lived assets, such as intangible assets, and other long-lived assets, such as fixed assets, whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

The Company has only one operating and reporting unit that earns revenues, incurs expenses and makes available discrete financial information for review by the Company’s chief operations decision maker. Accordingly, the Company completes its goodwill impairment testing on this single reporting unit.

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In conducting the annual impairment test of the Company’s goodwill, qualitative factors are first examined to determine whether the existence of events, or circumstances, indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, a two-step impairment test is applied. In the first step, the Company calculates the fair value of the reporting unit and compares that amount with the reporting unit’s carrying amount, including goodwill. If the carrying amount exceeds the fair value, the Company performs the second step of measuring the amount of the goodwill impairment loss, if any, by comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of goodwill. This requires performing a hypothetical application of the acquisition method to determine the implied fair value of goodwill after measuring the reporting unit’s identifiable assets and liabilities.

Goodwill was $204,000 as of June 30, 2015. The Company conducted its annual goodwill impairment test as of December 31, 2014 and determined there to be no indication of impairment. The Company will continue to monitor conditions and changes that could indicate an impairment of goodwill.

As of June 30, 2015, the Company determined that no triggering events had occurred since December 31, 2014 and the Company’s finite-lived assets and long-lived assets were not impaired.

Identified intangible assets are summarized as follows:

	Amortizable	June 30, 2015
	Period	Gross	Accumulated	Net
	(years)	Assets	Amortization	Assets
Customer Contracts	3 - 5	$1,000,000	$(368,535)	$631,465
Proprietary Software	3	917,000	(405,962)	511,038
Total identified intangible assets		$1,917,000	$(774,497)	$1,142,503

Amortization expense for identified intangible assets is summarized below:

					Statement of
	Three Months Ended		Six Months Ended		Operations
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014	Classification
Customer Contracts	$70,833	$55,581	$141,666	$74,222	Cost of Revenue
Proprietary Software	76,416	76,416	152,832	99,027	Cost of Revenue
Total amortization on identified intangible assets	$147,249	$131,997	$294,498	$173,249

Based on the identified intangible assets recorded at June 30, 2015, future amortization expense is expected to be as follows:

Six Months Ending December 31, 2015	$294,501
2016	589,000
2017	170,000
2018	75,000
2019	14,002
$1,142,503

12.	Shareholders’ Equity

Reverse Merger

On February 12, 2014, Cachet Financial Solutions (Minnesota) completed a merger transaction with DE Acquisition 2, Inc. (“DE2”), a Delaware corporation and public company with no operations. Pursuant to the terms of the Merger, each share of common stock of Cachet Financial Solutions (Minnesota) that was issued and outstanding at such time was cancelled and converted into 10.9532 (the “exchange ratio”) shares of DE2’s common stock. As a result of the Merger, all of the outstanding warrants and stock options of Cachet Financial Solutions (Minnesota) at the time were converted and exchanged for warrants and stock options of DE2. The number of shares subject to, and the exercise prices of, DE2 convertible securities issued under the exchange was determined by application of the exchange ratio to the terms of the convertible debt and options of Cachet Financial Solutions (Minnesota) outstanding as of the merger date. Subsequently DE2 changed its name to Cachet Financial Solutions, Inc.

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On dates up to 30 and 120 days following the Merger, additional shares were required to be issued to those DE2 shareholders existing immediately prior to the Merger, for no additional consideration, such that they would hold 3% of the fully diluted shares of the Company outstanding as of those dates. Accordingly, as of the 120th day following the Merger, the Company issued an additional 32,484 shares to the shareholders of DE2.

The fair value of estimated consideration paid to DE2 in exchange for the 3% interest was estimated to be $507,000 plus the long term debt assumed of $85,105. As DE2 had no tangible or identifiable intangible assets at the time of the Merger, and recognition of goodwill is not permitted in this type of merger transaction, no assets were recorded as a result of the Merger.

On March 18, 2014, the Company completed a reverse stock split of the Company’s issued and outstanding common stock on a 1-for-10.9532 basis. The Company’s authorized capital consists of 500,000,000 shares of $.0001 par value common stock and 20,000,000 shares of preferred stock.

Convertible Preferred Stock

During 2014, the Company issued 2,229,702 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 2,229,702 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were $3.0 million. During the first quarter of 2015, the Company issued (i) 9,000 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 9,000 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share) and (ii) 2,065,891 shares of Series B Convertible Preferred Stock at $1.15 per share and issued five-year warrants to purchase an aggregate of 2,065,891 shares of its common stock at a per-share price of $1.15 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were approximately $2.2 million, including the cancellation of $250,000 in debt held by Michael J. Hanson, one of our directors. In February 2015, all 2,238,702 outstanding Series A preferred shares were converted into 2,920,039 shares of the Company’s common stock, while all 2,065,891 outstanding Series B preferred shares converted into 2,065,891 shares of the Company’s common stock.  In addition, the Company issued 74,765 shares of common stock to the Series A and B convertible preferred holders related to the 8% dividend accrued through the conversion date. None of the investors in this offering were deemed affiliates of the Company, except for one of our directors, Michael J. Hanson.

Both the Series A Convertible Preferred Stock and the Series B Convertible preferred stock entitled their holders to an 8% per annum dividend, payable quarterly in cash or in kind (or a combination of both) as determined by the Company. Subject to certain customary exceptions, our Series A Convertible Preferred Stock had full-ratchet conversion price protection in the event that the Company issued common stock below the conversion price, as adjusted, until the earlier of (i) 180 days from the closing or (ii) such time as the Company shall have obtained, after the closing, financing aggregating to at least $5 million. The warrants issued to purchasers of the Series A Convertible Preferred Stock contain similar full-ratchet exercise price protection in the event that the Company issues common stock below the exercise price, as adjusted, again subject to certain customary exceptions. On February 3, 2015, the Company issued the Series B Convertible Preferred Stock at $1.15 per share, resulting in an adjustment to (i) the conversion price of the Series A Convertible Preferred Stock from $1.50 per share to $1.15 per share and (ii) and the exercise price of the warrants issued therewith, from $2.00 per share to $1.15 per share (since adjusted to $0.4816 per share). Since the Company has now raised an aggregate of more than $5 million, these full-ratchet price protections can no longer be triggered.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the preferred stock would have been entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value (as defined in the Company’s Certificate of Designation for the applicable series of preferred stock), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the applicable Certificate of Designation, for each share of Series A and B Preferred Stock, before any distribution or payment would have been made to the holders of any Junior Securities (as defined in the Company’s Certificate of Designation for the applicable series of preferred stock), and would not have participated with the holders of Common Stock or other Junior Securities thereafter. If the assets of the Company had been insufficient to pay in full such amounts, then the entire assets distributed to the holders would have been ratably distributed among the holders in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

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In June 2015, the Company issued an aggregate of 44,030 shares of Series C Convertible Preferred Stock at $100.00 per share and issued five-year warrants to purchase an aggregate of 10,057,119 shares of its common stock at a per-share price of $0.4816 in a private placement. Total (cash and non-cash) gross proceeds to the Company were $4,403,000. Gross proceeds to the Company in the form of cash were $2,951,000. Gross proceeds to the Company in the form of promissory notes payable within 150 days were $950,000. These promissory notes were provided by James L. Davis and Michael J. Hanson, both of whom are directors of the Company. The Company also issued 2,000 and 3,020 shares of the Series C Preferred to James L. Davis and Michael J. Hanson, respectively, in exchange for the cancellation of Company debt in the amount of $200,000 and $302,000 held by them.

The Series C Preferred Stock entitles its holders to a 10% per annum dividend, payable quarterly in cash or in additional shares of Series C Preferred Stock (or a combination of both) as determined by the Company, and may be converted to Cachet common stock at the option of a holder at an initial conversion price of $0.4378 per share. The Series C Preferred Stock will automatically convert into common stock upon the occurrence of any of the following: (a) an underwritten public offering of shares of the Company’s common stock providing at least $10 million in gross proceeds, (b) the Company’s common stock closing price being greater than 100% above the conversion price then in effect for at least 40 of 60 consecutive trading days, (c) four years after the closing of the offering of the Series C Preferred Stock, or (d) the written consent of holders representing 50% of the issued and outstanding Series C Preferred Stock. The holders of the Series C Preferred Stock will be entitled to vote their shares on an as-converted basis and will be entitled to a liquidation preference equal to the stated value (i.e., purchase price) of their shares plus any accrued stock but unpaid dividends thereon.

Common Stock

During the six months ended June 30, 2014, the Company issued 456,486 shares of common stock to the shareholder of DE2 as consideration for completing the reverse merger described above. In addition, the Company issued a total of 332,028 shares of commons stock to a member of the Board of Directors as part of consideration for the promissory note provided to the Company to finance the acquisition of Select Mobile Money from Device Fidelity.

In January 2014, $986,793 of debt and accumulated interest was converted into 246,867 shares of common stock. The Company did not provide a share premium to those debt holders that converted in January 2014.

During the six months ended June 30, 2015, the Company exchanged warrants to purchase 19,692 shares of common stock with an exercise price of $4.00 for 3,938 shares of common stock. The Company recorded $7,906 in other expense which represents the excess of the fair value of the stock issued and the fair value of the warrants as determined using the Black-Scholes option pricing model.

In connection with the offer and sale of the Series C Preferred Stock, the Company issued additional shares of the Company’s common stock totaling 8,232,628 to former holders of the Company’s series A and B preferred stock (all of which has been converted to common stock), such that following the issuance of such shares, such holders will have received the same number of shares of the Company’s common stock in total as they would have received upon conversion of the series A and B preferred stock if the conversion price for the series A and B preferred stock had been the same as the initial conversion price under the Series C Preferred Stock. The Company granted the recipients of these shares the same registration rights as are provided in Series C Preferred Stock holders.  As a result, the Company recognized expense totaling $3,704,682 during the three and six months ended June 30, 2015.

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Warrants

In addition to warrants issued in connection with debt described above, the following are transactions involving issuance of warrants during the six months ended June 30, 2015 and 2014:

In January 2014, the Company issued warrants to purchase common stock equal to 25% of the principal amounts under certain short term notes payable. The life of the warrants ranges between three and five years with an exercise price of $3.60. The total number of shares issuable under the warrants totaled 821,250 related to a total of $3,285,000 short term notes issued by the Company from March 2013 to February 2014. Of this total, $2,875,000 or 718,750 of the shares issuable under the warrants, relates to two directors of the Company. In April 2014, the exercise price of the warrants was adjusted to $1.40 per share.

In May 2014, the Company entered into an agreement to issue 50,000 five-year warrants to a consulting firm providing professional services upon the completion of an IPO. An additional 30,000 warrants may be issued upon achieving certain performance goals agreed to between the Company and the consulting firm. The exercise price of the warrants is set to equal the price of the shares offered in the Company’s IPO. The Company will recognize the fair value of the 50,000 warrants issued in the third quarter of 2014 and the other 30,000 warrants upon achieving the performance goals. In June 2015, the Company modified the price of the 50,000 warrant to $0.45 per share resulting in an incremental fair value of $4,587. In addition, the Company issued 30,000 five-year warrants at $0.45 per share with a fair value totaling $2,787. The Company recognized expense totaling $7,374 for the three and six months ended June 30, 2015.

In January 2015, the Company issued three individual investors warrants to purchase 75,000 shares of common stock as part of an agreement. The warrants have a life of 10 years, an exercise price of $ 1.40 per share and were fully exercisable upon the date of issuance. The Company recorded $11,238 in other expense during the six months ended June 30, 2015, which represents the fair value of the warrants as determined using the Black-Scholes option pricing model.

In February 2015, the Company issued a five-year warrant for the purchase up to 407,614 shares of common stock at $1.15 (adjusted to $0.4816) per share to a director of the Company in consideration for the director leasing certain IT equipment to the Company. The total fair value of the warrant as determined using the Black-Scholes option pricing model totaled $76,489. This amount is being expensed over the three year lease term.  In June 2015, the exercise price of the warrant was reduced to $0.4816 and modified to the same terms provided to the warrants issued in the Series C Preferred Stock offering. The incremental fair value of the modification totaled $28,578 and is being amortized over the three year lease term. Also in June 2015, the Company provided the director a five year warrant to purchase 241,900 shares of common stock at a price of $0.44 as consideration for providing his guarantee on lease.  The fair value of the warrant on the date of issuance totaled approximately $22,000 and is being amortized over the two year lease term.

During the six months ended June 30, 2015, the Company issued five-year warrants to purchase 9,000 shares of the common stock at a per share price of $2.00 (since adjusted to $0.4816 per share) as part of issuing 9,000 shares of Series A Convertible Preferred Stock. Additionally, the Company issued five-year warrants to purchase 2,065,891 shares of common stock at a per share price of $1.15 (since adjusted to $0.4816) as part of issuing 2,065,891 shares of Series B Convertible Preferred Stock. Since the Company exceeded the $5.0 million of gross proceeds threshold in February 2015, the full-ratchet provisions provided in the terms of the warrants expired and at which time the warrant liability was classified to additional paid in capital. The Company also issued five-year warrants to purchase 10,057,119 shares of the common stock at a per share price of $0.4816 as part of issuing 44,030 shares of Series C Convertible Preferred Stock. In addition, the Company modified the terms of the warrants issued in the Series A & B Convertible Stock offering to the same terms offered to the warrant holders in the Series C offering.  After the modification, the terms of the warrant holders in the Series A, B & C Preferred Stock offering all have full-ratchet and anti-dilution protection, the Company recognized the value of the warrants as determined using the Black-Scholes option pricing model totaling $2,083,487 for the three and six months ended June 30, 2015. The warrant liability related to the warrants issued to the Series A, B & C Preferred holders as of June 30, 2015 totaled $2,083,487.

In connection with the private placement of securities of the Company during the six months ended June 30, 2015, the Company issued its placement agents five-year warrants for the purchase of a total of 270 shares of common stock at $2.00 per share, 109,931 shares of common stock at $1.15 (73,940 since adjusted to $0.4816) per share, 703,997 shares of common stock at $0.4816 per share and 241,746 shares of common stock at $0.5254 per share.

F-61

In connection with the offer and sale of Series C Preferred Stock, the Company also agreed to amend the warrants to purchase the Company’s common stock held by former holders of the Company’s series A and B preferred stock to contain the same anti-dilution protections that are contained in the warrants issued in connection with the offer and sale of the Series C Preferred Stock. In addition, the exercise price of the warrants issued to the former series A and B preferred stock holders was reduced from $1.15 to $0.4816. In addition, the Company agreed to amend the warrants issued to Scarsdale Equities LLC in connection with the Series B offering to reduce the exercise price from $1.15 to $0.4816.

A former senior lender received a warrant to purchase 76,228 shares of Company common stock at $9.00 per share. The warrant expires in October 2017. The exercise price of the warrant is subject to downward adjustment in the event of the subsequent sale of common stock or convertible debt at a lower price, as defined, prior to exercise of the warrant. As a result of this provision, the Company determined that the warrant should be accounted for as a liability carried at fair value. In June 2015, the exercise price was adjusted to $0.35 and the number of shares of Company common stock to be acquired was increased to 1,960,143 based on the Series C Preferred offering. The Company determined the value of the warrant to be $427,000 and $146,000 at June 30, 2015 and December 31, 2014, respectively.

The fair value of the warrants was determined using the Black-Scholes option pricing model and the following assumptions for the three and six months ended June 30, 2015 and 2014:

Both Periods
Expected term	1.5 - 5 Years
Expected dividend	0
Volatility	26% - 38%
Risk-free interest rate	0.25% - 1.37%

13.	Stock-Based Compensation and Benefit Plans

On February 9, 2010, the board of directors of Cachet Minnesota adopted the 2010 Equity Incentive Plan (2010 EIP). The plan was approved by Cachet Minnesota’s shareholders. Participants in the plan may include employees, officers, directors, consultants, and independent contractors. As of June 30, 2015, the number of shares of common stock reserved for issuance under the 2010 EIP was 625,000 shares. On February 12, 2014, the board of directors of the Company approved the assumption of the 2010 EIP as part of the reverse merger transaction with DE2; however it was agreed that no new grants would be made from the 2010 EIP. On this same date the board of directors of the Company adopted the 2014 Equity Incentive Plan (the “2014 EIP”) covering an aggregate of 1,521,621 shares of common stock. The 2014 EIP will be administered by the Company’s Board of Directors or an authorized committee. The Company’s Chief Executive Officer may, on a discretionary basis and without committee review or approval, grant non-qualified (non-statutory) stock options for up to 100,000 common shares to new employees of the Company who are not officers of the Company during each fiscal year. Incentives under the plan may be granted in one or a combination of the following forms: (a) non-statutory stock options (no incentive stock options may be issued, because the plan was not submitted to and approved by our stockholders); (b) stock appreciation rights; (c) stock awards; (d) restricted stock; (e) restricted stock units; and (f) performance shares. Eligible participants include officers and employees of the company, members of the Board of Directors, and consultants or other independent contractors. No person is eligible to receive grants of stock options and SARs under the plan with respect to more than 100,000 shares of common stock in any one year, in the aggregate. The term of each stock option shall be determined by the board or committee, but shall not exceed ten years. Vested stock options may be exercised in whole or part by the holder giving notice to the Company. Options under the 2014 EIP may provide for the holder of the option to make payment of the exercise price by surrender of shares equal in value to the exercise price. Options granted to employees generally vest over two to three years. Stock awards granted to non-employee directors generally vest 50% on the grant date and 50% on the first anniversary of the date of the grant. Options generally expire five years from the date of grant.

During the three and six months ended June 30, 2015, the Company issued options to purchase 93,000 and 558,000 shares, respectively, with exercise prices ranging from $0.75 to $1.50 per share. The aggregate fair value of options granted totaled approximately $16,000 and $100,000 for three and six months ended June 30, 2015. Of those options, options issued to executive management and directors outside of the 2014 EIP plan covered 295,000 shares and vest 1/3rd on date of grant and 1/3rd each of the first two anniversary dates thereafter. A total of 40,000 options issued to a director vested 100% on the grant date in January 2015.

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In April 2014, the Company issued 110,000 options to an executive at an exercise price of $4.00. The Company determined the fair value of the options to be $93,089 using the Black-Scholes option pricing model and was expensed one-third on date of grant and the other two-thirds over the two year anniversary periods.

As of June 30, 2015, the Company had options outstanding with respect to a total of 629,000 shares granted under the 2014 EIP. As of this date, the 2010 EIP had outstanding stock options issued to employees totaling 129,250 shares. The Company had also issued outside of the EIP plans options with respect to 1,965,000 shares of common stock to directors, certain officers and business consultants.

Stock Compensation Expense Information

FASB ASC 718-10 requires measurement and recognition of compensation expense for all stock-based payments including warrants, stock options, restricted stock grants and stock bonuses based on estimated fair values. Compensation expense recognized for the issuance of warrants, stock options, restricted stock grants and stock bonuses for the three and six months ended June 30, 2015 and 2014 was as follows:

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Stock-based compensation costs included in:
Cost of revenue	$12,543	$1,571	$16,438	$3,746
Sales and marketing expenses	18,938	2,226	31,061	4,017
Research and development expenses	21,706	1,314	39,141	3,379
General and administrative expenses	30,215	33,588	67,668	74,067
Total stock-based compensation expense	$83,402	$38,699	$154,308	$85,209

As of June 30, 2015 the total compensation cost related to unvested options awards not yet recognized was $131,254. That cost will be recognized over a weighted average period of 1.3 years. There were no options exercised during the three and six months ended June 30, 2015 and 2014.

The estimated fair values of stock options granted and assumptions used for the Black-Scholes option pricing model were as follows:

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Estimated Fair Value	$15,557	$93,089	$100,289	$93,089
Shares Issuable Under Options Granted	93,000	110,000	558,000	110,000
Expected Term	3 Years	3 Years	2 to 3 Years	3 Years
Expected Dividend	0%	0%	0%	0%
Volatility	30%	29.4%	26% to 30%	29.4%
Risk Free Interest Rate	0.86% to 0.91%	0.88%	0.22% to 1.07%	0.88%

The Company calculates the estimated expected life based upon historical exercise data. The risk-free interest rate assumption is based on observed interest rates appropriate for the term of the Company’s stock options. The Company estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies that are publicly traded for periods prior to its public offering. Subsequent to the Company’s public offering, the Company includes its actual common stock trading to compute volatility. The dividend yield assumption is based on the Company’s history and expectation of no future dividend payouts.

The Company has used an expected life of two to three years for the term of the options. The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impacts the amount of unamortized compensation expense to be recognized in future periods.

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2014 Associate Stock Purchase Plan

In September 2014, the Company’s Board of Directors approved the 2014 Associate Stock Purchase Plan, under which 500,000 shares were reserved for purchase by the Company’s associates (employees). The Company has one year from September 2014 to obtain Shareholder approval for the plan to qualify for favorable tax treatment under IRS Section 422. The purchase price of the shares under the plan is 85% of the lesser of the fair market value of a share of common stock on the first day of the offering period or the fair market value of a share of common stock on the last day of the offering period. Offering periods are every six months ending on June 30 and December 31. Associates may designate up to ten percent of their compensation for the purchase of shares under the plan. The most recent plan period started on January 1, 2015 and ended on June 30, 2015. Total common shares purchased during the plan period ended June 30, 2015 was 72,360 shares at a price per share of $0.4675.

14.	Related Party Transactions

Balances with related parties consisting of members of the Board of Directors (no Company debt or warrants are held by the Company’s executive officers) for borrowings and warrants were as follows:

	As of
	June 30, 2015	December 31, 2014
Debt held by related parties	$1,348,000	$1,350,000
Warrants held by related parties	9,391,457	4,265,009

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Interest paid to related parties	$3,945	$—	$3,945	$—
Related party interest expense	42,410	1,073,370	80,876	1,381,848

15.	Concentrations

The Company continues to rely on vendors to provide technology and licensing components that are critical to its solutions. In addition, the Company engaged a development firm located in Toronto, Canada beginning in March 2014 to augment its software development efforts. During the three and six months ended June 30, 2015, the Company expensed a total of approximately $287,000 and $582,000, representing 15% for both periods of its total supplier expenditures. In addition, fees incurred related to a financial advisor in relation to the PIPE offerings completed in June 2015 represented 12% of supplier expenditures during the three months ended June 30, 2015. The two financial advisory firms who assisted the Company in completing the PIPE offerings during the first half of 2015 each represented 25% and 12% of our overall accounts payable balance as June 30, 2015. Additionally, the development firm represented 10% and the Company’s outside legal firm represented 16% of the Company’s accounts payable balance as of June 30, 2015.

No one customer represented for more than 10% of the Company’s revenue for the three or six months ended June 30, 2015 or 2014. The Company had two customers who accounted for 25% and 12% of its outstanding accounts receivable balance at June 30, 2015. No customer accounted for more than 10% of its outstanding accounts receivable balance at December 31, 2014.

16.	Subsequent Events

Amendment to Line of Credit

In July 2015, the Company amended the terms of the line of credit with a director. The outstanding balance of $1,000,000 due date has been modified to January 31, 2016. All other terms of the agreement remained the same.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The registrant estimates that expenses payable by the registrant is connection with the offering described in this Registration Statement will be as follows:

Securities and Exchange Commission registration fee	$512.30
Accounting fees and expenses	$—
Legal fees and expenses	$—
Transfer agent and registrar fees	$—
Printing expenses	$—
Miscellaneous	$—
Total	$—

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of Cachet Financial Solutions, Inc. (the “Company”) in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Company in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

II-1

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 10 of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

From November 2010 through October 19, 2015, Cachet issued securities in unregistered transactions as follows:

●	In 2010, we issued an aggregate of $1,955,000 in principal amount of debt evidenced by promissory notes to accredited investors. We also issued warrants to these investors for the purchase of common stock at a per-share exercise price of $4.00 (substantially all of which warrants were eventually exchanged for shares of common stock in 2013). In 2010, we also issued promissory notes to two affiliates, both of whom were accredited investors, for an aggregate of $430,000 in principal amount of loans.

●	In 2011, we issued an aggregate of $3,697,561 in principal amount of debt evidenced by promissory notes to accredited investors. We also issued warrants to these investors for the purchase of shares of common stock at a per-share exercise price of $4.00 (substantially all of which warrants were eventually exchanged for shares of common stock in 2013).

●	In 2012, we issued an aggregate of $6,676,808 in principal amount of debt evidenced by promissory notes to accredited investors. We also issued warrants to these investors for the purchase of shares of common stock at a per-share exercise price of $4.00 (substantially all of which warrants were eventually exchanged for shares of common stock in 2013). In 2012, we also issued one promissory notes to one affiliate, who was an accredited investor, for $1,105,000 in principal amount of loans; and a senior secured promissory note to another accredited investor for $1,500,000 in principal amount of loans (in connection with which we issued a warrant for the purchase of up to 238,212 shares at the per-share price of $2.88, and which warrant contains full-ratchet price-protection provisions).

●	In 2013, we issued an aggregate of $5,763,499 in principal amount of debt evidenced by promissory notes to accredited investors. We also issued warrants to these investors for the purchase of shares of common stock at a per-share exercise price of $4.00. In 2013, we also issued promissory notes to two affiliates, both of whom were accredited investors, for an aggregate of $1,312,500 in principal amount of loans ($1,062,500 of which was loaned from our senior secured lender).

II-2

●	From November 2013 through January 2014, we exchanged warrants for the purchase of an aggregate of 1,968,640 common shares for the issuance to accredited investors of 393,728 common shares.

●	From November 2010 through March 31, 2014, we issued an aggregate of 5,876,762 shares of common stock to accredited investors in exchange for cash, as compensation, through the exercise and/or exchange of stock purchase warrants, exercise of stock options and the conversion of debt. Cash consideration for these issuances aggregated to $2,319,000.

●	From January through March 31, 2014, we issued an aggregate of $2,865,000 in principal amount of debt evidenced by promissory notes to accredited investors. Included in that amount was $2,315,000 from three directors. We also issued warrants to these and other investors for the purchase 821,250 shares of common stock at a per-share exercise price of $3.60.

●	From April through May 2014, we issued to accredited investors an aggregate of $330,000 in principal amount of debt evidenced by promissory notes bearing interest at the per annum rate of 8%. In that same month, we also issued to accredited investors (directors) an aggregate of $500,000 in principal amount of debt evidenced by promissory notes bearing interest at the per annum rate of 10%.

●

During 2014, the Company issued 2,229,702 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 2,229,702 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were $3.0 million. Between December 31, 2014 and February 3, 2015, the Company issued (i) 9,000 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 9,000 shares of its common stock at a per-share price of $2.00 (since adjusted to $0.4816 per share) and (ii) 2,065,891 shares of Series B Convertible Preferred Stock at $1.15 per share and issued five-year warrants to purchase an aggregate of 2,065,891 shares of its common stock at a per-share price of $1.15 (since adjusted to $0.4816 per share). Net proceeds to the Company after offering costs were approximately $2.2 million, including the cancellation of $250,000 in debt held by Michael J. Hanson, one of our directors. None of the investors in these offerings were deemed affiliates of the Company, except for one of our directors, Michael J. Hanson.

●

On June 3, 2015, the Company sold an aggregate of 44,030 shares of the Company’s Series C Convertible Preferred Stock at $100.00 per share and issued five-year warrants to purchase an aggregate of 10,057,119 shares of its common stock at a per-share price of $0.4816 in a private placement. Total (cash and non-cash) gross proceeds to the Company were $4,403,000. Gross proceeds to the Company in the form of cash were $2,951,000. Gross proceeds to the Company in the form of promissory notes payable within 150 days were $950,000. These promissory notes were provided by James L. Davis and Michael J. Hanson, both of whom are directors of the Company. The Company also issued 2,000 and 3,020 shares of the Series C Convertible Preferred Stock to James L. Davis and Michael J. Hanson, respectively, in exchange for the cancellation of Company debt in the amount of $200,000 and $302,000 held by them.

In connection with the sale of convertible preferred stock as set forth above, the Company paid commissions to placement agents aggregating approximately $752,986 and sold the placement agents five-year warrants for the purchase of up to (i) 100,494 shares of common stock at $2.00 per share, (ii) 109,931 shares of common stock at $1.15 per share (73,940 shares since adjusted to $0.4816 per share), (iii) 703,997 shares of common stock at $0.4816 per share and (iv) 241,746 shares of common stock at $0.5254 per share.

●	On October 6, 2015, the Company entered into an Equity Exchange Agreement with Michael J. Hanson, one of the Company’s directors and a large shareholder of the Company, to exchange 382,809 shares of common stock previously issued to Hanson for a five year, fully vested warrant to purchase 756,618 shares of common stock at an exercise price of $1.35 per share.

II-3

●	On October 12, 2015, the Company entered into a Purchase Agreement, together with a registration rights agreement with Lincoln Park. Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right to sell to and Lincoln Park is obligated to purchase up to $10.0 million of the Company’s common stock, subject to certain limitations, from time to time, over the 36-month period commencing on the date that a registration statement, which the Company agreed to file with the SEC pursuant to the registration rights agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed. The Company may direct Lincoln Park, at its sole discretion and subject to certain conditions, to purchase up to 50,000 shares of the Company’s common stock on any business day, provided that at least one business day has passed since the most recent purchase, increasing to up to 200,000 shares, depending upon the closing sale price of the common stock (such purchases, “Regular Purchases”). However, in no event shall a Regular Purchase be more than $500,000. The Company may also direct Lincoln Park at its sole discretion and subject to certain conditions, to purchase up to an additional $100,000 of Common Stock (each, an “Additional Purchase”) on any business day, provided that at least six business days have passed since the most recent Additional Purchase was completed. The purchase price of shares of common stock related to the future funding will be based on the prevailing market prices of such shares in the time leading up to such sales. In addition, the Company may direct Lincoln Park to purchase additional amounts as Accelerated Purchases if on the date of a Regular Purchase the closing sale price of the common stock is not below the threshold price as set forth in the Purchase Agreement. The Company’s sales of shares of common stock to Lincoln Park under the Purchase Agreement are limited to no more than the number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of more than 9.99% of the then outstanding shares of the common stock. As discussed in further detail in the risk factor “We may require additional financing…”, the maximum proceeds available to the Company under the Purchase Agreement may be substantially less than $10,000,000 due to, among other factors, the beneficial ownership limitation provision of the Purchase Agreement. As consideration for entering into the Purchase Agreement, the Company issued to Lincoln Park 416,666 shares of common stock.

These offerings were made in reliance on the exemptions from registration provided by Sections 4(a)(2) and 4(a)(5) of the Securities Act of 1933, and Rule 506 of Regulation D under the Securities Act of 1933, primarily due to the fact that the sales were made to investors who represented to the Company that they were, or whom Cachet determined qualified as, “accredited investors,” as defined under Rule 501(a). In addition, each investor to whom a certificated instrument was issued received such instrument with a prominent restrictive legend thereon.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits. The exhibits listed below are filed as a part of this registration statement.

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization dated January 14, 2014, by and among the registrant, Cachet Acquisition Co., a Minnesota corporation, and Cachet Financial Solutions Inc., a Minnesota corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 21, 2014).

2.2	Amendment No. 1 to Agreement and Plan of Merger and Reorganization dated February 11, 2014 (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed on February 12, 2014).

2.3	Asset Purchase Agreement with DeviceFidelity, Inc., dated March 4, 2014 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on March 5, 2014).

3.1	Amended and Restated Certificate of Incorporation, filed with the State of Delaware on March 18, 2014, including the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred and Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred (incorporated by reference to Exhibit 3.1 to Form S-1 filed on July 21, 2015).

II-4

Exhibit No.	Description

3.2	Amended and Restated Bylaws, effective as of March 18, 2014 (incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K/A filed on February 14, 2014).

5	Opinion of Briggs and Morgan, P.A. (filed by amendment).

10.1	Loan and Security Agreement with Michaelson Capital Partners, LLC (f/k/a Imperium Special Finance Fund, LP), dated October 26, 2011, as amended on February 19, 2013 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 12, 2014).

10.2	Forbearance Agreement with Michaelson Capital Partners, LLC, dated as of December 6, 2013 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on February 12, 2014).

10.3	Loan and Security Agreement with Trooien Capital, LLC, dated December 10, 2013 (together with form of promissory note) (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on February 12, 2014).

10.4	Employment Agreement with Jeffrey C. Mack, dated February 28, 2012 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on February 12, 2014).

10.5	Employment Agreement with Brian S. Anderson, dated February 28, 2012 (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on February 12, 2014).

10.6	Employment Agreement with Christopher Ebbert, dated February 28, 2012 (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on February 12, 2014).

10.7	Employment Agreement with Lawrence C. Blaney, dated February 28, 2012 (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on February 12, 2014).

10.8	Employment Agreement with Darin P. McAreavey dated effective as of April 3, 2014 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 26, 2014).

10.9	Employment Agreement with Bruce Whitmore dated effective as of January 5, 2015 (incorporated by reference to Exhibit 10 to the Current Report on Form 8-K filed on January 7, 2015).

10.10	Form of Assignment and Assumption of Employment Agreement by and among Cachet Financial Solutions Inc., the Company and executive officers (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on February 12, 2014).

10.11	Form of Promissory Note Amendment entered into between the Company and holders of certain promissory notes as of February 11, 2014 (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed on February 12, 2014).

10.12	Cachet Financial Solutions Inc. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed on February 12, 2014).

10.13	Amendment No. 1 to Loan and Security Agreement with Michaelson Capital Partners, LLC (f/k/a Imperium Special Finance Fund L.P.), dated February 19, 2013 (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed on February 12, 2014).

10.14	2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed on February 12, 2014).

10.15	Warrant to Purchase Common Stock issued to Michaelson Partners, LLC (f/k/a) Imperium Special Finance Fund, L.P.), dated October 26, 2012 (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed on February 12, 2014).

10.16	First Amendment to Forbearance Agreement with Michaelson Capital Partners, LLC, dated effective as of March 7, 2014 (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K/A filed on March 31, 2014).

10.17	Transition Agreement with Brian S. Anderson (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 26, 2014).

10.18	Form of Subscription Agreement and Promissory Note (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 5, 2014).

10.19	Loan and Security Agreement with Michael J. Hanson, dated as of March 5, 2014 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 5, 2014).

II-5

Exhibit No.	Description

10.20	Promissory Note dated March 4, 2014 in favor of Michael J. Hanson, in original principal amount of $1,500,000 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 5, 2014).

10.21	Amendment No. 1 to Loan and Security Agreement with Trooien Capital, LLC, dated effective as of May 1, 2014 (incorporated by reference to Exhibit 10.10 to the Quarterly Report on Form 10-Q filed on May 7, 2014).

10.22	Revolving Line of Credit Note in favor of Michael J. Hanson, dated as of May 7, 2014 (incorporated by reference to Exhibit 10.11 to the Quarterly Report on Form 10-Q filed on May 7, 2014).

10.23	Unsecured Convertible Promissory Note dated May 30, 2014, issued by Cachet Financial Solutions Inc. (Minnesota) in favor of Michaelson Capital Special Finance Fund, LP (incorporated by reference to Exhibit 10.22 to Form S-1/A filed on June 2, 2014).

10.24	Letter Amendment to Promissory Notes by and among Cachet Financial Solutions Inc. (Minnesota), the Registrant and Trooien Capital, LLC, dated effective May 12, 2014 (incorporated by reference to Exhibit 10.23 to Form S-1/A filed on June 2, 2014).

10.25	Conversion Agreement with Trooien Capital, LLC, Michael J. Hanson and James L. Davis, dated June 18, 2014 (incorporated by reference to Exhibit 10.24 to Form S-1/A filed on June 23, 2014).

10.26	Form of Demand Promissory Note in principal amount of $350,000, to be issued to Michael J. Hanson, (incorporated by reference to Exhibit 10.25 to Form S-1/A filed on June 23, 2014).

10.27	Letter Agreement with James L. Davis and Michael J. Hanson dated as of June 24, 2014 (incorporated by reference to Exhibit 10.26 to Form S-1 filed on June 25, 2014).

10.28	Commitment Letter by and between the Registrant, James Davis and Michael Hanson dated July 30, 2014 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on August 6, 2014).

10.29	Securities Purchase Agreement dated as of September 19, 2014 by and among the Registrant and certain purchasers (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on September 22, 2014).

10.30	Form of Warrant to Purchase Common Stock of the Registrant to be issued to Purchasers under the Stock Purchase Agreement dated September 19, 2014 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on September 22, 2014).

10.31	Amendment to Conversion Agreement, effective December 15, 2014, by and among the Registrant, James L. Davis and Michael J. Hanson (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on December 19, 2014).

10.32	Term Note, effective December 14, 2012, made by The Margaret De Jonge Trust in favor of the Registrant (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on December 19, 2014).

10.33	Amendment to Term Note, effective December 16, 2014, by and between the Registrant and The Margaret De Jonge Trust (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed on December 19, 2014).

10.34	Form of Non-Qualified Stock Option Agreement for Directors Outside the 2014 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K filed on December 19, 2014).

10.35	Form of Non-Qualified Stock Option Agreement For Employees Outside the 2014 Stock Incentive Plan (incorporated by reference to Exhibit 99.2 of the Current Report on Form 8-K filed on December 19, 2014).

10.36	2014 Associate Stock Purchase Plan (incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q filed on November 13, 2014).

10.37	Agreement by and between Cachet Financial Solutions, Inc. and Michael Hanson dated February 3, 2015 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on February 9, 2015).

10.38	Securities Purchase Agreement dated as of February 3, 2015 by and among Cachet Financial Solutions, Inc. and certain purchasers (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on February 4, 2015).

10.39	Addendum #1 to Commitment Letter between Cachet Financial Solutions, Inc., Jim Davis and Mike Hanson effective February 16, 2015 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on February 18, 2015).

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Exhibit No.	Description

10.40	Securities Purchase Agreement dated as of June 3, 2015, by and among Cachet Financial Solutions, Inc. and certain purchasers, including the Form of Warrant to Purchase Common Stock (included as Exhibit B to the Securities Purchase Agreement) (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on June 5, 2015).

10.41	Amendment #2 to Term Note effective May 4, 2015 by and among Cachet Financial Solutions Inc. and The Margaret De Jonge Trust (incorporated by reference to Exhibit 10.5 of the Quarterly Report on Form 10-Q filed on May 15, 2015).

10.42	Amendment to Letter Agreement dated as of July 31, 2015, by and between the Company and Michael J. Hanson (incorporated by referenced to Exhibit 10.3 of the Quarterly Report on Form 10-Q filed on August 12, 2015).

10.43	Equity Exchange Agreement, effective October 6, 2015, by and between the Company and Michael J. Hanson (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on October 8, 2015).

10.44	Common Stock Purchase Agreement, dated October 12, 2015 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on October 14, 2015).

10.45	Registration Rights Agreement, dated October 12, 2015 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on October 14, 2015).

21	List of subsidiaries (incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K filed on April 14, 2015).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Briggs and Morgan, P.A. (included within Exhibit 5) (filed by amendment).

24	Power of Attorney (filed herewith).

101.INS	XBRL Instance Document (filed herewith).

101.SCH	XBRL Taxonomy Extension Schema Document (filed herewith).

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document (filed herewith).

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document (filed herewith).

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document (filed herewith).

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document (filed herewith).

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of Title 17 of the Code of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 30, 2015.

Cachet Financial Solutions, Inc.

By:	/s/ Jeffrey C. Mack
Jeffrey C. Mack
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jeffrey C. Mack and Darin P. McAreavey, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of October 30, 2015, by the following persons in the capacities indicated below.

Name	Title

/s/ Jeffrey C. Mack	Director (Chairman), Chief Executive Officer and President
Jeffrey C. Mack	(Principal Executive Officer)

/s/ Darin P. McAreavey	Chief Financial Officer and Executive Vice President
Darin P. McAreavey	(Principal Financial and Accounting Officer)

/s/ James L. Davis	Director
James L. Davis

/s/ Michael J. Hanson	Director
Michael J. Hanson

/s/ Rod Jardine	Director
Rod Jardine

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